  As filed with the Securities and Exchange Commission on September 17, 1998
                                                      Registration No. 333-_____

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                          ___________________________

                          FIRST SOURCE BANCORP, INC.
  (exact name of registrant as specified in its certificate of incorporation)
                                   DELAWARE
        (state or other jurisdiction of incorporation or organization)
                               BEING APPLIED FOR
                       (IRS Employer Identification No.)
                                     6036
           (Primary Standard Industrial Classification Code Number)
                         1000 WOODBRIDGE CENTER DRIVE
                         WOODBRIDGE, NEW JERSEY 07095
                                (732) 726-9700
              (Address, including zip code, and telephone number,
       including area code, of registrants' principal executive offices)

                           __________________________
                               JOHN P. MULKERIN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         1000 WOODBRIDGE CENTER DRIVE
                         WOODBRIDGE, NEW JERSEY 07095
                                (732) 726-9700

           (Name, address, including zip code, and telephone number, including area code, of agent for service)


           Copies to:                               Copies to:
 JOSEPH G. PASSAIC, JR., ESQUIRE            SAMUEL J. MALIZIA, ESQUIRE
    PHILIP G. FEIGEN, ESQUIRE            MALIZIA, SPIDI, SLOAN & FISCH, P.C.
   MICHELE J. BIANCO, ESQUIRE                   ONE FRANKLIN SQUARE
        PATTON BOGGS LLP                        1301 K STREET, N.W.
       2550 M STREET, N.W.                        SUITE 700 EAST
     WASHINGTON, D.C. 20037                   WASHINGTON, D.C.  20005
         (202) 457-6000                            (202) 434-4660

                           __________________________
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                                                 ---

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                         ---

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same
offering.   /  /
            ---

     If delivery of the Prospectus is expected to be made pursuant to Rule 434,
please check the following box.   /  /
                                  ---

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                       PROPOSED           PROPOSED
                                                                        MAXIMUM            MAXIMUM
          TITLE OF EACH CLASS OF                      AMOUNT TO     OFFERING PRICE        AGGREGATE        REGISTRATION
       SECURITIES TO BE REGISTERED                  BE REGISTERED     PER UNIT(1)     OFFERING PRICE(1)       FEE(1)
Common Stock, Par Value $0.01 per share...........     13,625,152           $6.01        $81,819,038          $24,137
=======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices for shares of Common Stock of Pulse Bancorp, Inc. ("Pulse") reported on the Nasdaq Stock Market on September 10, 1998, and the maximum number of such shares (3,406,288) that may be exchanged for the securities being registered. The proposed maximum offering price per share has been determined by dividing the portion of the proposed maximum aggregate offering price by the number of shares being registered.


THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                          FIRST SOURCE BANCORP, INC.

CROSS-REFERENCE SHEET BETWEEN ITEMS IN FORM S-4 AND PROSPECTUS PURSUANT TO ITEM
                           501(B) OF REGULATION S-K

 ITEM NO.                     FORM S-4 CAPTION                                      HEADING IN PROSPECTUS
----------  ----------------------------------------------------    --------------------------------------------------------
            A. INFORMATION ABOUT THE TRANSACTION
Item 1.     Forepart of Registration Statement and Outside
            Front Cover Page of Prospectus......................    Cover Page of Registration Statement; Cross Reference
                                                                    Sheet; Outside Front Cover Page of Prospectus
Item 2.     Inside Front and Outside Back Cover Pages of
            Prospectus..........................................    Inside Front Cover Page of Prospectus; Table of Contents;
                                                                    Available Information; Incorporation of Certain Documents
                                                                    by Reference
Item 3.     Risk Factors; Ratio of Earnings to Fixed Charges
            and Other Information...............................    Summary; The Meetings; The Merger

Item 4.     Terms of the Transaction............................    Summary; The Merger; Certain Related Transactions;
                                                                    Description of First Source Capital Stock; Comparison of
                                                                    Stockholder Rights
Item 5.     Pro Forma Financial Information.....................    Summary; Unaudited Pro Forma Combined Selected
                                                                    Financial Data; Unaudited pro Forma Condensed
                                                                    Combined Financial Statements
Item 6.     Material Contracts with the Company Being
            Acquired............................................    Summary; The Merger; Certain Related Transactions
Item 7.     Additional Information Required for Reoffering by
            Persons and Parties Deemed to be Underwriters.......    *
Item 8.     Interests of Named Experts and Counsel..............    *
Item 9.     Disclosure of Commission Position of
            Indemnification for Securities Act Liabilities......    *

            B. INFORMATION ABOUT THE REGISTRANT
Item 10.    Information with Respect to S-3 Registrants.........    Available Information; Incorporation of Certain Documents
                                                                    by Reference; Summary; The Merger; Unaudited Pro
                                                                    Forma Combined Selected Financial Data; Unaudited Pro
                                                                    Forma Condensed Combined Financial Information
Item 11.    Incorporation of Certain Information by
            Reference...........................................    Incorporation of Certain Documents by Reference
Item 12.    Information with Respect to S-2 or S-3
            Registrants.........................................    *
Item 13.    Incorporation of Certain Information by
            Reference...........................................    *
Item 14.    Information with Respect to Registrants Other than
            S-2 or S-3 Registrants..............................    *

            C. INFORMATION ABOUT THE COMPANY
            BEING ACQUIRED
Item 15.    Information with Respect to S-3 Companies...........    Available Information; Incorporation of Certain Documents
                                                                    by Reference; Summary
Item 16.    Information with Respect to S-2 or S-3
            Companies...........................................    *
Item 17.    Information with Respect to Companies Other than
            S-2 or S-3 Companies................................    *

            D. VOTING AND MANAGEMENT
            INFORMATION
Item 18.    Information if Proxies, Consents or Authorizations
            Are to be Solicited.................................    Summary; The Meetings; The Merger

Item 19.    Information if Proxies, Consents or Authorizations
            Are Not to be Solicited in an Exchange Offer........    *

__________________________
*    Omitted because inapplicable or answer is in the negative.

                           [FIRST SOURCE LETTERHEAD]

Dear First Source Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of First Source Bancorp, Inc. ("First Source") which will be held on [___________, , 1998] at _____ a.m., local time, at the _________________ (the "Special
Meeting"). At this meeting, you will be asked to consider and vote upon (i) a proposal to approve an Agreement and Plan of Merger, dated July 9, 1998 (the "Merger Agreement"), pursuant to which Pulse Bancorp, Inc. ("Pulse") will be merged with and into First Source and the stockholders of Pulse will become stockholders of First Source (ii) a proposal to approve and adopt the First Source Bancorp, Inc. 1998 Stock-Based Incentive Plan (the "Incentive Plan") and
(iii) a proposal to approve and adopt an amendment to the First Source Certificate of Incorporation to change the name of the company to _________ (the "Corporate Name Amendment").

     Your shares of First Source Common Stock will be unaffected by the merger. Upon consummation of the merger, Pulse's former stockholders will own approximately 25.5% of First Source's outstanding common stock.

     The proposed merger has been unanimously approved by the Board of Directors of each company. Your Board of Directors believes that the merger will provide significant value to First Source's stockholders by extending the markets served by First Source and allowing First Source to provide a broader array of services to Pulse's customers. Your Board has determined that the merger is in the best interests of First Source and its stockholders and unanimously recommends that you vote FOR approval of the Merger Agreement. The investment banking firm of Ryan, Beck & Co. has issued a written opinion to your Board of Directors that, as of the date of such opinion, the aggregate consideration to be paid by First Source in the merger was fair to First Source and its stockholders from a financial point of view. The written opinion of Ryan, Beck & Co. is reproduced in full as Annex D to the accompanying Joint Proxy Statement/Prospectus, and First Source's stockholders are urged to read carefully such opinion in its entirety.

     Consummation of the merger is subject to certain conditions, including the approval of the Merger Agreement by the holders of a majority of the shares of each of First Source's and Pulse's common stock and the approval of the merger by various regulatory agencies.

     The Incentive Plan has been unanimously approved by the Board of Directors of First Source. The Board of Directors has determined that the Incentive Plan is in the best interest of First Source as it will help attract and retain qualified personnel in key positions, provide such personnel with a proprietary interest in First Source as an incentive to contribute to the success of First Source, continue to promote the attention of management to other stockholder's concerns and reward employees for outstanding performance. A copy of the Incentive Plan is attached as Annex E.

     The Corporate Name Amendment has been unanimously approved by the Board of Directors of First Source. The Board of Directors believes it is in the best interest of the company to change its name to _________. A copy of the Corporate Name Amendment is attached as Annex F.

     Specific information regarding the Special Meeting is contained in the enclosed Notice of Special Meeting and Joint Proxy Statement/Prospectus. Please read these materials carefully.

     It is very important that your shares are represented at the Special Meeting, whether or not you plan to attend in person. A failure to vote for approval of the Merger Agreement or any of the other matters presented will have the same effect as a vote against the Merger Agreement or such other matter. Therefore, I urge you to execute, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to assure that your shares will be voted at the Special Meeting.

     On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR approval of the Merger Agreement, the Incentive Plan and the Corporate Name Amendment.

                                        Sincerely,





                                        John P. Mulkerin
                                        President and Chief
                                        Executive Officer


                    THE BOARD OF DIRECTORS RECOMMENDS THAT
                          YOU VOTE FOR THE PROPOSALS
                 TO APPROVE AND ADOPT THE MERGER AGREEMENT,
                  TO APPROVE AND ADOPT THE INCENTIVE PLAN, AND
               TO APPROVE AND ADOPT THE CORPORATE NAME AMENDMENT.
               PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY
            AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                          FIRST SOURCE BANCORP, INC.
                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON [       ,1998]

To the Stockholders of
First Source Bancorp, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of First Source Bancorp, Inc. ("First Source") will be held at the ___________ on [________, , 199], at __________.m. local time (the "Special Meeting"), for the following purposes, all of which are more fully described in the accompanying Joint Proxy Statement/Prospectus:

     1. To Consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 9, 1998 (the "Merger Agreement"), between First Source and Pulse Bancorp, Inc. ("Pulse"), and the consummation of the transactions contemplated thereby, including the merger of Pulse with and into First Source and the issuance of First Source common stock to the holders of Pulse common stock. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus.

     2. To consider and vote upon a proposal to approve and adopt First Source's 1998 Stock-Based Incentive Plan (the "Incentive Plan").

     3. To consider and vote upon a proposal to approve and adopt an amendment to the First Source Certificate of Incorporation to change the name of the company to __________(the "Corporate Name Amendment").

     4. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The First Source Board of Directors has fixed the close of business on
[     ,1998] as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting. A list of First Source stockholders entitled to vote at the Special Meeting will be available for examination for any purpose germane to the Special Meeting, during ordinary business hours, at the principal executive offices of First Source, located at First Source Bancorp, Inc., 1000 Woodbridge Center Drive. Woodbridge, New Jersey, for 10 days prior to the Special Meeting.

     The common stock, par value $0.01 per share, of First Source is the only security of First Source whose holders are entitled to vote upon the proposals to be presented at the Special Meeting.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EACH STOCKHOLDER, EVEN THOUGH HE OR SHE NOW PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING OR AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

                                    BY ORDER OF THE BOARD OF DIRECTORS,


                                    CHRISTOPHER MARTIN
                                    SECRETARY

_________, 1998

                     THE BOARD OF DIRECTORS RECOMMENDS THAT
                           YOU VOTE FOR THE PROPOSALS
                 TO APPROVE AND ADOPT THE MERGER AGREEMENT, TO
                  APPROVE AND ADOPT THE INCENTIVE PLAN, AND TO
                APPROVE AND ADOPT THE CORPORATE NAME AMENDMENT.
               PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY
                      AND MAIL IT PROMPTLY IN THE ENCLOSED
                         POSTAGE-PAID RETURN ENVELOPE.

                        [Pulse Bancorp, Inc. Letterhead]



[_______________, 1998]

Dear Fellow Stockholder:

     On behalf of the Board of Directors and management of Pulse Bancorp, Inc. ("Pulse"), I cordially invite you to attend a special meeting of stockholders to be held at the Forsgate Country Club, Forsgate Drive, Jamesburg, New Jersey, on ____________, 1998, at 10:00 a.m. The attached Notice of the Meeting of the Stockholders and Joint Proxy Statement/Prospectus describe the formal business to be transacted at the meeting.

     At this important meeting, stockholders will be asked to approve a merger agreement between First Source Bancorp, Inc. ("First Source") and Pulse, pursuant to which Pulse will merge with and into First Source, with First Source as the surviving corporation, and First Source will issue shares of its common stock to shareholders of Pulse. The terms of the merger, including the method for determining the amount of First Source common stock to be issued as well as other important information relating to First Source and the combined company, are contained in the accompanying Joint Proxy Statement/Prospectus. Please give this document your careful attention.

     The Board of Directors of Pulse has carefully reviewed and considered the terms and conditions of the merger agreement. THE BOARD OF DIRECTORS OF PULSE HAS CONCLUDED THAT THE MERGER AGREEMENT AND THE PROPOSED MERGER ARE IN THE BEST INTEREST OF STOCKHOLDERS OF PULSE, AND UNANIMOUSLY RECOMMENDS THAT PULSE STOCKHOLDERS VOTE "FOR" THE MERGER AGREEMENT. THE INVESTMENT BANKING FIRM OF SANDLER O'NEILL & PARTNERS, L.P. HAS ISSUED A WRITTEN OPINION THAT THE CONSIDERATION TO BE PAID TO PULSE STOCKHOLDERS IS FAIR FROM A FINANCIAL POINT OF VIEW, AND THE OPINION IS ATTACHED AS ANNEX C OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

     I encourage you to attend the meeting in person. Whether or not you do, please read the Joint Proxy Statement/Prospectus and then complete, sign and date the proxy card and return it in the enclosed postage-paid envelope. This will save the Pulse additional expense in soliciting proxies and will ensure that your shares are represented. You may vote in person at the meeting even if you have previously returned the proxy. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote in person at the meeting.

     Thank you for your prompt attention to this important matter.

                                    Sincerely,



                                    George T. Hornyak, Jr.
                                    President and Chief
                                    Executive Officer

                              PULSE BANCORP, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON [                ], 1998

     The special meeting of stockholders (the "Meeting") of Pulse Bancorp, Inc. (the "Company" or "Pulse"), will be held at the Forsgate Country Club, Forsgate
Drive, Jamesburg, New Jersey, on [            ], 1998, at 10:00 a.m.

     A proxy card and a Joint Proxy Statement/Prospectus for the Meeting are enclosed. The Meeting is for the purpose of considering and acting upon:

     1. The approval of the Agreement and Plan of Merger, dated as of July 9, 1998, by and between First Source Bancorp, Inc. ("First Source") and Pulse, pursuant to which Pulse will merge with and into First Source, as more fully described in the accompanying Joint Proxy
          Statement/Prospectus; and

such other matters as may properly come before the Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the Meeting. Action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the
close of business on [     ], 1998 are the stockholders entitled to vote at the
Meeting, and any adjournments or postponements thereof.

     You are requested to complete and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              NANCY M. JANOSKO
                              SECRETARY
South River, New Jersey
[               ], 1998



IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE PULSE THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS
 ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED
                                    STATES.

                           FIRST SOURCE BANCORP, INC.
                              PULSE BANCORP, INC.
                             JOINT PROXY STATEMENT
                           __________________________
                           FIRST SOURCE BANCORP, INC.
                                   PROSPECTUS
                           __________________________

                     ______________ SHARES OF COMMON STOCK

     This Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") is being furnished to stockholders of Pulse Bancorp, Inc. ("Pulse") in connection with the solicitation of proxies by the Board of Directors of Pulse for use at a special meeting of stockholders of Pulse (including any adjournments or postponements thereof) to be held on [ , 1998] (the "Pulse Meeting"). At the Pulse Meeting, Pulse's stockholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 9, 1998 (the "Merger Agreement"), between First Source Bancorp, Inc. ("First Source") and Pulse, and the consummation of the transactions contemplated thereby. Pursuant to the Merger Agreement, First Source will acquire Pulse by means of a merger (the "Merger") of Pulse with and into First Source.

     This Joint Proxy Statement/Prospectus is also being furnished to stockholders of First Source in connection with the solicitation of proxies by First Source's Board of Directors for use at a special meeting of stockholders of First Source (including any adjournments or postponements thereof) to be held
on [           , 1998] (the "First Source Meeting," and together with the Pulse
Meeting, the "Special Meetings"). At the First Source Meeting, First Source's stockholders will consider and vote upon proposals to (i) approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby
(ii) approve and adopt the First Source 1998 Stock-Based Incentive Plan (the "Incentive Plan") and (iii) approve and adopt an amendment to the First Source Certificate of Incorporation to change the company's name to ____________ (the "Corporate Name Amendment").

     The Merger Agreement is attached as Annex A hereto and is incorporated herein by reference. The Incentive Plan is attached as Annex E hereto and is incorporated herein by reference. The amendment to the First Source Certificate of Incorporation to change the company's name to __________ is attached as Annex F and is incorporated herein by reference.

     This Joint Proxy Statement/Prospectus also constitutes a prospectus of First Source with respect to up to ____________ shares of common stock, par value $0.01 per share, of First Source ("First Source Common Stock") issuable to approximately _______ holders of common stock, par value $1.00 per share, of Pulse ("Pulse Common Stock") in the Merger. Upon consummation of the Merger, each outstanding share of Pulse Common Stock will, with certain exceptions, be converted into and exchangeable for a number of shares of First Source Common Stock based upon the exchange ratio as set forth in the Merger Agreement ("Exchange Ratio"). Subject to certain qualifications, the Exchange Ratio will be as follows: (i) subject to certain provisions of the Merger Agreement, if the Average Closing Price of First Source Common Stock is equal to or greater than $11.50, the Exchange Ratio shall be equal to 3.2; (ii) if the Average Closing Price is $10.00 or greater but less than $11.50, the Exchange Ratio shall be 3.2; (iii) if the Average Closing Price is greater than $8.50 but less than $10.00 the Exchange Ratio shall equal $32.00 divided by the Average Closing Price; or (iv) subject to certain provisions of the Merger Agreement, if the Average Closing Price is equal to or less than $8.50, the Exchange Ratio shall be 3.764.

     Pulse has the right to terminate the Merger Agreement if the Average Closing Price of First Source is less than $8.50 per share, unless First Source provides notice pursuant to the Merger Agreement that it wants to proceed with the Merger, in which event First Source will exchange $32.00 of First Source Common Stock for each share of Pulse common stock.

     First Source has the right to terminate the Merger Agreement if the Average Closing Price of First Source is greater than $11.50 per share, unless Pulse provides notice pursuant to the Agreement that it wants to proceed with the

Merger, in which event First Source will exchange $36.80 of First Source Common Stock for each share of Pulse common stock.

     The Average Closing Price is defined as the average closing sales price of First Source Common Stock on The Nasdaq Stock Market for the 10 consecutive trading days ending on the fifth business day (the "Valuation Date") prior to the date on which the later of approval of First Source's stockholders, Pulse's stockholders, or the date the last required regulatory approval for the Merger and the other transactions contemplated by the Merger Agreement is obtained, without regard to any requisite waiting periods in respect thereof. Under the terms of the Merger Agreement, cash will be paid in lieu of the issuance of fractional shares of First Source Common Stock.

     This Joint Proxy Statement/Prospectus does not cover any resales of the First Source Common Stock offered hereby to be received by the stockholders deemed to be affiliates of First Source or Pulse upon consummation of the Merger. No person is authorized to make use of this Joint Proxy Statement/Prospectus in connection with such resales, although such securities may be traded without the use of this Joint Proxy Statement/Prospectus by those stockholders of Pulse not deemed to be affiliates of First Source or Pulse.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ___________________

     THE SHARES OF FIRST SOURCE COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                              ___________________

     This Joint Proxy Statement/Prospectus, the accompanying notice and the accompanying forms of proxy are first being mailed to stockholders of First Source and Pulse on for about_________________, 1998.

No persons have been authorized to give any information or to make any representations other than those contained in this Joint Proxy Statement/Prospectus or incorporated by reference herein in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by First Source or Pulse. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of First Source or Pulse since the date of this Joint Proxy Statement/Prospectus or that the information herein or the documents or reports incorporated by reference herein is correct as of any time subsequent to such date. All information contained in this Joint Proxy Statement/Prospectus relating to First Source and its subsidiary has been supplied by First Source and all information contained in this Joint Proxy Statement/Prospectus relating to Pulse and its subsidiaries has been supplied by Pulse.

     THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING INFORMATION REGARDING THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR FIRST SOURCE AND PULSE AND THE PRO FORMA INFORMATION REGARDING THE COMBINED COMPANIES. THIS INFORMATION IS SUBJECT TO NUMEROUS ASSUMPTIONS, RISKS AND UNCERTAINTIES. THE INFORMATION FOR FUTURE PERIODS IS SUBJECT TO GREATER UNCERTAINTY BECAUSE OF THE INCREASED LIKELIHOOD OF CHANGES IN THE UNDERLYING

FACTORS AND ASSUMPTIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE FORWARD-LOOKING INFORMATION PRESENTED HEREIN.

     THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING INFORMATION CONTAINED HEREIN INCLUDE THE FOLLOWING: PRICING PRESSURES ON LOAN AND DEPOSIT PRODUCTS, ACTIONS OF COMPETITORS, CHANGES IN ECONOMIC CONDITIONS, THE EXTENT AND TIMING OF ACTIONS OF THE FEDERAL RESERVE BOARD AS TO INTEREST RATES, CONTINUED CONSUMER DISINTERMEDIATION, CUSTOMERS' ACCEPTANCE OF PRODUCTS AND SERVICES, THE EXTENT AND TIMING OF LEGISLATIVE AND REGULATORY ACTIONS AND CHANGES, AND THE ABILITY OF FIRST SOURCE TO REALIZE THE BENEFITS OF ITS INTEGRATION OF THE OPERATIONS OF PULSE.

     THE FORWARD-LOOKING INFORMATION CONTAINED HEREIN SPEAKS ONLY AS OF THE DATE OF THIS PRESENTATION. THE COMPANIES ASSUME NO DUTY TO UPDATE THE INFORMATION CONTAINED HEREIN TO REFLECT CHANGING OR UNANTICIPATED EVENTS OR CIRCUMSTANCES.

 The date of this Joint Proxy Statement/Prospectus is [                 , 1998]

                               TABLE OF CONTENTS

AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SUMMARY
MARKET PRICES AND DIVIDEND INFORMATION
UNAUDITED SELECTED FINANCIAL DATA
UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA
THE MEETINGS
Pulse Meeting
First Source Meeting
THE MERGER
General
Exchange Ratio
Background of the Merger
Recommendations of the Boards of Directors; Reasons for the Merger
Opinions of Financial Advisors
Interests of Certain Persons in the Merger
Employee Matters
Effective Time
Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares Conditions to the Merger
Regulatory Approvals Required for the Merger
Conduct of Business Pending the Merger
Waiver and Amendment; Termination
No Solicitation of Transactions
Resales of First Source Common Stock Received in the Merger
Stock Exchange Listing
Anticipated Accounting Treatment
Certain Federal Income Tax Consequences of the Merger
No Appraisal Rights
Consolidation of Operations; Projected Cost Savings
Merger and Restructuring Charges
CERTAIN RELATED TRANSACTIONS
Stock Option Agreement; Termination Fee
Subsidiary Bank Merger Agreement
DESCRIPTION OF FIRST SOURCE CAPITAL STOCK
COMPARISON OF STOCKHOLDER RIGHTS
FIRST SOURCE BANCORP, INC. 1998 STOCK-BASED INCENTIVE PLAN
AMENDMENT TO THE FIRST SOURCE BANCORP, INC. CERTIFICATE OF INCORPORATION UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
LEGAL MATTERS
EXPERTS
STOCKHOLDER PROPOSALS
Annex A  AGREEMENT AND PLAN OF MERGER
Annex B  STOCK OPTION AGREEMENT
Annex C  OPINION OF SANDLER O'NEILL & PARTNERS, L.P.
Annex D  OPINION OF RYAN BECK & CO.
Annex E  FIRST SOURCE BANCORP, INC. 1998 STOCK-BASED INCENTIVE PLAN
Annex F  AMENDMENT TO THE FIRST SOURCE BANCORP, INC. CERTIFICATE OF
         INCORPORATION

                             AVAILABLE INFORMATION

     First Source and Pulse are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by First Source and Pulse with the Commission can be inspected and copied at the public reference facilities maintained by the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained by mail from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. If available, such reports and other information may also be accessed through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") via electronic means, including the Commission's web site on the Internet (http://www.sec.gov). In addition, material filed by First Source and Pulse can be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     First Source has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of First Source Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be inspected and copied as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by First Source (File No. 000-23809) and Pulse (File No. 000-18764) are incorporated by reference in this Joint Proxy Statement/Prospectus:

     1. First Source's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 First Source Form 10-K").

     2. First Source's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

     3.   First Source's Current Reports on Form 8-K, dated July 17, 1998.

     4. The description of First Source Common Stock set forth in First Source's Registration Statement filed on Form 8-A, dated February 13, 1998, and any amendments or updates thereto.

     5. Pulse's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (the "1997 Pulse Form 10-K").

     6. Pulse's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1997, March 31, 1998 and June 30, 1998.

     7.   Pulse's Current Report on Form 8-K dated July 9, 1998.

     8. The description of Pulse Common Stock set forth in Pulse's Registration Statement filed on Form S-4 (File No. 33-23154) dated November 17, 1989, and any amendments or updates thereto, and on Form 8-K dated June 4, 1990.

     10. The portions of Pulse's Proxy Statement for the Annual Meeting of Stockholders held on January 22, 1998 that have been incorporated by reference in the 1997 Pulse Form 10-K.

     All documents and reports filed by First Source or Pulse pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document or report which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO FIRST SOURCE, TO FIRST SOURCE BANCORP, INC., 1000 WOODBRIDGE CENTER DRIVE, WOODBRIDGE, NEW JERSEY 07095, ATTENTION: CHRISTOPHER MARTIN, CORPORATE SECRETARY, TELEPHONE NUMBER
(732) 726-9700, AND IN THE CASE OF DOCUMENTS RELATING TO PULSE, TO PULSE BANCORP, INC., 6 JACKSON STREET, P.O. BOX 193, SOUTH RIVER, NJ 08882, ATTENTION:
NANCY M. JANOSKO, SECRETARY, TELEPHONE NUMBER (732) 257-2400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE RECEIVED BY
________________________________________.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. As this summary is necessarily incomplete, reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Joint Proxy Statement/Prospectus and the Annexes hereto. First Source and Pulse stockholders are urged to read this Joint Proxy Statement/Prospectus and the Annexes hereto in their entirety. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus.

PARTIES TO THE MERGER

     Pulse. Pulse Bancorp, Inc. ("Pulse") is the holding company for Pulse Savings Bank ("Pulse Bank"). Pulse is incorporated under the laws of the State of New Jersey. At June 30, 1998, Pulse had total assets, deposits and stockholders' equity of approximately $544.1 million, $434.6 million, and $45.9 million, respectively.

     The principal activity of Pulse is its oversight of Pulse Bank. Pulse Bank is a New Jersey-chartered savings bank. Pulse Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") under the Savings Association Insurance Fund ("SAIF").

     Pulse Bank conducts its business through five offices located in South River, South Amboy, Monroe Township, East Brunswick, and Lawrenceville, New Jersey. An additional branch office is expected to open in Monroe Township by the end of 1998. The Bank's executive offices are located at 6 Jackson Street, South River, New Jersey 08882, and its telephone number is (732) 257-2400.

     The principal business of Pulse Bank is the acceptance of deposits from the general public and the origination of mortgage loans obtained for the purpose of constructing, financing or refinancing one-to four-family dwellings and other improved residential and commercial real estate. In addition, Pulse Bank purchases investment and mortgage-backed securities. Its income is derived largely from interest income on interest-earning assets such as loans, mortgage-backed securities and investments. Its principal expenses are interest paid on deposits, borrowings and operating expenses.

     For additional information regarding Pulse, reference is made to the 1997 Pulse 10-K and to Pulse's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, which are incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     First Source. First Source is a Delaware Corporation, incorporated in 1997, which acquired all of the stock of First Savings Bank, SLA ("First Savings") upon First Savings' conversion and reorganization from a mutual holding company ownership format to a stock holding company format. The conversion and reorganization was completed in April 1998 (the "1998 Conversion and Reorganization").

     First Savings is a New Jersey-chartered capital stock savings and loan association headquartered in Woodbridge, New Jersey. First Savings has operated in its present market area since 1901. Until 1992, First Savings operated in the mutual form of organization. In July 1992, First Savings reorganized to become a federally-chartered mutual holding company, First Savings Bancshares, MHC (the "Mutual Holding Company"), and simultaneously formed a newly-chartered New Jersey stock-savings association, First Savings Bank, SLA, as a majority-owned subsidiary of the Mutual Holding Company (the "1992 MHC Reorganization"). The Mutual Holding Company transferred substantially all of its assets (except $1.0 million in cash) and all its liabilities to the newly organized association in exchange for 1,660,000 shares of First Savings Common Stock. Concurrently with the 1992 MHC Reorganization, First Savings sold one million shares of its common stock to the general public at $10 per share, resulting in net proceeds of $9.2 million. Upon completion of the 1992 MHC Reorganization, 62.4% of the First Savings Common Stock outstanding was held by the Mutual Holding Company. Subsequently, First Savings completed a Secondary Stock

Offering of 600,000 shares of common stock at $13.00 per share on July 11, 1995, which resulted in a decrease in the Mutual Holding Company's ownership interest from 62.4% to 52.5%. By October 31, 1997, the Mutual Holding Company's ownership interest had decreased to 51.6% due to the exercise of stock options by public stockholders. In connection with the 1998 Conversion and Reorganization, First Savings became the wholly-owned subsidiary of First Source, and the Mutual Holding Company was dissolved.

     First Savings' deposits are insured by the FDIC under the SAIF. First Savings has been a member of the Federal Home Loan Bank System ("FHLB") System since 1945.

     First Savings is a community-oriented institution that offers traditional deposit and loan products. It operates 17 full service offices in its market area of Middlesex, Monmouth and Union Counties in New Jersey. First Savings' principal business has been, and continues to be, attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in single-family residential mortgage loans, real estate construction loans, commercial real estate loans and home equity loans and lines of credit. First Savings also invests in U.S. Government and federal agency securities and other marketable securities. First Savings' revenues are derived principally from interest on its mortgage loan and mortgage-backed securities portfolios, and revenues are derived principally from interest on its mortgage loan and mortgage-backed securities portfolios, and interest and dividends on its investment securities.

     At June 30, 1998, First Source had assets of $1.2 billion, deposits of $807.6 million and stockholders' equity of $259.3 million. The principal executive offices of First Source are located at 1000 Woodbridge Center Drive, Woodbridge, New Jersey 07095 and its telephone number is (732) 726-9700.

     For more information about First Source, reference is made to the 1997 First Source Form 10-K and to First Source's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 which are incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

THE MEETINGS

     Pulse. The Pulse Meeting will be held at ________.m. on [           , 1998]
at the Forsgate Country Club, Forsgate Drive, Jamesburg, New Jersey. The purpose of the Pulse Meeting is to consider and vote upon (i) a proposal to approve the Merger Agreement and the consummation of the transactions contemplated thereby, and (ii) such other matters as may properly be brought before the meeting and any adjournments or postponements thereof.

     Only holders of record of Pulse Common Stock at the close of business on [
        , 1998] (the "Pulse Record Date") will be entitled to vote at the Pulse Meeting. The affirmative vote of a majority of the outstanding shares of Pulse Common Stock entitled to vote on such date is required to approve the Merger Agreement. As of the Pulse Record Date, there were 3,140,300 shares of Pulse Common Stock outstanding and entitled to be voted at the Pulse Meeting.

     The directors and executive officers of Pulse and their affiliates
beneficially owned, as of         , 1998, 453,821 shares, or approximately 14.5%
of the outstanding shares, of Pulse Common Stock entitled to vote at the Pulse Meeting and all such persons have indicated a present intent to vote their shares in favor of the Merger. As of the Pulse Record Date, neither First Source and its subsidiaries, nor the directors and executive officers of First Source, beneficially owned any outstanding shares of Pulse Common Stock. See "THE MEETINGS -- Pulse Meeting -- General."

     First Source. The First Source Meeting will be held at __________.m. on [________________, ________________, 1998] at the _____________________________.
The purpose of the First Source Meeting is to consider and vote upon (i) a proposal to approve the Merger Agreement and the consummation of the transactions contemplated thereby; (ii) a proposal to approve and adopt the First Source Incentive Plan; (iii) a proposal to approve and adopt the Corporate Name

Amendment; and (iv) such other matters as may properly be brought before the meeting and any adjournments or postponements thereof.

     Only holders of record of First Source Common Stock at the close of
business on [       , 1998] (the "First Source Record Date") will be entitled to vote at the First Source Meeting. The affirmative vote of the holders of a majority of the outstanding shares of First Source Common Stock entitled to vote on such date is required to approve the Merger Agreement, the Incentive Plan and the Corporate Name Amendment. As of the First Source Record Date, there were ____ shares of First Source Common Stock outstanding and entitled to be voted as the First Source Meeting.

     The directors and executive officers of First Source and their affiliates
beneficially owned, as of     , 1998, [3,517,722] shares, or approximately     %
of the outstanding shares, of First Source Common Stock entitled to vote at the First Source Meeting and all such persons have indicated a present intent to vote their shares in favor of the Merger. As of the First Source Record Date, Pulse, including the directors and executive officers of Pulse, beneficially owned approximately ______ shares of First Source Common Stock. See "THE MEETINGS -- First Source Meeting -- General."

RECOMMENDATIONS OF BOARDS OF DIRECTORS

     Pulse. The Pulse Board of Directors (the "Pulse Board") has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, Pulse and its stockholders. The Pulse Board therefore unanimously recommends that Pulse's stockholders vote FOR approval of the Merger Agreement. See "THE MEETINGS --Pulse Meeting -- Recommendation of the Board of Directors" and "THE MERGER -- Background of the Merger" and "-- Recommendation of the Boards of Directors; Reasons for the Merger."

     First Source. The First Source Board of Directors (the "First Source Board") has unanimously approved the Merger Agreement and has determined that the merger is fair to, and in the best interests of, First Source and its stockholders. The First Source Board recommends unanimously that First Source's stockholders vote FOR approval of the Merger Agreement. See "THE MEETINGS -- First Source Meeting -- Recommendation of the Board of Directors" and "THE MERGER -- Background of the Merger" and "-- Recommendation of the Boards of Directors; Reasons for the Merger".

EFFECT OF THE MERGER AND THE SUBSIDIARY BANK MERGER

     Pursuant to the Merger Agreement, at the Effective Time (as defined below), Pulse will be merged with and into First Source, and Pulse stockholders will become stockholders of First Source. See "THE MERGER -- General."

     Immediately following the consummation of the Merger, Pulse Savings Bank ("Pulse Bank") will merge with and into First Savings (the "Subsidiary Bank Merger"). First Savings will continue as a New Jersey chartered savings and loan association and a wholly owned subsidiary of First Source for the foreseeable future. See "THE MERGER -- General" and "CERTAIN RELATED TRANSACTIONS -- Subsidiary Bank Merger Agreement."

EFFECTIVE TIME

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with applicable law or on such later date as the certificate may specify (the "Effective Time"). The certificate will be filed on the first day which is (i) the last business day of a month and (ii) at least two business days after satisfaction or waiver of the latest to occur of certain conditions to the Merger specified in the Merger Agreement, unless another date is agreed to by First Source and Pulse. See "THE MERGER -- Effective time."

EXCHANGE RATIO

     At the Effective Time, each issued and outstanding share of Pulse Common Stock, except for shares held directly or indirectly by First Source or Pulse (other than Trust Account Shares and DPC Shares), will be converted into and exchangeable for the number of shares of First Source Common Stock (the "Exchange Ratio"). Subject to certain qualifications, the Exchange Ratio will be as follows; (i) subject to certain provisions of the Merger Agreement, if the Average Closing Price of First Source Common Stock is equal to or greater than $11.50, the Exchange Ratio shall be equal to 3.2; (ii) if the Average Closing Price is $10.00 or greater but less than $11.50, the Exchange Ratio shall be 3.2; (iii) if the Average Closing Price is greater than $8.50 but less than $10.00, the Exchange Ratio shall equal $32.00 divided by the Average Closing Price; or (iv) subject to certain provisions of the Merger Agreement, if the Average Closing Price is equal to or less than $8.50, the Exchange Ratio shall be 3.764.

     The formula for determining the Exchange Ratio was arrived at through arms-length negotiations between Pulse and First Source.

     If the Valuation Date had been _____________________, the Exchange Ratio would have been ____. For further information concerning the market prices of First Source Common Stock and Pulse Common Stock, see "MARKET PRICES AND DIVIDEND INFORMATION."

     Pulse has the right to terminate the Agreement if the Average Closing Price of First Source is less than $8.50 per share, unless First Source provides notice pursuant to the Agreement that it wants to proceed with the Merger, in which event First Source will pay $32.00 per share for Pulse common stock. Assuming the Merger is approved by Pulse stockholders, the Pulse Board may elect not to terminate the Merger Agreement and to consummate the Merger without resoliciting Pulse stockholders if the Average Closing Price is less than $8.50 and First Source chooses not to increase the consideration, even though, as a result of the application of the Exchange Ratio, the value of the shares of First Source Common Stock (valued at the Average Closing Price) issued in exchange for each share of Pulse Common Stock would be less than $32.00. In such a situation, in considering whether to consummate the Merger without the resolicitation of Pulse stockholders, the Pulse Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time including, without limitation, its evaluation of the then-existing economic conditions and trends, its evaluation of the respective business, financial condition, results of operations and prospects of each of Pulse and First Source, its evaluation of the overall condition of the thrift and commercial banking industry and the advice of its financial advisor and legal counsel.

     Assuming the Merger is approved by the holders of First Source Common Stock and the Average Closing Price is less than $8.50, the First Source Board may elect to increase the Exchange Ratio and to consummate the Merger without resoliciting First Source stockholders even though, a result of such adjustment, the number of shares of First Source Common Stock to be issued in the Merger would increase. In such a situation, in considering whether to increase the Exchange Ratio and consummate the Merger without the resolicitation of First Source stockholders, the First Source Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial advisor and legal counsel. Such relevant facts and circumstances would include the First Source Board's evaluation of the dilutive impact of a higher Exchange Ratio to First Source's stockholders, its evaluation of the strategic importance to First Source of the acquisition of Pulse relative to any such dilutive impact and the accretive prospects of the acquisition, its evaluation of the synergies of Pulse's business relative to First Source, Pulse's financial condition, operating performance and prospects, and the advice of First Source's financial advisor as to the fairness of such higher Exchange Ratio to First Source stockholders from a financial point of view.

     First Source has the right to terminate the Agreement if the Average Closing Price of First Source is greater than $11.50 per share, unless Pulse provides notice pursuant to the Agreement that it wants to proceed with the Merger, in which event First Source will pay $36.80 per share for Pulse common stock. Assuming the Merger is approved by First Source stockholders, the First Source Board may elect not to terminate the Merger Agreement and to consummate the Merger without resoliciting First Source stockholders if the Average Closing Price is greater than $11.50 and Pulse chooses not to decrease the consideration, even though, as a result of the application of the Exchange Ratio, the value of the shares of First Source Common Stock (valued at the Average Closing Price) issued in exchange for each share of Pulse Common Stock would be greater that $36.80. In such a situation, in considering whether to consummate the Merger without the resolicitation of First Source stockholders, the First Source Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time including, without limitation, its evaluation of the then-existing economic conditions and trends, its evaluation of the respective business, financial condition, results of operations and prospects of each of Pulse and First Source, its evaluation of the overall condition of the thrift and commercial banking industry and the advice of its financial advisor and legal counsel.

     Assuming the Merger is approved by the holders of Pulse Common Stock and the Average Closing Price is greater than $11.50, the Pulse Board may elect to decrease the Exchange Ratio and to consummate the Merger without resoliciting Pulse stockholders even though, a result of such adjustment, the number of shares of Pulse Common Stock to be issued in the Merger would decrease. In such a situation, in considering whether to decrease the Exchange Ratio and consummate the Merger without the resolicitation of Pulse stockholders, the Pulse Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial advisor and legal counsel. Such relevant facts and circumstances would include the status of the overall stock market, the market prices of the stock of comparable financial institutions, the economy and the performance of Pulse and First Source. See "THE MERGER - Exchange Ratio" and " -- Waiver and Amendment; Termination."

OPINION OF FINANCIAL ADVISORS

     Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") has rendered a written opinion to the Pulse Board, dated as of the date of this Joint Proxy Statement/Prospectus, to the effect that, as of such date, the Exchange Ratio was fair, from financial point of view, to the holders of Pulse Common Stock. As discussed in "THE MERGER - Recommendation of the Boards of Directors; Reasons for the Merger," Sandler O'Neill's opinion and presentation to the Pulse Board, together with a review by the Pulse Board of the assumptions used by Sandler O'Neill, were among the factors considered by the Pulse Board in reaching its determination to approve the Merger. The opinion of Sandler O'Neill is attached as Annex C to this Joint Proxy Statement/Prospectus. Stockholders are urged to read such opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by Sandler O'Neill in connection therewith. See "THE MERGER -- Opinions of Financial Advisors --Pulse."

     Ryan, Beck & Co. ("Ryan, Beck") has rendered a written opinion to the First Source Board, dated as of the date of this Joint Proxy Statement/Prospectus, to the effect that, as of such date, the aggregate consideration to be paid by First Source in the Merger was fair to First Source's stockholders from a financial point of view. As discussed in "THE MERGER -- Recommendation of the Boards of Directors; Reasons for the Merger," Ryan, Beck's opinion and presentation to the First Source Board, together with a review by the First Source Board of the assumptions used by Ryan, Beck, were among the factors considered by the First Source Board in reaching its determination to approve the Merger. The opinion of Ryan, Beck is attached as Annex D to this Joint Proxy Statement/Prospectus. Stockholders are urged to read such opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by Ryan, Beck in connection therewith. See "THE MERGER-- Opinions of Financial Advisors -- First Source."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors, officers and employees of Pulse have certain interests in the Merger in addition to their interests generally as stockholders of Pulse. It is intended that George T. Hornyak, Jr., the President and Chief Executive Officer of Pulse, and Joseph Chadwick, a director of Pulse, will serve as directors of First Source and First Savings following the Merger pursuant to the Merger Agreement. Other Pulse directors will receive payments as advisory directors for a period for three years and certain executive officers will receive payments upon the termination of their employment agreements. In addition, the Merger Agreement provides that Mr. Hornyak receive a three year consulting contract with First Source. See "THE MERGER - Interests of Certain Persons in the Merger."

EMPLOYEE MATTERS

     The Merger Agreement provides for Pulse employees to participate in the benefit plans maintained by First Source and provides, in certain instances, recognition of prior service of Pulse with respect to such participation and the treatment of Pulse employees following the Merger. See "THE MERGER -- Employee Matters."

CONDITIONS; REGULATORY APPROVALS

     Consummation of the Merger is subject to various mutual conditions, including, among others, receipt of the stockholder approvals solicited hereby, receipt of necessary regulatory approvals, receipt of opinions of counsel regarding certain federal income tax consequences of the Merger, and the satisfaction of other customary closing conditions. First Source's obligation to consummate the Merger is also subject to receipt of a letter from First Source's independent accountants that the Merger qualifies for pooling of interests accounting treatment unless such firm advises First Source that it is unable to issue a letter to such effect solely by reason of First Source having exercised its rights to purchase Pulse Common Stock pursuant to the Stock Option Agreement. See "THE MERGER -- Conditions to the Merger."

     Consummation of the Merger and the transactions contemplated thereby (including the Subsidiary Bank Merger) are subject to the prior approval of the OTS and New Jersey Department of Banking and Insurance (the "Department"). Applications have been filed with each of the aforementioned agencies.

WAIVERS AND AMENDMENT; TERMINATION

     Subject to the terms, conditions and procedures set forth in the Merger Agreement, both Pulse and First Source may jointly waive compliance with any provision of the Merger Agreement. The Merger Agreement may be amended by First Source and Pulse. The Merger Agreement may be terminated in the following ways:
(a) by mutual consent; (b) by either First Source or Pulse after a request or application for approval has been denied or withdrawn and is not resubmitted, or a final governmental order is issued that prohibits the Merger, unless the party seeking to terminate the Merger Agreement is responsible for the denial, withdrawal or final governmental order; (c) by either First Source or Pulse if the Merger is not consummated on or before March 31, 1999, unless the delay is due to a failure by the party seeking to terminate the Merger Agreement to perform or observe the covenants and provisions of the Merger Agreement; (d) by either First Source or Pulse if stockholders do not approve the merger; (e) by either First Source or Pulse (provided that the terminating party has not materially breached the Merger Agreement) if there has been a material breach of the Merger Agreement that can not be readily cured; (f) by Pulse, if the First Source stock price is less than $8.50 per share, unless First Source increases the value of consideration to $32.00 per share; (g) by First Source, if its price is greater than $11.50 per share, unless Pulse permits a decrease in the value of consideration to $36.80 per share; or (h) by First Source, if the Board of Directors of Pulse withdraws, modifies or amends its recommendation that stockholders approve and adopt the Merger Agreement in any respect materially adverse to First Source. Termination may result in the payment of substantial fees. See "THE MERGER -- Exchange Ratio" and "-- Waiver and Amendment; Termination."

NO SOLICITATION

     Pulse has agreed in the Merger Agreement that neither it nor any of its subsidiaries will solicit, initiate or encourage inquiries or proposals with respect to, or, subject to the fiduciary duties of the Pulse Board, participate in any negotiations or discussions concerning any acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it or any of its subsidiaries, or any merger or other business combination with it or any of its subsidiaries, other than as contemplated by the Merger Agreement, except that Pulse may communicate information about any such proposal to its stockholders if and to the extent that the fiduciary duties of the Pulse Board require it to do so (as advised by its counsel); Pulse also agreed in the Merger Agreement that it would immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than First Source with respect to the foregoing; it will notify First Source immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with it or any of its subsidiaries and will promptly inform First Source in writing of the relevant details with respect to the foregoing; and it will instruct its officers, directors, agents, advisors and affiliates to comply with the same restrictions. See "THE MERGER -- No Solicitation of Transactions."

STOCK EXCHANGE LISTING

     First Source Common Stock is listed on The Nasdaq Stock Market. First Source has agreed to cause the shares of First Source Common Stock to be issued in the Merger to be approved for listing on The Nasdaq Stock Market. The obligation of each of Pulse and First Source to consummate the Merger is subject to approval for listing by The Nasdaq Stock Market of such shares. See "THE MERGER -- Conditions to the Merger."

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. It is a condition to First Source's obligation to consummate the Merger that it receives a letter from its independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment. See "THE MERGER -- Conditions to the Merger" and "-- Anticipated Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     It is a condition to the obligation of First Source to consummate the Merger that First Source shall have received an opinion of its counsel, that the Merger and the Subsidiary Bank Merger will each be treated as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, for federal income tax purposes no gain or loss will be recognized by First Source, Pulse, First Savings Bank, SLA or Pulse Savings Bank as a result of the Merger or the Subsidiary Bank Merger. It is a condition to the obligation of First Savings to consummate the Merger that First Source and Pulse shall have received an opinion of First Source's counsel that the Merger and the Subsidiary Bank Merger will each be treated as reorganizations within the meaning of Section 368(a) of the Code and, accordingly, for federal income tax purposes that (i) no gain or loss will be recognized by Pulse as a result of the Merger; (ii) no gain or loss will be recognized by Pulse Bank as a result of the Subsidiary Bank Merger, (iii) no gain or loss will be recognized by First Source as a result of the Merger, (iv) no gain or loss will be recognized by First Savings as a result of the Subsidiary Bank Merger, (v) no gain or loss will be recognized by the stockholders of Pulse who exchange all of their Pulse Common Stock solely for First Source Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in First Source Common Stock) and (vi) the aggregate tax basis of First Source Common Stock received by stockholders who exchange all of their Pulse Common Stock solely for First Source Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Pulse Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received). Each of these conditions is waivable at the option of the party entitled to receive the requisite opinion.

     The holding period of the First Source Common Stock received by Pulse stockholders pursuant to the Merger will include the period during which the Pulse Common Stock surrendered therefor was held, provided the Pulse Common Stock was held as a capital asset on the date of the Merger. Pulse stockholders are urged to consult their tax advisors with respect to their personal tax situation and the specific tax consequences to them of the Merger, including the applicability and effect of various state, local and foreign tax laws. "See
"THE MERGER -- Certain Federal Income Tax Consequences of the Merger" and "- Conditions to the Merger."

NO APPRAISAL RIGHTS

     No stockholders of Pulse or First Source are entitled to appraisal rights in connection with, or as a result of, the Merger. See "THE MERGER -- No Appraisal Rights."

CONSOLIDATION OF OPERATIONS, PROJECTED COST SAVINGS

     First Source expects to achieve significant cost savings subsequent to the Merger. The cost will be derived from implementation of operating synergies, including reductions in compensation and other employee benefit expenses. Further, the separate corporate existence of Pulse will cease with the consummation of the Merger. Consequently, operating costs associated with requirements imposed on Pulse as a publicly held entity will also be eliminated. The aggregate annual cost savings are estimated to range between $2.4 to $2.8 million on a pre-tax basis. Management of First Source believes that realization of these cost savings will occur by December 31, 1999. There can be no assurance as to when, or whether, cost savings will be realized. However, such realization will depend, among other things, upon the regulatory and economic environment that exists following the Merger, business changes implemented by First Source management and other factors, many of which are beyond the control of First Source.

MERGER AND RESTRUCTURING CHARGES

     A non-recurring merger and restructuring charge estimated in the range of $5.5 to $5.9 million, before tax effect, will be made upon consummation of the Merger. It is expected that this charge will be made in the quarter in which the Merger is consummated. Merger expenses of approximately $1.26 million for primarily investment banking and professional fees are included in such estimated restructuring charge. The merger and restructuring charges primarily include severance and employee related expenses, and, to a lesser extent, facility and system termination costs and other general costs. See "THE MERGER -- Merger and Restructuring Charges" and -- Certain Federal Income Tax Consequences of the Merger" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

TERMINATION FEE AND STOCK OPTION AGREEMENT

     The inclusion of the provisions in the Merger Agreement relating to the Termination Fee and the Stock Option Agreement were conditions to First Source's merger proposal. Pursuant to the Stock Option Agreement, the provisions of the Merger Agreement relating to the Termination Fee provide that upon the termination of the Merger Agreement, Pulse will pay First Source $3.2 million, subject to the terms and conditions set forth therein. The Option may only be exercised, and the Termination Fee is only payable, upon the occurrence of certain events (none of which has occurred). The aggregate value which First Source may potentially realize upon exercise of the Option and payment of the Termination Fee is limited within certain parameters. The Merger Agreement (which includes the provisions providing for the Termination Fee) is attached as Annex A to this Joint Proxy Statement/Prospectus. See "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement; Termination Fee."

     The Termination fee is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Termination Fee may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all or a significant interest in Pulse from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Pulse Common Stock than the price per share implicit in the Exchange Ratio.

COMPARISON OF STOCKHOLDER RIGHTS

     At the Effective Time, Pulse stockholders automatically will become stockholders of First Source and their rights as stockholders of First Source will be governed by the Delaware General Corporation Law and by First Source's Certificate of Incorporation and Bylaws. The rights of stockholders of First Source differ from the rights of the stockholders of Pulse with respect to certain matters. For a summary of these differences, see "COMPARISON OF STOCKHOLDER RIGHTS."

                    MARKET PRICES AND DIVIDEND INFORMATION

     First Source Common Stock is listed and traded on the Nasdaq Stock Market under the symbol "FSLA." Pulse Common Stock is listed and traded principally on the Nasdaq Stock Market under the symbol "PLUS".

     The following table sets forth, for the periods indicated, the high and low sale prices per share for the First Source Common Stock as reported on the Nasdaq Stock Market, the high and low sale prices per share of the Pulse Common Stock as reported on the Nasdaq Stock Market, and the quarterly cash dividends declared by each of First Source and Pulse, for the periods indicated.

                                        First Source Common Stock                Pulse Common Stock
                                        -------------------------                ------------------
                                         High      Low       Dividends       High      Low      Dividends
                                         ----      ---       ---------       ----      ---      ---------
1996
Quarter ended September 30......        $ 4.12    $ 3.49      $0.0100       $ 18.00   $16.88     0.1750
Quarter ended December 31.......          3.59      3.27       0.0101         17.75    15.50     0.1750
1997
Quarter ended March 31..........          5.46      4.24       0.0112         18.88    15.75     0.1750
Quarter ended June 30...........          6.79      4.88       0.0135         20.50    17.88     0.1750
Quarter ended September 30......          7.55      6.24       0.0135         26.00    19.50     0.1750
Quarter ended December 31.......         13.93      8.27       0.0149         30.25    24.50     0.2000
1998
Quarter ended March 31..........         13.93     10.48       0.0307         27.50    24.50     0.2000
Quarter ended June 30...........         10.94      9.25       0.0300         28.50    27.75     0.2000
Third quarter (through 1998)....

     The trading prices and cash dividends for First Source have been adjusted for the dilutive effects of stock dividends and the conversion exchange ratio described below. As part of the 1998 Conversion and Reorganization, existing shares of First Savings were converted to First Source Common Stock at an exchange ratio of 3.9133 on April 8, 1998. First Savings declared 10% stock dividends in the fourth quarter of 1996 and 1997.

     The following table sets forth the last reported sale price per share of First Source Common Stock and Pulse Common Stock and the equivalent per share price for Pulse Common Stock giving effect to the Merger on (i) _____________, the last business day preceding public announcement of the signing of the Merger Agreement; and (ii) ______________, the last practicable date prior to the mailing of this Joint Proxy Statement/Prospectus:

                             First Source
                             Common Stock           Pulse Common Stock           Price Per Pulse Share
                         ------------------     ------------------------      ---------------------------
July 8, 1998..........
____________, 1998....


_____________
(1) The equivalent price per share of Pulse Common Stock at each specified date was determined by multiplying the last reported sale price of a share of First Source Common Stock on such date by the Exchange Ratio. For purposes of determining the Exchange Ratio, the Average Closing Price was assumed to be equal to the last reported sale price of First Source Common Stock at each specified date (resulting in an Exchange Rate of ____ on July 8, 1998 and ___ on _____________). The actual Exchange Ratio will be determined based on the Average Closing Price on the Valuation Date.

     Pulse and First Source stockholders are advised to obtain current market quotations for Pulse Common Stock and First Source Common Stock. The market price of First Source Common Stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the Valuation Date, and between the Valuation Date and the Effective Time. Although the Merger Agreement provides that the Exchange Ratio will adjust to absorb fluctuations in the market price of First Source Common Stock within certain ranges prior to the Valuation Date, fluctuations in such market price prior to the Effective Time could result in an increase or decrease in the market price as of the Effective Time of the shares of First Source Common Stock to be received by Pulse stockholders in the Merger. No assurance can be given concerning the market price of First Source Common Stock before or after the Effective Time.

                  APPROVAL OF THE FIRST SOURCE BANCORP, INC.
                        1998 STOCK-BASED INCENTIVE PLAN

     The Board of Directors of First Source is also presenting for stockholder approval the First Source Bancorp, Inc. 1998 Stock-Based Incentive Plan ("Incentive Plan"), in the form attached hereto as Annex E. The purpose of the Incentive Plan is to attract and retain qualified personnel in key positions, provide officers, employees and non-employee directors ("Outside Directors") with a proprietary interest in First Source as an incentive to contribute to its success, promote the attention of management to other stockholder's concerns and reward employees for outstanding performance. The summary of the material terms of the Incentive Plan is qualified in its entirety by the complete provisions of the Incentive Plan attached as Annex E. The First Source Board recommends unanimously that First Source stockholders vote FOR the approval of the Incentive Plan. See "The First Source Bancorp, Inc. 1998 Stock-Based Incentive Plan."

                  AMENDMENT TO THE FIRST SOURCE BANCORP, INC.
                          CERTIFICATE OF INFORMATION

     The Board of Directors of First Source is also presenting for stockholder approval an amendment to its Certificate of Incorporation to change the company's name to ____________. The First Source Board recommends unanimously that First Source stockholders vote FOR approval of the Corporate Name Amendment. A copy of the amendment to the Certificate of Incorporation is attached at Annex F. See "Amendment to the First Source Certificate of Incorporation."

                            SELECTED FINANCIAL DATA

     The following tables set forth selected historical consolidated financial data for First Source for the five years ended December 31, 1997 and the six months ended June 30, 1998 and 1997, and for Pulse for the five years ended September 30, 1997 and the six months ended June 30, 1998 and 1997. Because Pulse's fiscal year ends on September 30 and First Source's fiscal year ends on December 31, the financial data for Pulse for the six months ended June 30 has been presented to coincide with the fiscal reporting period for First Source. Following the Merger, the combined company's fiscal year, like that of First Source, will end on December 31. The selected data presented in the tables under the captions "Selected Financial Data" and "Selected Operating Data" as of and for the end of each of the years in the five year period ended December 31, 1997 as it relates to First Source and September 30, 1997, as it relates to Pulse have been derived from audited financial statements of First Source and Pulse. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The unaudited financial data for the six months ended June 30, 1998 and 1997 for First Source and Pulse reflects, in the opinions of the management of First Source and Pulse, respectively, all adjustments necessary for a fair presentation of such data. Results for the 1998 interim periods are not necessarily indicative of the results which may be expected for any other interim period or for the year as a whole.

                   FIRST SOURCE BANCORP, INC. AND SUBSIDIARY
                            SELECTED FINANCIAL DATA


                       CONSOLIDATED FINANCIAL HIGHLIGHTS


                                                          JUNE 30                                DECEMBER 31,
                                                      ---------------        ----------------------------------------------------
                                                      1998       1997        1997         1996        1995        1994       1993
                                                      ----       ----        ----         ----        ----        ----       ----
                                                       (Unaudited)                         (Dollars in thousands)
SELECTED FINANCIAL DATA:
Total assets.....................................  $1,221,038 $1,032,809  $1,049,316    $987,115    $945,012    $798,350   $783,846
Loans receivable, net............................     644,385    546,081     588,500     509,627     457,756     415,902    415,010
Loans available for sale.........................           -          -           -         287         424         148      1,595
Investment securities............................      15,994     40,959      31,031      38,955      39,003      23,997     19,019
Investment securities available for sale.........      57,053     18,870      17,701      14,831       2,058      13,206     41,064
Other income-earning assets (1)..................      22,352     11,945      14,095       9,278      24,151      10,066      9,967
Mortgage-backed securities, net..................           -    244,062     207,157     252,383     288,143     283,263    244,187
Mortgage-backed securities available for sale....     432,785    120,885     147,137     120,797      89,339      24,367     28,314
Deposits.........................................     807,591    815,166     816,283     794,595     806,338     681,613    678,961
Borrowed funds...................................     139,544    110,390     118,990      88,640      39,496      34,300     26,400
Stockholders' equity.............................     259,320     97,281     101,686      92,863      89,713      74,064     68,809


                                                            SIX MONTHS
                                                               ENDED
                                                              JUNE 30                         YEAR ENDED DECEMBER 31,
                                                          ---------------        -------------------------------------------------
                                                          1998       1997        1997       1996       1995        1994       1993
                                                          ----       ----        ----       ----       ----        ----       ----
                                                          (Unaudited)           (Dollars in thousands, except per share data)
SELECTED OPERATING DATA:
Interest income.....................................     $39,072    $36,054     $73,222    $68,039    $64,573     $52,909   $54,665
Interest expense....................................      20,527     20,090      41,183     37,264     35,691      25,135    26,448
                                                          ------     ------      ------     ------     ------      ------    ------
   Net interest income before provision for loan losses   18,545     15,964      32,039     30,775     28,882      27,774    28,217
Provision for loan losses...........................         740        600       1,200        550        310         300     1,200
                                                          ------     ------      ------     ------     ------      ------    ------
   Net interest income after provision for loan losses    17,805     15,364      30,839     30,225     28,572      27,474    27,017
Other operating income..............................       2,467      1,051       2,801      1,995      2,171       1,734     2,791
Operating expenses (2)..............................       8,811      8,541      18,863     24,701     17,830      16,021    15,551
                                                          ------     ------      ------     ------     ------      ------    ------
Income before income taxes and accounting changes...      11,461      7,874      14,777      7,519     12,913      13,187    14,257
Income taxes........................................       4,243      2,919       5,482      2,809      4,611       4,912     5,352
                                                          ------     ------      ------     ------     ------      ------    ------
Income before accounting changes....................       7,218      4,955       9,295      4,710      8,302       8,275     8,905
Cumulative effect of accounting changes (3).........           -          -           -          -          -           -       398
                                                          ------     ------      ------     ------     ------      ------    ------
   Net income.......................................      $7,218     $4,955      $9,295     $4,710     $8,302      $8,275    $9,303
                                                          ======     ======      ======     ======     ======      ======    ======
Basic earnings per share before cumulative effect of
   accounting changes(4)............................       $0.24      $0.16       $0.30      $0.15      $0.27       $0.27     $0.29
Cumulative effect of accounting changes (3)(4)......           -         -            -          -         -            -      0.01
Basic earnings per share after cumulative effect of
   accounting changes (4)...........................       $0.24       0.16       $0.30      $0.15      $0.27       $0.27     $0.30
Diluted earnings per share (4)......................       $0.23       0.16       $0.30      $0.15      $0.27       $0.26     $0.30
Dividends paid per share, as adjusted (4)...........       $0.06       0.02       $0.05      $0.04      $0.03       $0.03     $0.02

                                                        AT OR FOR SIX
                                                        MONTHS ENDED
                                                           JUNE 30              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                       -----------------   ------------------------------------------
                                                       1998      1997      1997     1996     1995     1994      1993
                                                       ----      ----      ----     ----     ----     ----      ----
                                                                              (Unaudited)
SELECTED FINANCIAL RATIOS AND OTHER DATA:
Return on average assets (2).....................       1.27 %    0.97 %   0.90 %   0.49 %    0.91 %   1.04 %    1.21 %
Return on average stockholders' equity (2).......       8.26     10.38     9.55     5.12     10.14    11.63     14.71
Average stockholders' equity to average assets...      15.41      9.38     9.37     9.52      8.96     8.92      8.19
Stockholders' equity to total assets.............      21.24      9.42     9.69     9.41      9.49     9.28      8.78
Interest rate spread.............................       2.57      2.84     2.80     2.88      2.77     3.26      3.40
Net interest margin (5)..........................       3.39      3.27     3.23     3.30      3.22     3.58      3.74
Operating expenses to average assets (2)(6)......       1.48      1.59     1.61     2.42      1.83     1.98      1.99
Net interest income before provision for loan
   losses to operating expenses(2)(6)............       2.21 x    1.97 x   1.92 x   1.32 x    1.72 x   1.76 x    1.84 x
Non-performing loans to loans receivable, net....       0.39 %    0.96 %   0.74 %   0.94 %    1.32 %   2.17 %    2.78 %
Non-performing assets to total assets............       0.33      0.66     0.54     0.64      0.97     1.34      1.73
Allowance for loan losses to non-performing loans     269.14    111.04   140.74   110.58     86.90    63.52     51.09
Allowance for loan losses to non-performing assets    166.74     85.86   106.74    84.08     57.23    53.81     43.42
Allowance for loan losses to loans receivable, net      1.05      1.07     1.04     1.04      1.15     1.38      1.42
Dividend payout ratio............................      26.52     15.49    17.81    26.29     12.09     9.51      7.36
Average interest-earning assets to average
   interest-bearing liabilities..................       1.20 x    1.10 x   1.10 x   1.11 x    1.11 x   1.10 x    1.10 x
Full service offices.............................         17        17     17         16        17       15        15


-------------
(1) Includes federal funds sold and investment in the stock of the Federal Home Loan Bank of New York.
(2) Includes the effect of non-recurring items in 1997 and 1996. The non-recurring item for 1997 was an impairment writedown of core deposit goodwill totaling $1.3 million, or $867,000 net of tax. Non-recurring items for 1996 included the Savings Association Insurance Fund ("SAIF") assessment of $5.2 million, or $3.3 million net of tax, a writedown of $334,000 of core deposit goodwill, and a provision for benefits payable as a result of the passing of the First Savings's long-time President.
(3) Reflects the implementation of Statement of Financial Accounting Standards ("SFAS") No. 106 - Accounting for Post-retirement Benefits and SFAS No.
     109 -Accounting for Income Taxes.
(4) Per share data reflects a 10% stock dividend paid July 1, 1993, April 1, 1994, December 16, 1996 and October 30, 1997, a 2-for-1 stock split on December 1, 1994, and a conversion ratio of 3.9133 relating to the 1998 Conversion and Reorganization adjusted retroactively.
(5) Calculation is based upon the net interest income before provision for loan losses divided by average interest-earning assets.
(6) For purposes of calculating these ratios, operating expenses is equal to total operating expenses less amortization of intangibles.

                                       PULSE BANCORP, INC. AND SUBSIDIARIES
                                              SELECTED FINANCIAL DATA

                                                       JUNE 30 (1)                             SEPTEMBER 30,
                                                      -------------        -----------------------------------------------------
                                                     1998       1997        1997        1996        1995        1994        1993
                                                     ----       ----        ----        ----        ----        ----        ----
                                                        Unaudited)                         (Dollars in thousands)
SELECTED FINANCIAL DATA:
Total assets.....................................    $544,102   $520,203    $526,016    $502,500    $445,779    $447,684    $435,177
Loans receivable, net............................     146,681    119,704     127,311     134,548     134,277     139,975     175,835
Investment securities............................      71,553    102,551      96,552     105,549     114,381      87,917      49,277
Investment securities available for sale.........     111,838     39,398      60,742      39,055           -           -           -
Other income-earning assets (2)..................      34,137     16,976      14,701       3,043       6,465      14,885       3,667
Mortgage-backed securities, net..................     126,193    172,403     162,764     164,092     174,969     182,000     186,309
Mortgage-backed securities available for sale....      40,357     56,081      53,393      40,255           -           -           -
Deposits.........................................     434,646    413,003     411,021     394,581     391,038     396,190     387,704
Borrowed funds...................................      59,675     60,900      67,675      64,275           -           -           -
Stockholders' equity (3).........................      45,900     41,865      43,207      38,459      52,274      49,292      45,310

                                                           SIX MONTHS
                                                              ENDED
                                                           JUNE 30(1)                       YEAR ENDED SEPTEMBER 30,
                                                          ------------         --------------------------------------------------
                                                        1998        1997       1997        1996       1995       1994        1993
                                                        ----        ----       ----        ----       ----       ----        ----
                                                           (Unaudited)                       (Dollars in thousands)

SELECTED OPERATING DATA:
Interest income......................................    $18,717     $18,101    $36,019     $32,733    $30,739    $30,348    $31,586
Interest expense.....................................     11,630      11,153     22,375      19,133     17,230     13,780     14,492
                                                        --------    --------   --------    --------   --------   --------   --------
   Net interest income before provision for loan losses    7,087       6,948     13,644      13,600     13,509     16,568     17,094
Provision for loan losses............................          -           -           -          -           -     2,650      2,101
                                                        --------    --------   --------    --------   --------   --------   --------
   Net interest income after provision for loan losses     7,087       6,948     13,644      13,600     13,509     13,918     14,993
Other operating income...............................        134         261        510         326        294        357        252
Operating expenses (4)...............................      2,911       2,677      5,275       8,474      5,643      5,003      5,148
                                                        --------    --------   --------    --------   --------   --------   --------
Income before income taxes...........................      4,310       4,532      8,879       5,452      8,160      9,272     10,097
Income taxes.........................................      1,544       1,623      3,204       1,959      2,895      3,254      3,634
                                                        --------    --------   --------    --------   --------   --------   --------
   Net income........................................     $2,766      $2,909     $5,675      $3,493     $5,265    $ 6,018    $ 6,463
                                                        ========    ========   ========    ========   ========   ========   ========
Basic earnings per share.............................      $0.89       $0.95      $1.85       $0.96      $1.37      $1.59      $1.76
Diluted earnings per share...........................      $0.89       $0.93      $1.80       $0.94      $1.34      $1.56      $1.70
Dividends per share, as adjusted.....................      $0.40       $0.35      $0.70       $0.70      $0.70      $0.60      $0.65

                                                        At or for the
                                                        six months ended             At or for the year ended
                                                          June 30 (1)                     September 30,
                                                         ----------------------------------------------------------

                                                         1998      1997     1997     1996     1995     1994     1993
                                                         ----      ----     ----     ----     ----     ----     ----
SELECTED FINANCIAL RATIOS AND OTHER DATA:
Return on average assets (4)........................       1.03 %   1.13 %   1.10 %   0.74 %   1.22 %   1.35 %  1.53 %
Return on average stockholders' equity (4)..........      12.26    14.39    14.08     7.02    10.29    12.37   14.87
Average stockholders' equity to average assets......       8.37     7.85     7.84    10.56    11.82    10.92   10.30
Stockholders' equity to total assets................       8.44     8.05     8.21     7.65    11.73    11.01   10.41
Interest rate spread................................       2.33     2.37     2.35     2.53     2.70     3.47    3.82
Net interest margin (5).............................       2.69     2.77     2.71     2.96     3.12     3.81    4.16
Operating expenses to average assets (4)............       1.08     1.04     1.03     1.80     1.30     1.12    1.22
Net interest income before provision for loan
   losses to operating expenses (4).................       2.43 x   2.60 x   2.59 x   1.60 x   2.39 x   3.31 x  3.32 x
Non-performing loans to loans receivable, net.......       0.80 %   1.16 %   1.35 %   1.36 %   2.44 %   1.82 %  2.55 %
Non-performing assets to total assets...............       0.46     0.29     0.35     0.81     1.33     1.30    1.97
Allowance for loan losses to non-performing loans...     168.74   169.32   137.01   134.08    79.32   132.33   99.96
Allowance for loan losses to non-performing assets..      78.83   156.61   126.98    60.46    44.05    57.82   52.30
Allowance for loan losses to loans receivable, net..       1.35     1.97     1.85     1.83     1.94     2.41    2.55
Dividend payout ratio...............................      45.05    36.89    37.81    69.37    51.21    37.67   37.29
Average interest-earning assets to average
   interest-bearing liabilities.....................       1.08 x   1.07 x   1.08 x   1.11 x   1.11 x   1.11 x  1.10 x
Full service offices................................          5        4        4        4        4        4       4

________________
(1) Pulse's operating results for the six months ended June 30, 1998 and 1997 are presented to conform with the reporting period of First Source. Pulse's operating results for the three month periods ended December 31, 1997 and 1996 have not been included in the foregoing and are presented in the following table:


                                                              Unaudited
                                                         Three Months Ended
                                                            December 31.
                                                         ------------------
                                                       1997              1996
                                                       ----              ----
             Net Interest Income (000's)              $3,389            $3,356
             Net Income (000's)                       $1,362            $1,332
             Basic earnings per share                  $0.44             $0.44
             Diluted earnings per share                $.042             $0.43


(2) Includes federal funds sold and investment in the stock of the FHLB-NY.
(3) During 1996, Pulse completed a buyback of 837,080 shares of its common stock under a Stock Repurchase Plan utilizing the modified Dutch Auction Method of repurchase.
(4) Includes the SAIF assessment of $2.7 million, or $1.7 million net of tax, a non-recurring item in 1996.
(5) Calculation is based upon the net interest income before provision for loan losses divided by average interest-earing assets.

              UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA

     The following tables set forth certain selected condensed financial data for First Source and Pulse on an unaudited pro forma combined basis giving effect to the Merger as if the Merger had become effective on June 30, 1998, in the case of the balance sheet data presented, and if the Merger had become effective at the beginning of the periods indicated, in the case of the income statement data presented. The pro forma data in the tables assumes that the Merger is accounted for using the pooling of interests method of accounting. See "THE MERGER -- Anticipated Accounting Treatment." The unaudited pro forma combined condensed selected year-end balance sheet data reflects First Source and Pulse at their respective year-end reporting periods of December 31 and September 30 and for the periods then ended for the income statement data. Because Pulse's fiscal year ends on September 30 and First Source's fiscal year ends on December 31, financial data for the six months ended June 30, 1998 and 1997 combine First Source's with Pulse's interim results to coincide with the reporting periods for First Source. Following the Merger, the combined company's fiscal year, like that of First Source, will end on December 31. These tables should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including the notes thereto, of First Source and Pulse incorporated by reference herein and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. Certain Pulse financial information has been restated to conform with First Source. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

     The pro forma data and ratios set forth in the following tables do not reflect the expected cost savings and revenue enhancement opportunities that could result from the Merger or any other items of income or expense which may result from the Merger. The pro forma balance sheet data and certain ratios do reflect a $4.1 million reduction to stockholders' equity at June 30, 1998, which represents the estimated cost of merger expenses and restructuring charges, net of tax. The unaudited pro forma combined selected financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have occurred if the Merger had been consummated on June 30, 1998, or at the beginning of the periods indicated or which may be obtained in the future.

                   FIRST SOURCE BANCORP, INC. AND SUBSIDIARY
                   AND PULSE BANCORP, INC. AND SUBSIDIARIES
           UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA (1)

                                                       AT JUNE 30                      AT DECEMBER 31 / SEPTEMBER 30
                                                     --------------        -----------------------------------------------------
                                                     1998       1997        1997        1996        1995        1994        1993
                                                     ----       ----        ----        ----        ----        ----        ----
                                                                               (Dollars in thousands)
SELECTED FINANCIAL DATA:
Total assets.....................................  $1,765,140 $1,553,012  $1,575,332  $1,489,615  $1,390,791  $1,246,034  $1,219,023
Loans receivable, net............................     791,066    665,785     715,811     644,175     592,033     555,877     590,845
Loans available for sale.........................           -          -           -         287         424         148       1,595
Investment securities............................      87,547    143,510     127,583     144,504     153,384     111,914      68,296
Investment securities available for sale.........     168,891     58,268      78,443      53,886       2,058      13,206      41,064
Other income-earning assets (2)..................      56,489     28,921      28,796      12,321      30,616      24,951      13,634
Mortgage-backed securities, net..................     126,193    416,465     369,921     416,475     463,112     465,263     430,496
Mortgage-backed securities available for sale....     473,142    176,966     200,530     161,052      89,339      24,367      28,314
Deposits.........................................   1,242,237  1,228,169   1,227,304   1,189,176   1,197,376   1,077,803   1,066,665
Borrowed funds...................................     199,219    171,290     186,665     152,915      39,496      34,300      26,400
Stockholders' equity.............................     301,059    139,146     144,893     131,322     141,987     123,356     114,119

                                                                SIX
                                                               MONTHS
                                                                ENDED                              AT OR FOR THE
                                                                                                   -------------
                                                               JUNE 30                  YEAR ENDED DECEMBER 31 / SEPTEMBER 30
                                                          ----------------       --------------------------------------------------
                                                          1998        1997       1997        1996       1995       1994       1993
                                                          ----        ----       ----        ----       ----       ----       ----
                                                                             (Dollars in thousands, except per share data))
SELECTED OPERATING DATA:
Interest income........................................    $57,789   $54,155    $109,241    $100,772    $95,312   $83,257    $86,251
Interest expense.......................................     32,157    31,243      63,558      56,397     52,921    38,915     40,940
                                                           -------   -------    --------    --------    -------   -------    -------
   Net interest income before provision for loan losses     25,632    22,912      45,683      44,375     42,391    44,342     45,311
Provision for loan losses..............................        740       600       1,200         550        310     2,950      3,301
                                                           -------   -------    --------    --------    -------   -------    -------
   Net interest income after provision for loan losses.     24,892    22,312      44,483      43,825     42,081    41,392     42,010
Other operating income.................................      2,601     1,312       3,311       2,321      2,465     2,091      3,043
Operating expenses ....................................     11,722    11,218      24,138      33,175     23,473    21,024     20,699
                                                           -------   -------    --------    --------    -------   -------    -------
Income before income taxes, and cumulative effect of
accounting changes (4).................................     15,771    12,406      23,656      12,971     21,073    22,459     24,354
Income taxes...........................................      5,787     4,542       8,686       4,768      7,506     8,166      8,986
                                                           -------   -------    --------    --------    -------   -------    -------
Income before cumulative effect of accounting changes (4)    9,984     7,864      14,970       8,203     13,567    14,293     15,368
Cumulative effect of accounting changes (4)............          -         -           -           -          -         -        398
                                                           -------   -------    --------    --------    -------   -------    -------
   Net income..........................................    $ 9,984   $ 7,864    $ 14,970    $  8,203    $13,567   $14,293    $15,766
                                                           =======   =======    ========    ========    =======   =======    =======

                                                                     SIX
                                                                   MONTHS
                                                                    ENDED                           AT OR FOR THE
                                                                   JUNE 30               YEAR ENDED DECEMBER 31 / SEPTEMBER 30
                                                              ----------------      -----------------------------------------------
                                                              1998        1997      1997       1996      1995      1994        1993
                                                              ----        ----      ----       ----      ----      ----        ----
                                                                          (Dollars in thousands, except per share data)
SELECTED FINANCIAL RATIOS AND OTHER DATA):
Return on average assets (3):                                   1.19 %    1.03 %     0.96 %     0.57 %    1.01 %    1.15 %    1.32 %
Return on average stockholders' equity (3)                      9.08     11.57      10.88       5.79     10.20     11.93     14.78
Average stockholders' equity to average assets                 13.14      8.86       8.86       9.86      9.88      9.64      8.94
Stockholders' equity to total assets                           17.06      8.96       9.20       8.82     10.21      9.90      9.36
Interest rate spread                                            2.54      2.72       2.65       2.76      2.75      3.34      3.55
Net interest margin (5)                                         3.17      3.10       3.05       3.19      3.19      3.67      3.89
Operating expenses to average assets (3)(6)                     1.35      1.41       1.42       2.22      1.66      1.67      1.71
Net interest income before provision for loan losses to
   operating expenses(3)(6)                                     2.27 x    2.12 x     2.08 x     1.39 x    1.89 x    2.13 x    2.21 X
Non-performing loans to total loans receivable, net             0.47 %    1.00 %     0.85 %     1.03 %    1.57 %    2.08 %    2.71 %
Non-performing assets to total assets                           0.37      0.53       0.48       0.70      1.08      1.32      1.82
Allowance for loan losses to non-performing loans             237.15    123.24     139.68     117.06     84.23     78.64     64.77
Allowance for loan losses to non-performing assets            133.09     98.69     111.71      74.84     52.06     55.22     46.86
Allowance for loan losses to total loans receivable, net        1.10      1.23       1.18       1.21      1.33      1.64      1.76
Dividend payout ratio                                          31.65     23.40      25.40      44.63     27.27     21.37     19.63
Average interest-earning assets to average interest-bearing
   liabilities                                                  1.16 x    1.09 x     1.10 x     1.11 x    1.11 x    1.10 x    1.10 x
Full service offices                                              22        21         21         20        21        19        19

________________
(1) The following table sets forth unaudited pro forma combined selected financial data for First Source and Pulse. The historical data has been derived from the financial statements of First Source and Pulse which are incorporated by reference herein. The pro forma combined share data have been derived after giving effect to the Merger as if it occurred at the beginning of the period presented using the pooling- of-interest method of accounting. Under a pooling-of-interest method, a business combination is accounted as the uniting of the ownership interests of two or more enterprises through an exchange of equity interests. The assets and liabilities of Pulse are carried forward to First Source at their recorded amounts. The income of the First Source and Pulse, for the current period and all prior periods, is combined and reported as income of the combined enterprise.
(2)  Includes federal funds sold and investment in the stock of FHLB-NY.
(3) Includes the effect of non-recurring items in 1997 and 1996. Non-recurring items for 1997 included a writedown of the core deposit goodwill totaling $1.3 million, or $867,000 net of tax. Non-recurring items for 1996 included the SAIF assessment of $7.9 million, or $5.0 million net of tax, a writedown of the $334,000 of core deposit goodwill, and a provision for benefits payable as a result of the passing of First Savings' long-time President.
(4) Reflects the implementation of SFAS No. 106 - Accounting for Post-Retirement Benefits and SFAS No. 109 - Accounting for Income Taxes.
(5) Calculation is based upon the net interest income before provision for loan losses divided by average interest-earning assets.
(6) For purposes of calculating these ratios, operating expenses is equal to total operating expenses less amortization of intangibles.

     The following table sets forth the basic and diluted income per share, period-end stated and tangible book value per share and cash dividends per share of First Source Common Stock and Pulse Common Stock at or for the six months ended June 30, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1997, on a historical and pro forma basis, as well as pro forma equivalent per share data for Pulse. The historical per share data have been derived from the financial statements of First Source and Pulse which are incorporated by reference herein. The pro forma combined share data have been derived after giving effect to the Merger as if it occurred at the beginning of the period presented using the pooling-of-interest method of accounting.

     The historical per share for First Source has been restated to retroactively reflect the effect of stock dividends, a stock split and a conversion. See "Pro Forma Combined Financial Information;" "Summary --Selected Financial Data of First Source" and "Summary -- Selected Financial Data of Pulse."


        UNAUDITED COMPARATIVE PER SHARE DATA AT EXCHANGE RATIO OF 3.764


                                         SIX MONTHS
                                       ENDED JUNE 30        YEARS ENDED
                                       --------------  ----------------------
                                        1998    1997    1997    1996    1995
                                       ------  ------  ------  ------  ------
BASIC EARNINGS PER SHARE
     First Source..................... $ 0.24  $ 0.16  $ 0.30  $ 0.15  $ 0.27
     Pulse............................   0.89    0.95    1.85    0.96    1.37
     First Source Pro Forma...........   0.24    0.19    0.35    0.18    0.30
     Pulse Pro Forma Equivalent (1)...   0.89    0.70    1.33    0.70    1.13

DILUTED EARNINGS PER SHARE
     First Source..................... $ 0.23  $ 0.16  $ 0.30  $ 0.15  $ 0.27
     Pulse............................   0.85    0.93    1.80    0.94    1.34
     First Source Pro Forma...........   0.23    0.18    0.35    0.18    0.30
     Pulse Pro Forma Equivalent (1)...   0.87    0.68    1.31    0.68    1.11

DIVIDENDS PAID PER SHARE (2)
     First Source..................... $ 0.06  $ 0.02  $ 0.05  $ 0.04  $ 0.03
     Pulse............................   0.40    0.35    0.70    0.70    0.70
     First Source Pro Forma...........   0.06    0.02    0.05    0.04    0.03
     Pulse Pro Forma Equivalent (1)...   0.23    0.09    0.20    0.15    0.12

STATED BOOK VALUE PER SHARE (3)
     First Source..................... $ 8.17  $ 3.11  $ 3.24  $ 3.00  $ 2.91
     Pulse............................  14.71   13.63   14.03   12.61   13.57
     First Source Pro Forma...........   6.92    3.25    3.37    3.10    3.13
     Pulse Pro Forma Equivalent (1)...  26.06   12.23   12.69   11.66   11.80

TANGIBLE BOOK VALUE  PER SHARE (4)
     First Source..................... $ 7.91  $ 2.77  $ 2.96  $ 2.65  $ 2.51
     Pulse............................  14.71   13.63   14.03   12.61   13.57
     First Source Pro Forma...........   6.73    3.00    3.17    2.84    2.86
     Pulse Pro Forma Equivalent (1)...  25.33   11.30   11.92   10.68   10.77



_______________
(1) Pulse pro forma equivalent per share data is computed by multiplying the First Source Pro Forma per share data by the Exchange Ratio of 3.764.
(2) The amount of future dividends payable by First Source, if any, is subject to the discretion of First Source's Board of Directors. The Directors normally consider First Source's and First Savings Bank's cash needs, First Source's net income, general business conditions, dividends from subsidiaries and applicable government regulations and policies.

(3) Stated book value is equal to total stockholders' equity divided by total shares outstanding.
(4) Tangible book value is equal to total stockholders' equity less goodwill, divided by total shares outstanding.

     The following table sets forth the basic and diluted income per share, period-end stated and tangible book value per share and cash dividends per share of First Source Common Stock and Pulse Common Stock at or for the six months ended June 30, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1997, on a historical and pro forma basis, as well as pro forma equivalent per share data for Pulse. The historical per share data have been derived from the financial statements of First Source and Pulse which are incorporated by reference herein. The pro forma combined share data have been derived after giving effect to the Merger as if it occurred at the beginning of the period presented using the pooling-of-interest method of accounting.

     The historical per share for First Source has been restated to retroactively reflect the effect of stock dividends, a stock split and a conversion. See "Pro Forma Combined Financial Information;" "Summary -- Selected Financial Data of First Source" and "Summary -- Selected Financial Data of Pulse."

         UNAUDITED COMPARATIVE PER SHARE DATA AT EXCHANGE RATIO OF 3.2

                                         SIX MONTHS
                                       ENDED JUNE 30        YEARS ENDED
                                       --------------  ----------------------
                                        1998    1997    1997    1996    1995
                                       ------  ------  ------  ------  ------
BASIC EARNINGS PER SHARE
     First Source..................... $ 0.24  $ 0.16  $ 0.30  $ 0.15  $ 0.27
     Pulse............................   0.89    0.95    1.85    0.96    1.37
     First Source Pro Forma...........   0.25    0.19    0.37    0.19    0.32
     Pulse Pro Forma Equivalent (1)...   0.79    0.62    1.17    0.62    1.01

DILUTED EARNINGS PER SHARE
     First Source..................... $ 0.23  $ 0.16  $ 0.30  $ 0.15  $ 0.27
     Pulse............................   0.85    0.93    1.80    0.94    1.34
     First Source Pro Forma...........   0.24    0.19    0.36    0.19    0.31
     Pulse Pro Forma Equivalent (1)...   0.78    0.61    1.16    0.61    0.99

DIVIDENDS PAID PER SHARE (2)
     First Source..................... $ 0.06  $ 0.02  $ 0.05  $ 0.04  $ 0.03
     Pulse............................   0.40    0.35    0.70    0.70    0.70
     First Source Pro Forma...........   0.06    0.02    0.05    0.04    0.03
     Pulse Pro Forma Equivalent (1)...   0.19    0.08    0.17    0.13    0.10

STATED BOOK VALUE PER SHARE (3)
     First Source..................... $ 8.17  $ 3.11  $ 3.24  $ 3.00  $ 2.91
     Pulse............................  14.71   13.63   14.03   12.61   13.57
     First Source Pro Forma...........   7.22    3.39    3.51    3.23    3.29
     Pulse Pro Forma Equivalent (1)...  26.06   10.84   11.25   10.33   10.53

TANGIBLE BOOK VALUE  PER SHARE (4)
     First Source..................... $ 7.91  $ 2.77  $ 2.96  $ 2.65  $ 2.51
     Pulse............................  14.71   13.63   14.03   12.61   13.57
     First Source Pro Forma...........   7.01    3.13    3.30    2.96    3.01
     Pulse Pro Forma Equivalent (1)...  22.45   10.02   10.56    9.47    9.62

_______________
(1) Pulse pro forma equivalent per share data is computed by multiplying the First Source Pro Forma per share data by the Exchange Ratio of 3.2.

(2) The amount of future dividends payable by First Source, if any, is subject to the discretion of First Source's Board of Directors. The Directors normally consider First Source's and First Savings Bank's cash needs, First Source's net income, general business conditions, dividends from subsidiaries and applicable government regulations and policies.
(3) Stated book value is equal to total stockholders' equity divided by total shares outstanding.
(4) Tangible book value is equal to total stockholders' equity less goodwill, divided by total shares outstanding.

                                  THE MEETINGS

PULSE MEETING

     General. This Joint Proxy Statement/Prospectus is being furnished to stockholders of Pulse Bancorp, Inc. ("Pulse") in connection with the solicitation of proxies by the Board of Directors of Pulse (the "Pulse Board") for use at the special meeting of stockholders of Pulse and at any adjournments or postponements thereof (the "Pulse Meeting") to be held at the Forsgate Country Club, Forsgate Drive, Jamesburg, New Jersey, on _______________________, at _____ __.m. local time. At the Pulse Meeting, the stockholders of Pulse will be asked to: (i) approve and adopt the Agreement and Plan of Merger, dated as of July 9, 1998 (the "Merger Agreement"), between First Source Bancorp, Inc. ("First Source") and Pulse and the consummation of the transactions contemplated thereby, which are more fully described herein; and (ii) act upon such other matters as may properly be brought before the Pulse Meeting and at any adjournments or postponements thereof. A copy of the Merger Agreement is attached as Annex A hereto. The Merger Agreement provides for the acquisition of Pulse by First Source by means of the merger of Pulse with and into First Source (the "Merger"). Upon consummation of the Merger, each share of the common stock of Pulse, par value $1.00 per share ("Pulse Common Stock") outstanding on the date of the Merger (except for certain specified shares described below) will be converted into and exchangeable for the number of shares of the common stock, par value $0.01 per share, of First Source ("First Source Common Stock"), equal to the Exchange Ratio. See "THE MERGER -- Exchange Ratio."

     This Joint Proxy Statement/Prospectus constitutes a prospectus of First Source with respect to the shares of First Source Common Stock to be issued in connection with the Merger. The information in this Joint Proxy
Statement/Prospectus concerning First Source and Pulse has been furnished by each of such entities, respectively.

     HOLDERS OF PULSE COMMON STOCK ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO PULSE IN THE ENCLOSED POSTAGE-PAID ADDRESSED ENVELOPE.

     PULSE STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

     Recommendation of the Board of Directors. The Pulse Board has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, Pulse and its stockholders. The Pulse Board therefore unanimously recommends that Pulse's stockholders vote FOR approval of the Merger Agreement. See "THE MERGER -- Background of the Merger" and "-- Recommendation of the Boards of Directors; Reasons for the Merger -- Pulse."

     Record Date; Voting; Solicitation and Revocation of Proxies.  The Pulse
Board has fixed [        , 1998] as the record date (the "Pulse Record Date")
for the determination of those Pulse stockholders entitled to notice of and to vote at the Pulse Meeting. Only holders of record of Pulse Common Stock at the close of business on the Pulse Record Date will be entitled to notice of and to vote at the Pulse Meeting. As of the Pulse Record Date, there were [3,140,300] shares of Pulse Common Stock outstanding, entitled to vote and held by approximately 800 holders of record. Each holder of record of shares of Pulse Common Stock on the Pulse Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement, and on any other matter properly submitted for the vote of the Pulse stockholders at the Pulse Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Pulse Common Stock entitled to vote at the Pulse Meeting is necessary to constitute a quorum at the Pulse Meeting. Abstentions will be counted as present for purposes of determining the presence or absence of a quorum at the Pulse Meeting.

     The approval and adoption of the Merger Agreement by Pulse stockholders will require the affirmative vote of the holders of a majority of the outstanding shares of Pulse Common Stock entitled to vote thereon. As described in "THE MERGER -- Conditions to the Merger," such stockholder approval is a condition to consummation of the Merger. Under applicable New Jersey law, in determining whether the Merger proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal to approve and adopt the Merger Agreement.

     As of the Pulse Record Date, directors and executive officers of Pulse and their affiliates may be deemed to be beneficial owners of 453,821 shares, or approximately 14.5% of the shares, of Pulse Common Stock outstanding as of the Record Date. Such persons have informed Pulse that they intend to vote or direct the vote of all such shares of Pulse Common Stock FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. As of the Pulse Record Date, neither First Source and its subsidiaries, nor the directors and executive officers of First Source, beneficially owned any outstanding shares of Pulse Common Stock.

     All shares of Pulse Common Stock which are entitled to be voted and are represented at the Pulse Meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at such meeting, and any adjournments or postponements thereof, in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR: (i) approval and adoption of the Merger Agreement, and (ii) otherwise in the discretion of the proxy holders as to any other matter which may come before the Pulse Meeting or any adjournment or postponement thereof, including, among other things, a motion to adjourn or postpone the Pulse Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

     If any other matters are properly presented at the Pulse Meeting for consideration, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will only be exercised to the extent possible under applicable federal and state securities and corporation laws. Pulse does not have any knowledge of any matters to be presented at the Pulse Meeting other than the matters set forth above.

     Any proxy given by a Pulse stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Pulse, at or before the taking of the vote at the Pulse Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Pulse before the taking of the vote at the Pulse Meeting, or (iii) attending the Pulse Meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to Pulse Bancorp, Inc., 6 Jackson Street, South River, New Jersey 08882, Attention: Nancy M. Janosko, Secretary, or hand delivered to Ms. Janosko at or before the taking of the vote at the Pulse Meeting.

     Pulse will bear all expenses of this solicitation of proxies from the holders of Pulse Common Stock, except that the cost of preparing and mailing this Joint Proxy Statement/Prospectus will be borne equally by Pulse and First Source. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Pulse in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Pulse has retained its transfer agent, American Stock Transfer and Trust Company, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $_____ plus reasonable out-of-pocket costs and expenses. In addition, Pulse will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

FIRST SOURCE MEETING

     General. This Joint Proxy Statement/Prospectus is being furnished to stockholders of First Source in connection with the solicitation of proxies by the Board of Directors of First Source (the "First Source Board") for use at the special meeting of stockholders of First Source and at any adjournments or postponements thereof (the "First Source Meeting", and together with the Pulse Meeting, the "Special Meetings") to be held at the Forsgate Country Club, Jamesburg, New Jersey, on [ , 1998] at ______ local time. At the First Source Meeting, the stockholders of First Source will be asked to: (i) approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, which are more fully described herein; (ii) approve and adopt the First Source Incentive Plan; (iii) approve and adopt the Corporate Name Amendment and
(iv) act upon such other matters as may properly be brought before the First Source Meeting and at any adjournments or postponements thereof. A copy of the Merger Agreement is attached as Annex A hereto. A copy of the Incentive Plan is attached as Annex E hereto. A copy of the Amendment to the First Source Certificate of Incorporation is attached as Annex F hereto.

     HOLDERS OF FIRST SOURCE COMMON STOCK ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO FIRST SOURCE IN THE ENCLOSED POSTAGE-PAID ADDRESSED ENVELOPE.

     FIRST SOURCE STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

     Recommendation of the Board of Directors. The First Source Board has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, First Source and its stockholders. The First Source Board therefore unanimously recommends that First Source's stockholders vote FOR approval of the Merger Agreement. The First Source board has also unanimously approved the First Source Incentive Plan and the Corporate Name Amendment and unanimously recommends that First Source's stockholders vote FOR approval and adoption of the First Source Incentive Plan and the Corporate Name Amendment. See "THE MERGER -- Background of the Merger" and "-- Recommendation of the Boards of Directors; Reasons for the Merger -- First Source"; "The First Source Bancorp, Inc. 1998 Stock-Based Incentive Plan"; and "Amendment of the First Source Bancorp, Inc. Certificate of Incorporation."

     Record Date; Voting; Solicitation and Revocation of Proxies.  The First
Source Board has fixed [                , 1998] as the record date (the "First
Source Record Date") for the determination of those First Source stockholders entitled to notice of and to vote at the First Source Meeting. Only holders of record of First Source Common Stock at the close of business on the First Source Record Date will be entitled to notice of and to vote at the First Source Meeting. As of the First Source Record Date, there were ________ shares of First Source Common Stock outstanding, entitled to vote and held by approximately ________ holders of record. Each holder of record of shares of First Source Common Stock on the First Source Record Date is entitled to cast one vote per share on the proposals to approve and adopt the Merger Agreement, the First Source Incentive Plan and the Corporate Name Amendment and on any other matter properly submitted for the vote of the First Source stockholders at the First Source Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of First Source Common Stock entitled to vote at the First Source Meeting is necessary to constitute a quorum at the First Source Meeting. Abstentions will be counted as present for purposes of determining the presence or absence of a quorum at the First Source Meeting.

     The approval and adoption of the Merger Agreement by First Source stockholders will require the affirmative vote of the holders of a majority of the outstanding shares of First Source Common Stock entitled to vote thereon.
As described in "THE MERGER -- Conditions to the Merger," such stockholder approval is a condition to consummation of the Merger. The approval and adoption of the First Source Incentive Plan and the Corporate Name Amendment will require the affirmative vote of the holders of a majority of the outstanding shares of First Source Common Stock entitled to vote thereon. Under applicable Delaware law, in determining whether the Merger, the Incentive Plan and the Corporate Name Amendment proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposals presented.

     As of the First Source Record Date, directors and executive officers of First Source and their affiliates may be deemed to be beneficial owners of ________ shares of First Source Common Stock, or approximately ____% of the shares of First Source Common Stock outstanding as of the Record Date. Such persons have informed First Source that they intend to vote or direct the vote of all such shares of First Source Common Stock FOR approval and adoption of the Merger Agreement, approval and adoption of the First Source Incentive Plan approval and adoption of the Corporate Name Amendment and the transactions contemplated thereby. As of the First Source Record Date, Pulse and the directors and executive officers of Pulse, beneficially owned ______ shares of First Source Common Stock.

     All shares of First Source Common Stock which are entitled to be voted and are represented at the First Source Meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at such meeting, and any adjournments or postponements thereof, in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR: (i) approval and adoption of the Merger Agreement;
(ii) approval and adoption of the Incentive Plan; (iii) approval and adoption of the Corporate Name Amendment; and (iv) otherwise in the discretion of the proxy holders as to any other matter which may come before the First Source Meeting or any adjournment or postponement thereof, including, among other things, a motion to adjourn or postpone the First Source Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposals will be voted in favor of any such adjournment or postponement.

     If any other matters are properly presented at the First Source Meeting for consideration, the persons named in the form of proxy enclosed herewith and acting thereunder will have discretionary authority to vote on such matters in accordance with their best judgment; provided, however, that such discretionary authority will only be exercised to the extent possible under applicable federal and state securities and corporation laws. First Source does not have any knowledge of any matters to be presented at the First Source Meeting other than the matters set forth above.

     Any proxy given by a First Source stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of First Source, at or before the taking of the vote at the First Source Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of First Source before the taking of the vote at the First Source Meeting, or (iii) attending the First Source Meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to First Source Bancorp, Inc., 1000 Woodbridge Center Drive, Woodbridge, NJ 07095, Attention: Christopher Martin, Corporate Secretary, or hand delivered to Mr. Martin at such address at or before the taking of the vote at the First Source Meeting.

     First Source will bear all expenses of this solicitation of proxies from the holders of First Source Common Stock, except that the cost of preparing and mailing this Joint Proxy Statement/Prospectus will be borne equally by Pulse and First Source. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of First Source in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. First Source has retained Kissel-Blake, Inc., a proxy soliciting firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed [$ ] plus reasonable out-of-pocket costs and expenses. In addition, First Source will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

                                   THE MERGER

     The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement, describes the material aspects of the Merger but does not purport to be a complete description and is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and attached hereto as Annex A. First Source and Pulse stockholders are urged to read carefully the Merger Agreement.

GENERAL

     Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all waiting periods in respect thereof, and the approval of the Merger Agreement by the requisite vote of the stockholders of First Source and Pulse, Pulse will be merged with and into First Source. First Source shall be the surviving corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Pulse shall terminate.

     Immediately after the consummation of the Merger, Pulse Savings Bank, a New Jersey stock savings bank and a wholly owned subsidiary of Pulse ("Pulse Bank"), will merge (the "Subsidiary Bank Merger") with and into First Savings Bank, SLA, a New Jersey savings and loan association and a wholly owned subsidiary of First Source ("First Savings"). See "CERTAIN RELATED TRANSACTIONS -- Subsidiary Bank Merger Agreement."

EXCHANGE RATIO

     At the Effective Time (as defined below), each issued and outstanding share of Pulse Common Stock, except for shares held directly or indirectly by Pulse or First Source (other than shares held by First Source or Pulse in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")), will be converted into and exchangeable for the number of shares (the "Exchange Ratio") of First Source Common Stock determined as follows: (i) subject to certain provisions of the Agreement, if the Average Closing Price of First Source Common Stock is equal to or greater than $11.50, the Exchange Ratio shall be equal to 3.2; (ii) if the Average Closing Price is $10.00 or greater but less than $11.50, the Exchange Ratio shall be 3.2; (iii) if the Average Closing Price is greater than $8.50 but less than $10.00 the Exchange Ratio shall equal $32.00 divided by the Average Closing Price; or (iv) subject to certain provisions of the Agreement, if the Average Closing Price is equal to or less than $8.50, the Exchange Ratio shall be 3.764. The Average Closing Price is defined as the average closing sales price of the First Source Common Stock on the Nasdaq Stock Market for the 10 consecutive trading days ending on the fifth business day (the "Valuation Date") prior to the date on which the later of approval of First Source's stockholders, Pulse's Stockholders, or the date the last required regulatory approval for the Merger and the other transactions contemplated by the Merger Agreement is obtained, without regard to any requisite waiting periods in respect thereof. Under the terms of the Merger Agreement, cash will be paid in lieu of the issuance of fractional shares of First Source Common Stock.

     If the Average Closing Price is less than $8.50 and, in response to an election by Pulse to terminate the Merger Agreement, First Source elects to increase the Exchange Ratio, the Exchange Ratio will be equal to $32.00 per share. See "-- Waiver and Amendment; Termination" below. Assuming the Merger is approved by the holders of Pulse Common Stock, the Pulse Board may elect not to terminate the Merger Agreement and to consummate the Merger without resoliciting Pulse stockholders if the Average Closing Price is less than $8.50, even though, as a result of the application of the Exchange Ratio, the value of the shares of First Source Common Stock (valued at the Average Closing Price) issued in exchange for each share of Pulse Common Stock would be less than $32.00. In such a situation, in considering whether to consummate the Merger without the resolicitation of Pulse stockholders, the Pulse Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, its evaluation of the then-existing economic conditions and trends, its evaluation of the respective business, financial condition, results of operations and prospects of each of Pulse and First Source, its evaluation of the overall condition of the thrift and commercial banking industries and the advice of its financial advisor and legal counsel. Pulse stockholders will have no vote in the decision of the Pulse Board to either terminate the Merger Agreement or elect to consummate the Merger in the event that the Average Closing Price is less than $8.50. See "--Waiver and Amendment; Termination" below.

     Assuming the Merger is approved by the holders of First Source Common Stock and the Average Closing Price is less than $8.50, the First Source Board may elect to increase the Exchange Ratio and to consummate the Merger without resoliciting First Source stockholders even though, as a result of such adjustment, the number of shares of First Source Common Stock to be issued in the Merger would increase. In such a situation, in considering whether to increase the Exchange Ratio and consummate the Merger without the resolicitation of First Source stockholders, the First Source Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial advisor and legal counsel. Such relevant facts and circumstances would include the First Source Board's evaluation of the dilutive impact of a higher Exchange Ratio to First Source's stockholders, its evaluation of the strategic importance to First Source of the acquisition of Pulse relative to any such dilutive impact and the accretive prospects of the acquisition, its evaluation of the synergies of Pulse's business relative to First Source, Pulse's financial condition, operating performance, and prospects, and the advice of First Source's financial advisor as to the fairness of such higher Exchange Ratio to First Source stockholders from a financial point of view. First Source stockholders will have no vote in the decision of the First Source Board to either permit Pulse to terminate the Merger Agreement or elect to increase the Exchange Ratio in the event that the Average Closing Price is less than $8.50.

     First Source has the right to terminate the Agreement if the Average Closing Price of First Source is greater than $11.50 per share, unless Pulse provides notice pursuant to the Agreement that it wants to proceed with the Merger, in which event First Source will pay $36.80 per share for Pulse common stock. Assuming the Merger is approved by First Source stockholders, the First Source Board may elect not to terminate the Merger Agreement and to consummate the Merger without resoliciting First Source stockholders if the Average Closing Price is greater than $11.50 and Pulse chooses not to decrease the consideration, even though, as a result of the application of the Exchange Ratio, the value of the shares of First Source Common Stock (valued at the Average Closing Price) issued in exchange for each share of Pulse Common Stock would be greater that $36.80. In such a situation, in considering whether to consummate the Merger without the resolicitation of First Source stockholders, the First Source Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time including, without limitation, its evaluation of the then-existing economic conditions and trends, its evaluation of the respective business, financial condition, results of operations and prospects of each of Pulse and First Source, its evaluation of the overall condition of the thrift banking industry and the advice of its financial advisor and legal counsel.

     Assuming the Merger is approved by the holders of Pulse Common Stock and the Average Closing Price is greater than $11.50, the Pulse Board may elect to decrease the Exchange Ratio and to consummate the Merger without resoliciting Pulse stockholders even though, a result of such adjustment, the number of shares of First Source Common Stock to be issued in the Merger would decrease. In such a situation, in considering whether to decrease the Exchange Ratio and consummate the Merger without the resolicitation of Pulse stockholders, the Pulse Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial advisor and legal counsel. Such relevant facts and circumstances would include the status of the overall stock, the market prices of stock of comparable financial institutions, the economy and the performance of Pulse and First Source. See "THE MERGER -- Exchange Ratio" and "-- Waiver and Amendment; Termination."

     The formula for determining the Exchange Ratio was arrived at through arms-length negotiations between Pulse and First Source. If First Source effects a stock dividend, split-up or combination, or other distribution in First Source Common Stock prior to consummation of the Merger, an appropriate adjustment to the Exchange Ratio will be made.

     Under the terms of the Merger Agreement, the Exchange Ratio will be determined by reference to the Average Closing Price of First Source Common Stock as of the Valuation Date. Due to the requirements of applicable law, among other reasons, it is possible that the Valuation Date will occur 30 days or more prior to the Effective Time. The market price of First Source Common Stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the Valuation Date, and between the Valuation Date and the Effective Time. Although the Merger Agreement provides that the Exchange Ratio will adjust to absorb fluctuations in the market price of First Source Common Stock within certain ranges prior to the Valuation Date, fluctuations in such market price prior to the Effective Time could result in an increase or decrease in the market price as of the Effective Time of the shares of First Source Common Stock to be received by Pulse stockholders in the Merger. If the Valuation Date had
been [          ], the Exchange Ratio would have been [        ].  For further
information concerning the market prices of First Source Common Stock and Pulse Common Stock, see "MARKET PRICES AND DIVIDEND INFORMATION." No assurance can be given concerning the market price of First Source Common Stock before or after the Effective Time.

     No fractional shares of First Source Common Stock will be issued in connection with the Merger. In lieu of the issuance of fractional shares, First Source will make a cash payment to each Pulse stockholder who otherwise would be entitled to receive a fractional share equal to the product of (i) the fractional interest which a Pulse stockholder would otherwise receive and (ii) the average of the closing sale prices of First Source Common Stock on the Nasdaq National Market for the five trading days immediately preceding the Effective Time.

     Upon consummation of the Merger, any shares of Pulse Common Stock that were owned by Pulse as treasury stock or that were held directly or indirectly by First Source other than in a fiduciary capacity or in respect of a debt previously contracted will be canceled and retired and no payment will be made with respect thereto.

     Based on the capitalization of First Source and Pulse as of _____, upon consummation of the Merger, the stockholders of Pulse will own First Source
Common Stock representing approximately [         %] of the outstanding First
Source Common Stock following the Merger assuming an Exchange Ratio of [      ]
or approximately [        %] of the outstanding First Source Common Stock
following the Merger assuming an Exchange Ratio of [        ]. As more fully
described above, the Exchange Ratio could be as low as 3.2 and as high as 3.764.
Such percentages would range from [           %] to [          %], depending on
whether the shares of Pulse Common Stock and First Source Common Stock issuable upon exercise of outstanding Pulse stock options and First Source stock options and warrants (vested and unvested) are issued. For purposes of these calculations, except as set forth above, it is assumed that no other shares of First Source Common Stock and Pulse Common Stock are issued.

     If the Merger had been consummated on_____, First Source and Pulse would
have accounted for [         %] and [         %], respectively, of the revenue
of the combined entity.  Further, First Source and Pulse would have represented
[         %] and [         %], respectively, of the total assets and [       %]
and [        %], respectively, of the stockholders' equity of the combined company. Such amounts exclude consideration of merger and restructuring charges expected to be made in connection with the Merger.

     In addition, at the Effective Time, each outstanding and unexercised option to purchase shares of Pulse Common Stock (a "Pulse Option") will either be assumed by First Source or converted in shares of First Source pursuant to a formula described below. If the Pulse options are converted into First Source options, after the Effective Time, each Pulse Option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Pulse Option immediately prior to the Effective Time (with the exception of a limited rights feature contained in certain Pulse Options which has been eliminated in order to ensure that the Merger qualifies for pooling of interests accounting treatment), the number of shares of First Source Common Stock equal to the product, rounded down to the nearest share, of the number of shares of Pulse Common Stock subject to the Pulse Option and the Exchange Ratio, at a price per share equal to the exercise price per share of Pulse Common Stock otherwise purchasable pursuant to such Pulse Option divided by the Exchange Ratio, rounded up to the nearest cent. If the Pulse options are converted into First Source Common Stock, each Pulse option will be exchanged for such number of shares (rounded to the nearest whole share) of First Source Common Stock as are equal in value (determined by valuing each share of First Source

Common Stock at the Average Closing Price) to the excess of (i) the number of shares of Pulse Common Stock subject to such option multiplied by the Exchange Ratio multiplied by the Average Closing Price of the First Source Common Stock over (ii) the aggregate exercise price of such option.

BACKGROUND OF THE MERGER

     Pulse is a unitary savings and loan holding company that is chartered by the State of New Jersey. In 1990, Pulse exchanged its common stock for all of the issued and outstanding common stock of a predecessor of Pulse Savings Bank. The common stock of this predecessor, first chartered as a mutual institution in 1916, had been issued in 1986. Pulse directs and plans the activities of Pulse Bank, Pulse's primary asset. Pulse Bank is a New Jersey-chartered capital stock savings bank headquartered in South River, New Jersey.

     In connection with its normal strategic review, Pulse regularly examines its strategic business alternatives, devoting particular attention to the continuing consolidation and increasing competition in the banking and financial services industries in the New Jersey market. The New Jersey market is home to many large, aggressive regional commercial banking entities, and the banking market in New Jersey in particular has been subject to significant consolidation in recent years. As a result, competition in the local banking and financial services industries has intensified, especially for smaller thrift institutions like Pulse. This review by Pulse has included, from time to time, presentations to the Pulse board of directors from investment banking firms, including Sandler O'Neill. These presentations have included an overview of the market for bank and thrift mergers, an assessment of Pulse's then current strategic business plan, and a preliminary estimate of Pulse's market value were it to pursue a strategic merger transaction. The president of Pulse (Mr. Hornyak) and several of the members of the board of directors of Pulse, were aware during the month of May 1998 that the stock prices of certain thrift institutions in New Jersey had dropped, or failed to rise (as had been typical), following their recent conversions from the mutual holding company structure to a stock holding company structure.

     During early June 1998, Mr. Hornyak was approached by Ryan, Beck & Co., Inc., an investment banker, which informed Mr. Hornyak that a financial institution located in New Jersey was interested in discussing the possibility of pursuing a negotiated merger with Pulse. Mr. Hornyak advised the investment banker that Pulse was not inclined to pursue a merger but agreed with the investment banker that the recent drop in share price for certain thrift institutions could present an opportunity for Pulse if the consideration to be received by Pulse was based on the then current share price of such a thrift institution as the potential acquiror.

     Following that discussion, in mid-June 1998, Mr. Hornyak advised the members of the board of directors about his discussions with Ryan, Beck and that there was an opportunity for shareholders of Pulse to realize value in exchanging shares of Pulse for what could be relatively low priced shares of an acquiror. Mr. Hornyak was informally advised by the members of the board of directors to pursue his discussions. Mr. Hornyak did so and was told by Ryan, Beck that First Source was the interested party. During the second half of June 1998, an outline of terms was discussed with the Pulse Board of Directors, First Source and Ryan, Beck. On June 23, 1998, with counsel present, a special meeting of the Pulse board of directors was held to discuss the proposed terms of the potential merger that management and certain directors had drafted. Discussion at this meeting included the consideration received in recent merger transactions as well as consideration that had been offered to Pulse in the past several years during its exploration of its potential value in a merger. The Board of Directors considered the relative merits in a tax free merger of exchanging Pulse shares for either relatively high priced shares (on a book value per share basis) of other financial institutions or for relatively low priced shares (on a book value per share basis) of an institution such as First Source. The market value of thrift institutions, such as First Source, that had recently completed the conversion from mutual holding company to stock form was evaluated, as was the value to Pulse of merging with another thrift institution located in the same market area of Middlesex County, New Jersey. At this meeting, counsel and the Board of Directors discussed termination fees and lock-up options at great length, as well as accounting and tax issues, and treatment of employee and other plans and other potential impacts on Pulse. Between June 23 and 25, 1998, discussions between the parties continued with additional revision to the proposed terms. A regular meeting of the Pulse Board of Directors was held on June 25, 1998. At this meeting, the Board of Directors continued its discussion of many of the issues discussed on June 23, 1998 and the revised terms were discussed and further revised. Management was authorized on June 25, 1998 to submit a list of terms to First Source and, if accepted by First Source, to begin a review of the operations of First Source and negotiate a merger agreement, lock-up option and related documents.

     During the remainder of June 1998 and during the early part of July 1998, the form and amount of consideration, the Exchange Ratio, the treatment of Pulse stock options, the termination provisions, and issues relating to the management and operations of Pulse and Pulse Savings Bank following the Merger were determined on the basis of arms-length-negotiation between Pulse representatives and the First Source representatives and agreement on other proposed terms was reached. Pulse began to interview management of First Source and examine documents. In early July 1998, because of Pulse's long term relationship with Sandler O'Neill, Sandler O'Neill was engaged and Pulse, First Source, and their respective legal counsel and financial advisors conducted reciprocal due diligence analyses.

     During early July 1998, negotiations continued, members of the Board of Directors of Pulse discussed the drafts of the merger agreement and Pulse's counsel and accountants and Sandler O'Neill were consulted about various aspects of the proposed merger. During this time Mr. Hornyak continued to confer with members of the Board of Directors and First Source continued to revise a merger agreement.

     On July 9, 1998, the Pulse Board of Directors held a special meeting with its counsel and Sandler O'Neill to discuss the Merger Agreement and other aspects of the Merger. At that meeting, the reasons for, and the potential benefits of the Merger were discussed; Pulse's legal counsel reviewed the terms of the Merger Agreement, related agreements and the transactions contemplated thereby; final revisions to the Merger Agreement were made; Sandler O'Neill made a presentation regarding the financial terms of the Merger Agreement and the fairness, from a financial point of view, of the consideration to holders of Pulse Common Stock. After a thorough discussion and consideration of the factors discussed below under "The Merger - Recommendation of the Boards of Directors; Reasons for the Merger" the Pulse Board of Directors unanimously approved the Merger Agreement and the transactions contemplated in the Merger Agreement as in the best interests of Pulse and its stockholders, and authorized the execution of the Merger Agreement. The Merger Agreement was entered into on July 9, 1998.

RECOMMENDATION OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER

     Pulse. In reaching for its decision to approve the Merger Agreement, the Pulse Board considered a number of factors. The Pulse Board did not assign any relative or specific weights to the factors considered. Among other things, the Pulse Board considered: (i) the Merger consideration in relation to the book value, assets and earnings of Pulse; (ii) information concerning the financial condition, results of operations and prospects of First Source and Pulse including the return on the assets and return on equity of the respective companies; (iii) the financial terms of other recent business combinations in the banking industry; and (iv) the opinion of Sandler O'Neill as to the fairness of the Exchange Ratio, as of such date, to Pulse stockholders from a financial point of view.

     The Pulse Board believes that the terms of the Merger Agreement, which are the product of arms-length negotiations between First Source and Pulse, are in the best interest of Pulse and its stockholders. In the course of reaching its determination, the Pulse Board consulted with legal counsel with respect to its legal duties, the terms of the Merger Agreement and the issues related thereto; with its financial advisor with respect to the financial aspects of the transaction; and with senior management regarding, among other things, operational matters.

     In reaching its determination to approve the Merger Agreement, the Pulse Board also considered the following factors:

     (a) The Pulse Board analyzed information with respect to the financial condition, results of operations, business and prospects of First Source and Pulse.

     (b) The Pulse Board considered the written opinion of Sandler O'Neill that as of July 9, 1998, the Exchange Ratio was fair to Pulse shareholders from a financial point of view. See "--Opinion of Pulse's Financial Advisor."

     (c) The Pulse Board considered the current operating environment, including, but not limited to, the continuing consolidation and increasing competition in the banking and financial services industries, the prospect for further changes in these industries, and the importance of being able to capitalize on developing opportunities in these industries. This information had been periodically reviewed by the Pulse Board at its regular board meetings and was also discussed between the Pulse Board and Pulse's various advisors.

     (d) The Pulse Board considered the other terms of the Merger Agreement and exhibits, including the tax-free nature of the transaction.

     (e) The Pulse Board considered the detailed financial analyses and other information with respect to First Source and Pulse discussed by Sandler O'Neill, as well as the Pulse Board's knowledge of Pulse, First Source and their respective businesses. In this regard, the latest publicly-available financial and other information for First Source and Pulse were analyzed, including a comparison to publicly-available financial and other information for other similar institutions.

     (f) The Pulse Board considered the value of Pulse Common Stock if Pulse continued as a stand-alone entity compared to the effect of Pulse combining with First Source in light of the factors summarized above and the current economic and financial environment, including, but not limited to, other possible strategic alternatives, the results of the contacts and discussions between Pulse and its financial advisor and various third parties and the belief of the Pulse Board and management that the Merger offered the best transaction available to Pulse and its shareholders.

     (g) The Pulse Board considered the likelihood of the Merger being approved by the appropriate regulatory authorities, including factors such as market share analysis, First Source's Community Reinvestment Act rating and the estimated pro forma financial impact of the Merger on First Source.

     (h) The Pulse Board considered the effect of the Merger on Pulse's employees, customers and the communities it serves.

     The foregoing discussion of the information and factors considered by Pulse's Board is not intended to be exhaustive, but constitutes the material factors considered by Pulse's Board. In reaching its determination to approve and recommend the Merger Agreement, although Pulse's Board did not assign any relative or specific weights to the foregoing factors, individual directors may have weighed factors differently. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed above and the opinion of Sandler O'Neill referred to above, the Pulse Board approved and adopted the Merger Agreement and the transactions contemplated thereby as being in the best interests of Pulse and its shareholders.

     First Source. The First Source Board believes that the Merger is fair to, and in the best interests of, First Source and its stockholders. Accordingly, the First Source Board has unanimously approved the Merger Agreement and recommends that First Source's stockholders vote FOR the approval and adoption of the Merger Agreement and consummation of the transactions contemplated thereby.

     In reaching its decision to approve the Merger Agreement, the First Source Board consulted with its legal advisors regarding the legal terms of the transaction and the First Source Board's obligations in its consideration of the proposed transaction, its financial advisors regarding the financial aspects and fairness of the proposed transaction, as well as with management of First Source, and, without assigning any relative or specific weights, considered a number of factors, both from a short-term and a longer-term perspective, including the following:

          (i) the First Source Board's familiarity with and review of First Source's business, operations, financial condition, earnings and prospects, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated therewith;

          (ii) the First Source Board's review, based in part on a presentation by First Source management regarding its due diligence on Pulse, of the business, operations, earnings and financial condition of Pulse on an historical, prospective and pro forma basis, and the enhanced opportunities for growth that the Merger makes possible;

          (iii) a variety of factors affecting and relating to the overall strategic focus of First Source including, without limitation, opportunities for growth in deposits, assets and earnings, and opportunities available to First Source in the market areas where Pulse conducts business;

          (iv) the current and prospective economic, competitive and regulatory environment facing financial institutions, including First Source;

          (v) the terms of the Merger Agreement, the Stock Option Agreement and the other documents executed in connection with the Merger;

          (vi) the anticipated revenue enhancement, cost savings and efficiencies available from the Merger; and

          (vii) the financial advice rendered by Ryan, Beck and the opinion of Ryan, Beck as to the fairness to First Source's stockholders from a financial point of view of the aggregate consideration to be paid by First Source in the Merger.

OPINION OF FINANCIAL ADVISORS

     Pulse. Pursuant to an engagement letter dated as of July 1, 1998 (the "Sandler O'Neill Agreement"), Pulse retained Sandler O'Neill as an independent financial advisor to render an opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Pulse Common Stock. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is banks and savings institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

     On July 9, 1998, Sandler O'Neill delivered to the Pulse Board its oral and written opinion, that, as of such date, the Exchange Ratio was fair to the holders of shares of Pulse Common, from a financial point of view. Sandler O'Neill has also delivered to the Pulse Board a written opinion dated the date of this Joint Proxy Statement/Prospectus (the "Sandler O'Neill Fairness Opinion") which is substantially identical to the July 9, 1998 opinion. THE FULL TEXT OF THE SANDLER O'NEILL FAIRNESS OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION, IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C. HOLDERS OF SHARES OF PULSE COMMON STOCK ARE URGED TO READ THE SANDLER O'NEILL FAIRNESS OPINION IN ITS ENTIRETY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

     THE SANDLER O'NEILL FAIRNESS OPINION WAS PROVIDED TO THE PULSE BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO HOLDERS OF SHARES OF PULSE COMMON STOCK. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF PULSE TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES OF PULSE COMMON STOCK AS TO

HOW SUCH STOCKHOLDER SHOULD VOTE AT THE PULSE MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

     In connection with rendering its July 9, 1998 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but does not purport to be a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Pulse, First Source and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither Pulse nor Sandler O'Neill assumes responsibility for their accuracy.

     SUMMARY OF PROPOSAL.  Sandler O'Neill reviewed the financial terms of the
     -------------------
proposed transaction. Based on the closing price of First Source Common on July 8, 1998 of $9.88 and an Exchange Ratio of 3.241, Sandler calculated an implied transaction value per share of Pulse of $32.00. Based upon such implied transaction value and Pulse's March 31, 1998 financial information, Sandler O'Neill calculated the price to tangible book value and price to last twelve months' normalized earnings. This analysis yielded a price to tangible book value multiple of 2.21x and a price to last twelve months' earnings multiple of 18.2x.

     STOCK TRADING HISTORY.  Sandler O'Neill reviewed the history of the
     ---------------------
reported trading prices and volume of Pulse Common and the First Source Common, and the relationship between the movements in the prices of Pulse Common and the First Source Common, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index (the "S&P Index"), the NASDAQ Banking Index (the "Bank Index") and selected composite groups of publicly traded savings institutions (in the case of Pulse) and larger publicly traded savings institutions (in the case of First Source), identified below. During the one-year period ended July 8, 1998, Pulse Common outperformed the S&P Index and the Bank Index, and slightly underperformed the peer group index. During the six-year period ended July 8, 1998, First Source Common outperformed each of the indices to which it was compared. During the three-month period since First Source's public offering, ended July 8, 1998, First Source Common underperformed each of the indices to which it was compared.

       COMPARABLE COMPANY ANALYSIS.  Sandler O'Neill used publicly available
       ---------------------------
information to compare selected financial and market trading information, including balance sheet composition, asset quality ratios, loan loss reserve levels, profitability, capital adequacy, dividends and trading multiples, for Pulse and two groups of savings institutions. The first group consisted of Pulse and the following twelve publicly traded regional savings institutions (the "Regional Group"): Ambanc Holding Co., Bayonne Bancshares Inc., Carver Bancorp Inc., Fidelity Bancorp Inc., First Bell Bancorp Inc., FMS Financial Corp., Lakeview Financial Corp., Northeast PA Financial Corp., Progress Financial Corp., Raritan Bancorp Inc., TF Financial Corp., and Statewide Financial Corp. Sandler O'Neill also compared Pulse to a group of ten publicly traded savings institutions which had a return on average equity (based on last twelve months' earnings) of greater than 14.3% and a price to tangible book value of greater than 218% (the "Highly Valued Group"). The Highly Valued Group included the following institutions: American Bank of Connecticut, Coastal Financial Corp., FMS Financial Corp., Highland Bancorp Inc., Home Federal Bancorp, Lakeview Financial Corp., MetroWest Bank, First Mutual Savings Bank, Progress Financial Corp., and PVF Capital Corp. The analysis compared publicly available financial information for Pulse and the median data for each of the Regional Group and the Highly Valued Group as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the twelve months ended March 31, 1998.

Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for First Source and two different groups of savings institutions. The first group consisted of First Source and the following twelve publicly traded savings institutions (the "Peer Group"): Dime Community Bancshares Inc., ESB Financial Corp., Flushing Financial Corp., GA Financial Inc., JSB Financial Inc., Ocean Financial Corp., Parkvale Financial Corp., PennFed Financial Services Inc., Peoples Bancorp Inc., Richmond County Financial Corp., WSFS Financial Corp., and York Financial Corp. Sandler O'Neill also compared First Source to a group of fourteen publicly savings institutions which had a return on average equity (based on last twelve months' earnings) of greater than 15.5% and a price to tangible book value of greater than 169% (the "Larger Highly Valued Group"). The Larger Highly Valued Group included American Bank of Connecticut, Anchor BanCorp Wisconsin, CFSB Bancorp Inc., Coastal Financial Corp., D&N Financial Corp., First Federal Capital Corp., Highland Bancorp Inc., Home Federal Bancorp, Lakeview Financial Corp., MECH Financial Inc., Metropolitan Financial Corp., MetroWest Bank, People's Bancshares Inc., and WSFS Financial Corp. The analysis compared publicly available financial information for First Source and the median data for each of the Peer Group and the Larger Highly Valued Group as of and for each of the years ended December 31, 1993 through December 31, 1997 and as of and for the twelve months ended March 31, 1998.

     ANALYSIS OF SELECTED MERGER TRANSACTIONS.  Sandler O'Neill reviewed 72
     ----------------------------------------
transactions announced from January 1, 1998 through July 8, 1998 involving publicly traded savings institutions nationwide as acquired institutions with transaction values greater than $15 million ("Nationwide Transactions") and 17 transactions announced from January 1, 1998 through July 8, 1998 involving public savings institutions in the Mid-Atlantic Region (Maryland, New Jersey, New York, and Pennsylvania) as acquired institutions with transaction values greater than $15 million ("Regional Transactions"). Sandler O'Neill reviewed the ratios of transaction values to last four quarters' earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits, transaction value to total deposits and transaction value to total assets and computed high, low, mean, and median ratios and premiums for the respective groups of transactions. These multiples were applied to Pulse's financial information as of and for the twelve months ended March 31, 1998. Based upon the median multiples for Nationwide Transactions, Sandler O'Neill derived an imputed range of values per share of Pulse Common of $29.68 to $41.02. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share of Pulse Common of $28.97 to $44.97.

     No company involved in the transactions included in the above analysis is identical to Pulse and no transaction included in the above analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing analysis is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of Pulse and First Source and the companies to which they are being compared.

     DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS.  Sandler O'Neill
     ------------------------------------------------------
also performed an analysis which estimated the future stream of after-tax dividend flows of Pulse through the year 2004 under various circumstances, assuming Pulse performed in accordance with earnings forecasts of its management and certain variations thereof. To approximate the terminal value of Pulse Common at December 31, 2004, Sandler O'Neill applied price to earnings multiples ranging from 12x to 27x and applied multiples of tangible book value ranging from 100% to 350%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 9% to 15%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Pulse Common. This analysis, assuming the current dividend payout ratio and management's earnings forecasts, indicated an imputed range of values per share of Pulse Common of between $14.65 and $39.65 when applying the price to earnings multiples, and an imputed range of values per share of Pulse Common of between $12.06 and $47.07 when applying multiples of tangible book value. In connection with its analysis, Sandler O'Neill used sensitivity analyses to consider the effects changes in the underlying assumptions (including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expense and dividend payout ratio) would have on the resulting present value and discussed these effects with the Pulse Board. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or actual future results.

     PRO FORMA MERGER ANALYSIS.  Sandler O'Neill analyzed certain potential pro
     -------------------------
forma effects of the Merger through December 31, 2003, based upon an Exchange Ratio of 3.241, Pulse's and First Source's current and projected income statements and balance sheets, and assumptions regarding the economic environment, accounting and tax treatment of the Merger, charges associated with the Merger, operating efficiencies and other adjustments discussed with senior managements of Pulse and First Source. This analysis indicated that the Merger would be slightly accretive to First Source's earnings per share for all periods analyzed and dilutive to tangible book value per share of First Source's Common for all periods analyzed. This analysis also indicated that, from a Pulse shareholder's perspective, as compared to the projected stand-alone performance of Pulse, the Merger would be dilutive to Pulse's earnings per share and accretive to tangible book value per share for all periods analyzed. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     In connection with rendering its July 9, 1998 opinion, Sandler O'Neill reviewed, among other things: (i) the Merger Agreement and exhibits thereto;
(ii) the Stock Option Agreement; (iii) certain publicly available financial statements of Pulse and other historical financial information provided by Pulse that Sandler O'Neill deemed relevant; (iv) certain publicly available financial statements of First Source and other historical financial information provided by First Source that Sandler O'Neill deemed relevant; (v) certain financial analyses and forecasts of Pulse prepared by and reviewed with management of Pulse and the views of senior management of Pulse regarding Pulse's past and current business operations, results thereof, financial condition and future prospects; (vi) certain financial analyses and forecasts of First Source prepared by and reviewed with management of First Source and the views of senior management of First Source regarding First Source's past and current business operations, results thereof, financial condition and future prospects; (vii) the pro forma impact of the Merger; (viii) the publicly reported historical price and trading activity for Pulse's and First Source's common stock, including a comparison of certain financial and stock market information for Pulse and First Source with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant. Sandler O'Neill did not act as Pulse's financial advisor in connection with its consideration of the Merger or in connection with the negotiation of the Merger Agreement, and Sandler O'Neill was not asked to, and did not, solicit indications of interest in a potential transaction from third parties.

     In connection with rendering the Sandler O'Neill Fairness Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its July 9, 1998 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     In performing its reviews and analyses, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill does not assume any responsibility or liability therefor. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Pulse or First Source or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Pulse or First Source, nor has it reviewed any individual credit files relating to Pulse or First Source. With Pulse's consent, Sandler O'Neill has assumed that the respective aggregate allowances for loan losses for both Pulse and First Source are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Pulse or First Source. With respect to all financial information and projections reviewed with each company's management, Sandler O'Neill assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Pulse and First Source and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

     Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement are not waived. Sandler O'Neill also assumed, with Pulse's consent, that there has been no material change in Pulse's or First Source's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to them, that Pulse and First Source will remain as going concerns for all periods relevant to its analyses, and that the Merger will be accounted for as a pooling of interests and will qualify as a tax-free reorganization for federal income tax purposes.

     Under the Sandler O'Neill Agreement, Sandler O'Neill has received a fee of $200,000 for rendering its fairness opinion. Pulse has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     Sandler O'Neill has in the past provided certain other investment banking services to Pulse and has received compensation for such services. Sandler O'Neill has in the past provided certain investment banking services to First Source and currently provides general advisory services to First Source and has received compensation for such services. In addition, Sandler O'Neill may in the future provide certain other investment banking services for First Source and will receive compensation for such services. In the ordinary course of its business, Sandler O'Neill may actively trade the equity securities of Pulse and First Source and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     First Source. On July 8, 1998 First Source formally retained Ryan, Beck to advise First Source on the acquisition of Pulse. Ryan, Beck is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. Ryan, Beck has knowledge of, and experience with, the New Jersey banking market and banking organizations operating in that market, and was selected by First Source because of its knowledge of, experience with, and reputation in the financial services industry.

     In its capacity as First Source's financial advisor, Ryan, Beck participated in the negotiations with respect to the pricing and other terms and conditions of the Merger, but the decision as to whether to acquire Pulse and the final pricing of the Merger was ultimately made by the Board of Directors of First Source on July 9, 1998. Ryan, Beck rendered its oral opinion to the First Source Board on July 9, 1998, subsequently confirmed by a formal written opinion dated as of the same date, and rendered an additional written opinion dated October __, 1998 (the "Opinion") that based on and subject to the assumptions, factors and limitations as set forth in the Opinion and as described below, that the Exchange Ratio is "fair" to First Source's shareholders from a financial point of view. No limitations were imposed by the First Source Board of Directors upon Ryan, Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.

     THE FULL TEXT OF THE RYAN, BECK OPINION DATED AS OF OCTOBER __, 1998, WHICH SETS FORTH ASSUMPTIONS MADE AND MATTERS CONSIDERED, IS SUBSTANTIALLY THE SAME AS THE OPINION RENDERED BY RYAN, BECK ON JULY 9, 1998, AND IS ATTACHED AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS OF FIRST SOURCE ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. RYAN, BECK'S OPINION IS DIRECTED ONLY TO THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FIRST SOURCE SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF RYAN, BECK SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS

IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. RYAN, BECK DOES NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, OR THAT ITS OPINIONS CONSTITUTE A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

     In connection with its analysis, Ryan, Beck: (i) reviewed the Merger Agreement and related documents; (ii) reviewed this Joint Proxy Statement / Prospectus; (iii) reviewed First Source's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1997, 1996, and 1995, and First Source's Quarterly Reports on Form 10-Q for the periods ended June 30, 1998, March 31, 1998, September 30, 1997, June 30, 1997 and March 31,
1997; (iv) reviewed First Source's Registration Statement filed on Form S-1/A dated February 9, 1998 in connection with its conversion from a mutual holding company structure to a stock holding company structure; (v) reviewed Pulse's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended September 30, 1997, 1996, and 1995, and Pulse's Quarterly Reports on Form 10-Q for the periods ended June 30, 1998, March 31, 1998, December 31, 1997, June 30, 1997 and March 31, 1997; (vi) reviewed the historical stock prices and trading volume of First Source's common stock; (vii) reviewed the historical stock prices and trading volume of Pulse's common stock; (viii) reviewed the publicly available financial data of thrift organizations which Ryan, Beck deemed generally comparable to First Source; (ix) reviewed the publicly available financial data of thrift organizations which Ryan, Beck deemed generally comparable to Pulse; (x) reviewed the terms of recent acquisitions of thrift organizations which Ryan, Beck deemed generally comparable in whole or in part to Pulse; and (xi) reviewed the potential pro forma impact of the Merger on First Source's financial condition, operating results and per share figures. We also conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate. Ryan, Beck also reviewed certain financial projections provided by First Source and Pulse for the year ending December 31, 1998 and met with certain members of First Source and Pulse's senior management to discuss First Source and Pulse's past and current business operations, financial condition, strategic plan and future prospects, including the prospects for the combined company and any potential operating efficiencies and synergies which may arise from the Merger.

     In connection with its review, Ryan, Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding First Source and Pulse provided to Ryan, Beck by First Source and Pulse and their representatives. Ryan, Beck is not an expert in the evaluation of allowances for loan losses. Therefore, Ryan, Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowances for loan losses as set forth on First Source and Pulse's balance sheets at June 30, 1998, and Ryan, Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy and prudent banking practice as of the date of such financial statements. Ryan, Beck has reviewed certain historical financial data and financial projections (and the assumptions and bases therefor) provided by First Source and Pulse. Ryan, Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of the respective managements. In certain instances, for the purposes of its analyses, Ryan, Beck made adjustments to such financial and operating forecasts which in Ryan, Beck's judgment were appropriate under the circumstances. Ryan, Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of First Source or Pulse nor did Ryan, Beck review any loan files of First Source or Pulse or their respective subsidiaries. Ryan, Beck also assumed that the Merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to First Source and Pulse.

     The preparation of a fairness opinion on a transaction such as the Merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, the Opinion is not readily susceptible to summary description. In arriving at its opinion, Ryan, Beck performed a variety of financial analyses. Ryan, Beck believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan, Beck's Opinion. No one of the analyses was assigned a greater significance than any other.

     The projections furnished to Ryan, Beck were prepared by the respective managements of First Source and Pulse, without input or guidance by Ryan, Beck. First Source and Pulse do not publicly disclose internal management projections of the type provided to Ryan, Beck in connection with the review of the Merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

     In its analyses, Ryan, Beck made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of First Source or Pulse. Any estimates contained in Ryan, Beck's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

     The following is a brief summary of the analyses and procedures performed by Ryan, Beck in the course of arriving at its opinion.

     ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES:   Ryan, Beck compared
     ----------------------------------------------
Pulse's financial data as of March 31, 1998 to a peer group of fifteen thrift organizations located in the Mid-Atlantic region with assets between $400 million and $1.1 billion. Ryan, Beck deemed this group to be generally comparable to Pulse. At or for the twelve months ended March 31, 1998, Pulse had tangible equity to tangible assets of 8.34%, a return on average assets of 1.07%, a return on average equity of 13.17%, a net interest margin of 2.67%, a ratio of non-interest expenses to average assets of 1.04%, a ratio of non-performing loans (including loans 90 days past due and still accruing interest) to total loans of 0.85%, a ratio of non-performing assets (including loans 90 days past due and still accruing interest) to total assets of 0.60%, a ratio of loan loss reserves to non-performing loans (including loans 90 days past due and still accruing interest) of 170.00%, an efficiency ratio of 38.65%, total loans to total assets of 26.35%, and non-interest income to average assets of 0.08%. These ratios were compared to the median ratios of the fifteen selected thrift organizations, which were, as calculated, a tangible equity to tangible assets ratio of 7.78%, a return on average assets of 0.85%, a return on average equity of 8.69%, a net interest margin of 3.26%, a ratio of non-interest expenses to average assets of 2.15%, a ratio of non-performing loans (including loans 90 days past due and still accruing interest) to total loans of 0.65%, a ratio of non-performing assets (including loans 90 days past due and still accruing interest) to total assets of 0.47%, a ratio of loan loss reserves to non-performing loans (including loans 90 days past due and still accruing interest) of 125.97%, an efficiency ratio of 58.28%, total loans to total assets of
49.75%, and non-interest income to average assets of 0.27%.   Ryan, Beck noted
that the performance of Pulse as measured by a return on average assets and average equity ratio was superior to that of the peer group. Additionally, Ryan, Beck noted that Pulse's low level of non-interest expenses as a percent average assets more than compensates for their lower net interest margin and non-interest income as a percent of average assets when compared to the peer group. This is evidenced by their superior efficiency ratio. Ryan, Beck also noted the significantly lower level of loans at Pulse relative to its peers.

     Ryan, Beck also compared First Source's financial data as of May 31, 1998 (pro forma for their "second step" conversion from mutual holding company structure to stock holding company structure) with that of a group of nineteen selected thrift organizations located in the Mid-Atlantic region with assets between $500 million and $2.0 billion. Ryan, Beck deemed this group to be generally comparable to First Source. At or for the twelve months ended May 31, 1998, First Source had tangible equity to tangible assets of 20.87%, a return on average assets of 1.18%, a return on average equity of 5.50%, a dividend yield of 1.19%, a net interest margin of 2.98%, an efficiency ratio of 42.05%, a ratio of non-performing loans (including loans 90 days past due and still accruing interest) to total loans of 0.51%, a ratio of non-performing assets (including loans 90 days past due and still accruing interest) to total assets of 0.38% and a ratio of reserves to non-performing loans (including loans 90 days past due and still accruing interest) of 208.36%. These ratios were compared to the median ratios of the nineteen selected thrift organizations, which were, as calculated, a tangible equity to tangible assets ratio of 9.82%, a return on average assets ratio of 0.92%, a return on average equity ratio of 10.15%, a dividend yield of 1.84%, a net interest margin of 3.26%, an efficiency ratio of 51.31%, a ratio of non-performing loans (including loans 90 days past due and still accruing interest) to total loans of 0.85%, a ratio of non-performing assets (including loans 90 days past due and still accruing interest) to total assets of 0.51% and a ratio of reserves to non-performing loans (including loans 90 days past due and still accruing interest) of 125.97%. Using First Source's July 6, 1998 Common Stock price of $10.06, its price to LTM earnings was 23.4 times, price to book value was 123.77% and price to tangible book value was 127.86%. The peer group's median price to LTM earnings was 17.0 times, price to book value was 166.04% and price to tangible book value was 173.42%. Financial data for the peer group was generally as of March 31, 1998.

     ANALYSIS OF SELECTED TRANSACTIONS:  Ryan, Beck compared Pulse's financial
     ---------------------------------
data at or for the twelve months ended March 31, 1998 with that of a group of eight selected thrift organizations being acquired in transactions accounted for as pooling-of-interests, announced since June 1, 1997, and for which pricing data pertaining to the transactions was publicly available. The criteria for this group was thrifts in the New England and Mid-Atlantic regions with assets between $350 million and $750 million and equity to assets less than 15%. Ryan, Beck deemed this group to be generally comparable to Pulse. The median ratios of the eight selected companies, as calculated, represented a 7.88% tangible equity to tangible assets ratio, a non-performing assets to assets ratio of 0.78%, an annualized year-to-date return on average assets of 0.96% and an annualized year-to-date return on average equity of 11.34%. These ratios were compared to Pulse's ratios, which were, as calculated, a 8.34% tangible equity to tangible assets ratio, a non-performing assets to assets ratio of 0.60%, a return on average assets of 1.07%, and a return on average equity of 13.17%.

     Ryan, Beck also calculated certain ratios based on the $32.00 of First Source common stock to be issued for each share of Pulse. This price represented 221.15% of book value at March 31, 1998, 221.15% of tangible book value at March 31, 1998, 18.18 times LTM diluted earnings, and a core deposit premium to tangible book value at March 31, 1998 of 12.73%. The median ratios for the Comparable Transactions, as calculated, represented a price to book value of 237.14%, a price to tangible book value of 238.93%, a price to latest twelve months diluted earnings of 21.02 times and a core deposit premium to tangible book value of 17.35%. The imputed value of Pulse based on the median multiples of the above mentioned acquisition peer group was $34.31 based on price to book value, $34.57 based on price to tangible book value, $37.00 based on price to LTM diluted earnings and $38.35 based on the core deposit premium to tangible book value.

     No company or transaction used in the Analysis of Selected Publicly Traded Companies and Transactions sections is identical to Pulse, First Source or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

     IMPACT ANALYSIS:  Ryan, Beck analyzed the Merger in terms of its effect on
     ---------------
First Source's projected earnings per share, current book value, tangible book value, and capital ratios. Ryan, Beck based its analysis on First Source and Pulse's projected 1999 earnings, as provided by the management of First Source and Pulse, assumed to grow thereafter at a compound annual growth rate of 7%, and certain assumptions with respect to cost savings and other synergies and the amount of the restructuring charge resulting from the Merger. Based upon the stand alone earnings projections provided by First Source and Pulse and First Source's closing stock price on July 6, 1998 of $10.06 per share, the analysis showed that the Merger would be accretive to First Source's estimated 1999 earnings per share by approximately 6.9% and accretive to 2000 earnings per share by approximately 6.4%. Based upon First Source's and Pulse's May 31, 1998 and March 31, 1998 estimated financial data, respectively, the Merger would be dilutive to First Source's book value per share by approximately 11.1%, and dilutive to First Source's tangible book value per share by approximately 10.6%. Based upon May 31, 1998 estimated financial data, First Source's pro forma total equity to total assets would decrease from 21.76% to 17.60%, its tangible equity to tangible assets would decrease from 21.21% to 17.20%, and its intangible assets to total equity would be reduced from 3.21% to 2.74%. The actual results achieved may vary from the projected results and the variations may be material.

     DISCOUNTED DIVIDEND ANALYSIS:  Using a discounted dividend analysis, Ryan,
     ----------------------------
Beck estimated the present value of the future dividend streams that Pulse could produce in perpetuity. Projection ranges for Pulse's five-year balance sheet and income statement were provided by Pulse's management. Management's projections were based upon various factors and assumptions, many of which are beyond the control of Pulse. These projections are, by their nature, forward-looking and may differ materially from the actual values or actual future results which may be significantly more or less favorable than suggested by such projections. In producing a range of per share Pulse values, Ryan, Beck utilized the following assumptions: discount rates range from 11.0% to 13.0%, terminal price/earnings multiples range from 14.0x to 16.0x (which when applied to terminal year estimated earnings produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated savings in Pulse's non-interest expenses equal to 41.8% in 1999 and 2000 with an assumed 5% annual growth in synergies in years thereafter. The discounted dividend analysis produced a range of net present values per share of Pulse Common Stock from $28.43 to $33.46. These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of Pulse Common Stock. Ryan, Beck noted that the discounted dividend analysis is a widely used valuation methodology, but noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would most likely produce different results.

     In connection with its written Opinion dated as of October __, 1998, Ryan, Beck confirmed the appropriateness of its reliance on the analyses used to render its July 9, 1998 oral and written opinions by performing procedures to update certain of such analyses and by reviewing the assumptions and conclusions contained in the July 9, 1998 opinion.

     RYAN, BECK'S WRITTEN OPINION DATED OCTOBER __, 1998 WAS BASED SOLELY UPON THE INFORMATION AVAILABLE TO IT AND THE ECONOMIC, MARKET AND OTHER CIRCUMSTANCES AS THEY EXISTED AS OF THE DATE OF SUCH OPINION. RYAN, BECK DID NOT EXPRESS ANY OPINION AS TO THE PRICE OR RANGE OF PRICES AT WHICH FIRST SOURCE COMMON STOCK MIGHT TRADE SUBSEQUENT TO THE MERGER. EVENTS OCCURRING AFTER SUCH DATE COULD MATERIALLY AFFECT THE ASSUMPTIONS AND CONCLUSIONS CONTAINED IN SUCH OPINION. RYAN, BECK HAS NOT UNDERTAKEN TO REAFFIRM OR REVISE ITS OPINION OR OTHERWISE COMMENT UPON ANY EVENTS OCCURRING AFTER THE DATE OF THE OPINION.

     The opinion of Ryan, Beck that the Exchange Ratio is fair to First Source's shareholders from a financial point of view does not include situations in which Pulse elects to terminate the Merger Agreement as a result of a decline in the price of First Source Common Stock to $8.50 or less. Under such circumstances, First Source can override such termination by increasing the number of shares of First Source Common Stock issuable for each share of Pulse Common Stock from 3.2 shares to such number of shares of First Source Common Stock having an aggregate market value of $27.20 based upon the First Source Market Value as of the determination date. Whether or not First Source would agree to increase the Exchange Ratio would have to be evaluated by First Source's Board of Directors at the time of any such termination by Pulse based upon the facts and circumstances existing at that time. In connection with any such evaluation by First Source's Board of Directors, First Source intends to request Ryan, Beck to reevaluate the transaction to determine whether the revised Exchange Ratio was fair to First Source's shareholders from a financial point of view. Ryan, Beck has been advised by First Source that it would be requested to update its opinion under such circumstances and that, in the event that Ryan, Beck is unable to deliver an opinion under such circumstances and First Source nonetheless elects to override Pulse's termination of the Merger Agreement and proceed with the Merger, First Source would resolicit its shareholders to advise them of such facts.

     The summary set forth above does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan, Beck in the course of arriving at its Opinion.

     With regard to Ryan, Beck's services in connection with the Merger Agreement, First Source has agreed to pay Ryan, Beck an advisory fee of approximately $800,000. A portion of Ryan, Beck's advisory fee equal to approximately $200,000 was paid upon execution of the Merger Agreement and the remainder will be paid at the time of the closing of the Merger. First Source has also agreed to pay Ryan, Beck an additional $50,000 for issuing an opinion at the completion of the Merger, should an additional opinion be requested. In addition, First Source has agreed to reimburse Ryan, Beck for its reasonable out-of-pocket expenses, which shall not exceed $5,000 without the prior consent of First Source. First Source has also agreed to indemnify Ryan, Beck and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services. The amounts of Ryan, Beck's fees were determined by negotiation between First Source and Ryan, Beck.

     Ryan, Beck has had a prior investment banking relationship with First Source. Ryan, Beck was the sole underwriter for First Source, which was then known as First Savings Bank, in both its May, 1992 reorganization from a mutual to a mutual holding company structure and its May, 1995 secondary stock offering. Ryan, Beck was also a financial advisor, but not an underwriter for First Source in its "second step" conversion dated April 9, 1998 from a mutual holding company structure to a stock holding company structure. Additionally, Ryan, Beck acted as financial advisor with respect to the sale of a branch office. Additionally, Ryan, Beck's research department has issued research reports on First Source and comments on First Source in its periodic commentaries. Ryan, Beck is also a market maker in First Source's stock.

     Ryan, Beck has not had an investment banking relationship with Pulse since 1986. Ryan, Beck was the sole underwriter of Pulse's conversion, which was then known as Pulawski Savings and Loan Association, from a mutual to a stock savings and loan association in September, 1986. Ryan, Beck is a market maker in Pulse's stock. Ryan, Beck's research department does not cover Pulse.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Pulse Stock Options. The following table sets forth, as of ____________, 1998, information regarding outstanding options under the Pulse Option Plans held by directors and certain executive officers of Pulse and Pulse Savings Bank. Unless exercised before the Effective Time, such options will be converted into options to acquire First Source Common Stock, adjusted for the Exchange Ratio. For a description of the manner in which these options will be treated in connection with the Merger, See "--Exchange Ratio."

                                  Principal Position          Outstanding Stock
          Name                        with Pulse                Option Shares
------------------------  ----------------------------------  -----------------
George T. Hornyak, Jr.    President and Chief Executive                [69,448]
                          Officer

Benjamin S. Konopacki     Chairman of the Board                        [39,448]

Joseph Chadwick           Director                                     [20,448]

Edwin A. Kolodziej        Director                                     [14,448]

Wayne A. Kronowski        Director                                     [20,448]

Edwin A. Roginski         Director                                     [14,448]

Thomas Konopacki          Executive Vice President and                 [32,000]
                          Chief Financial Officer

Ronald E. Vaughn, Jr.     Senior Vice President and Chief               [5,000]
                          Lending Officer


     Consultant Agreement. It is intended that upon the Effective Date of the Merger, First Source will enter into a consultant agreement with George T. Hornyak, Jr. The agreement with Mr. Hornyak will have a term of three years during which time he will serve as consultant with an annual fee of $150,000. During the term of the consulting agreement Mr. Hornyak will continue to receive reimbursement for coverage for family medial insurance benefits; existing supplemental life insurance covering Mr. Hornyak will be prepaid in an amount up to $36,000 and country club dues and automobile benefits will continue to be provided in an aggregate amount of up to $60,000.

     Directorships. On or before the Effective Time, the First Source Board will appoint George T. Hornyak, Jr. and Joseph Chadwick, directors of Pulse, to newly-created directorships on the First Source Board for a term to expire in the year 2001 and 1999, respectively. Messrs. Hornyak and Chadwick will also be appointed to the board of directors of First Savings Bank for a term expiring in the year 1999. Following their terms, they will be considered for re-election to the boards of directors of First Source and First Savings Bank. All other directors of Pulse will serve on the Advisory Board of First Source for at least three (3) years. Each advisory director will be entitled to an initial payment of $45,000 during the first year of their term and $12,000 in each of the first, second and third years of their term, or, instead, annuities of comparable value. See "Management After the Merger."

     Termination of Existing Employment Agreements. As of the Effective Time, Pulse will terminate the employment of George T. Hornyak, Jr., Benjamin S. Konopacki, and Thomas Konopacki, and make payments in accordance with their employment agreements. As a result, the estimated amounts of payment at that time is $958,000 for Mr. Hornyak, $165,000 for Mr. B. Konopacki, and $442,000 for Mr. T. Konopacki.

     Continued Retainer of General Counsel. Director Kolodziej, the general counsel to Pulse, will continue with the current retainer agreement for a period of three years after the Merger with a prepaid aggregate retainer of $39,000 for the three year period.

     Severance Benefits. First Source has agreed that in the event any Pulse Savings Bank employee loses his/her job within one year of the merger, the employee will be entitled to two weeks pay per year of employment.

     Indemnification of and Continued Insurance Coverage for Pulse Management. First Source has agreed that for a period of six (6) years following the closing date of the Merger, the Merger will not affect or diminish any of Pulse's duties and obligations of indemnification existing as of the closing date of the Merger in favor of employees, agents, directors or officers of Pulse or any of its subsidiaries arising by virtue of Pulse's Certificate of Incorporation or Bylaws in the form in effect at the date of the Merger Agreement or arising by operation of law. First Source will cause the persons serving as officers and directors of Pulse immediately prior to the closing date of the Merger to be covered for a period of six (6) years from the closing date of the Merger by the directors' and officers' liability insurance policy maintained by Pulse (provided that First Source may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the closing date of the Merger which were committed by such officers and directors in their capacity as such.

EMPLOYEE MATTERS

     Pursuant to the terms of the Merger Agreement, employees of Pulse shall become entitled to participate in certain benefit plans maintained by First Source on the same terms and conditions as applicable to comparable employees of First Source and shall be granted credit for service with Pulse for certain purposes under certain of such plans. Pursuant to the terms of the Merger Agreement, First Source has agreed to honor in accordance with their terms, certain employment, severance and other compensation agreements and arrangements between Pulse and certain of its directors, officers and employees.

EFFECTIVE TIME

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with applicable law or such later time as is specified in such certificate (the "Effective

Time"). The filing with respect to the Merger will occur on the first day (the "Closing Date") which is (i) the last business day of a month and (ii) at least two business days after satisfaction or waiver of the latest to occur of certain conditions to the Merger specified in the Merger Agreement, unless another date is agreed to in writing by First Source and Pulse. See "--Conditions to the Merger" below. It is expected that a period of time will elapse between the Special Meetings and the Effective Time while the parties seek to obtain the regulatory approvals required to consummate the Merger. There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a Burdensome Condition (as defined below) which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described below under "-- Conditions to the Merger." There can likewise be no assurance that the United States Department of Justice or the New Jersey Attorney General will not challenge the Merger or, if such a challenge is made, as to the result thereof. See "-- Regulatory Approvals Required for the Merger" below. The Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated on or before March 31, 1999. See "-- Waiver and Amendment; Termination" below.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     Pulse. As promptly as practicable after the Effective Time, and in no event more than three business days thereafter, a bank or trust company selected by First Source and reasonably satisfactory to Pulse, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each former holder of record of Pulse Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates representing shares of Pulse Common Stock for certificates representing shares of First Source Common Stock and cash in lieu of fractional shares.

     HOLDERS OF PULSE COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT, AND SHOULD NOT RETURN SUCH STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     Upon surrender to the Exchange Agent of one or more certificates representing shares of Pulse Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder of Pulse Common Stock surrendering such items a certificate or certificates representing the number of shares of First Source Common Stock to which such holder is entitled, if any, and, where applicable, a check for the amount representing any fractional share determined in the manner described below, without interest.
The Pulse certificate or certificates so surrendered will be cancelled.

     No dividend or other distribution declared after the Effective Time with respect to First Source Common Stock will be paid to the holder of any unsurrendered Pulse certificate until the holder surrenders such certificate, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest. No holder of an unsurrendered Pulse certificate will be entitled, until the surrender of such certificate, to vote the shares of First Source Common Stock into which his or her shares of Pulse Common Stock have been converted.

     After the Effective Time, there will be no transfers on the stock transfer books of Pulse of shares of Pulse Common Stock issued and outstanding immediately prior to the Effective Time. If certificates representing shares of Pulse Common Stock are presented for transfer after the Effective Time, they will be cancelled and exchanged for certificates representing shares of First Source Common Stock.

     None of the Exchange Agent, First Source or Pulse, or any other person, will be liable to any former holder of Pulse Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If a certificate for Pulse Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

     No fractional shares of First Source Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of shares of Pulse Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of First Source Common Stock will receive, in lieu thereof, cash in an amount equal to such fractional part of a share of First Source Common Stock multiplied by the average of the closing sale prices of First Source Common Stock on the Nasdaq Stock Market for the five trading days immediately preceding the Effective Time. No such holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share to which such holder would otherwise have been entitled to receive.

     First Source. Shares of First Source Common Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and be unaffected by the Merger, and holders of such stock will not be required to exchange the certificates representing such stock or take any other action by reason of the consummation of the Merger.

CONDITIONS TO THE MERGER

     The respective obligations of First Source and Pulse to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time: (i) approval of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Pulse Common Stock entitled to vote thereon and by the affirmative vote of the holders of at least a majority of the outstanding shares of First Source Common Stock entitled to vote thereon; (ii) the shares of First Source Common Stock issuable to holders of Pulse Common Stock pursuant to the Merger shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance;
(iii) approval of the Merger Agreement and the transactions contemplated thereby (including the Merger and the Subsidiary Bank Merger by the appropriate governmental authorities (all such governmental authorities being referred to as the "Governmental Entities"), and the expiration of any statutory waiting periods in respect thereof (collectively, the "Requisite Regulatory Approvals") (see "-- Regulatory Approvals Required for the Merger" below); (iv) receipt of all necessary state securities laws and "blue sky" permits and other authorizations required in connection with the issuance of First Source Common Stock in the Merger; (v) the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part will have become effective under the Securities Act of 1933, as amended (the "Securities Act") and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the Commission; (vi) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") which prohibits the consummation of the Merger, the Subsidiary Bank Merger or any of the other transactions contemplated by the Merger Agreement or the Subsidiary Bank Merger Agreement (as defined below) will be in effect; (vii) no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Subsidiary Bank Merger and (viii) the receipt of a letter from the accountants of First Source that the merger will qualify as a "pooling of interests."

     The obligations of First Source to effect the Merger are further subject to the satisfaction, or waiver by First Source, of the following conditions: (i) the representations and warranties of Pulse contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Effective Time as though made at and as of the Effective Time and (y) the representations and warranties of Pulse contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Effective Time as though made at and as of the Effective Time, provided, that for purposes of determining the satisfaction of the condition described in this clause
(i)(y), no effect shall
be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect (as defined below), and provided further, that the representations and warranties of Pulse will be deemed true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, in the aggregate, represent a material adverse change from the business, assets, financial condition or results of operations of Pulse and its subsidiaries taken individually or as a whole as represented in the Merger Agreement; (ii) Pulse shall have duly performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;
(iii) none of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon First Source, Pulse, First Savings Bank, SLA or Pulse Bank or any of their respective subsidiaries that First Source or Pulse, in good faith, reasonably determines would so materially adversely affect the economic or business benefits of the transactions contemplated by the Merger Agreement to First Source or Pulse as to render inadvisable the consummation of the Merger ("a Burdensome Condition"); (iv) the consent, approval or waiver of each person (other than the Governmental Entities) whose consent or approval shall be required in order to permit the succession by the surviving corporation in the Merger or the surviving bank in the Subsidiary Bank Merger to any obligation, right or interest of Pulse or any subsidiary of Pulse under any agreement shall have been obtained, except where the failure to obtain such consent, approval or waiver would not so materially adversely affect the economic or business benefits of the transactions contemplated by the Merger Agreement to First Source as to render inadvisable, in the reasonable good faith judgment of First Source, the consummation of the Merger; (v) no proceeding initiated by a Governmental Entity seeking an Injunction shall be pending; (vi) First Source shall have received an opinion of its counsel, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, the Merger and the Subsidiary Bank Merger will each be treated as reorganizations within the meaning of Section 368(a) of the Code (see "-- Certain Federal Income Tax Consequences of the Merger" below); (vii) First Source shall have received a customary legal opinion from counsel for Pulse;
(viii) First Source shall have received a letter addressed to First Source, dated as of the Effective Time, from First Source's independent public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment unless such firm advises First Source that it is unable to issue a letter to such effect solely by reason of First Source having exercised its right to purchase Pulse Common Stock pursuant to the Stock Option Agreement;
(ix) First Source shall have received from Pulse's independent public accountants certain customary letters with respect to certain financial information of Pulse; and (x) nothing shall have come to the attention of First Source which would preclude consummation of the Subsidiary Bank Merger.

     The Merger Agreement defines a "Material Adverse Effect," when applied to a party to the Merger Agreement, as a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole, other than any such effect attributable to or resulting from general, political or economic conditions or a change in law, rule, regulation, generally accepted accounting principles, or regulatory accounting principles, which in each case affects banking institutions or their holding companies generally, except to the extent any such condition or change affects the referenced party to a materially greater extent than banking institutions or their holding companies generally.

     The obligations of Pulse to effect the Merger are further subject to the satisfaction, or waiver by Pulse, of the following conditions: (i)(x) the representations and warranties of First Source contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent that such representations and warranties relate to an earlier date) as of the Effective Time as though made at and as of the Effective Time and (y) the representations and warranties of First Source set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made at and as of the Effective Time, provided, that for purposes of determining the satisfaction of the condition described in this clause
(i)(y), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided further, that such representations and warranties will be deemed true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a material adverse change from the business, assets, financial condition or results of operations of First Source and its subsidiaries taken as a whole as represented in the Merger Agreement; (ii)

First Source shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; (iii) the consent or approval of each person (other than the Governmental Entities) whose consent or approval shall be required in connection with the transactions contemplated thereby under any agreement to which First Source or any of its subsidiaries is a party or is otherwise bound, except those for which the failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of First Source and its subsidiaries taken as a whole (after giving effect to the transactions contemplated by the Merger Agreement), shall have been obtained; (iv) no proceeding initiated by any Governmental Entity seeking an Injunction shall be pending; (v) Pulse shall have received from its counsel an opinion dated as of the Effective Time, substantially to the effect that for Federal income tax purposes the Merger and the Subsidiary Bank Merger each be treated as reorganizations within the meaning of Section 368(a) of the Code (see "-- Certain Federal Income Tax Consequences of the Merger" below); (vi) Pulse shall have received a customary legal opinion from counsel to First Source.

     No assurance can be provided as to when, or whether, the regulatory consents and approvals necessary to consummate the Merger and the Subsidiary Bank Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. See "-- Regulatory Approvals Required for the Merger" below. If the Merger is not effected on or before March 31, 1999, the Merger Agreement may be terminated by a vote of a majority of the Board of Directors of either First Source or Pulse, unless the failure to effect the Merger by such date is due to the breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     Consummation of each of the Merger and the Subsidiary Bank Merger is subject to a number of regulatory approvals and consents.

     Pursuant to the Bank Merger Act, the Home Owners' Loan Act and the OTS Regulations promulgated thereunder, the Merger is subject to the approval of the OTS. First Source filed an application for approval of the Merger with the OTS on _____, 1998. This application is currently under review by the OTS. There can be no assurance as to the timing of such approval or that the OTS will approve the Merger. The OTS is required to evaluate the applications by taking into consideration, among other things, the capital level of the resulting institution, the financial and managerial resources and future prospects of the institutions involved, the convenience and needs of the communities to be served and the conformity of the transaction to applicable law, regulation and supervisory policies. In addition, the OTS may not approve any proposed acquisition (i) which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the savings and loan business in any part of the United States or
(ii) which in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or which in any manner would be in restraint of trade, unless the OTS finds that the anti-competitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the acquisition in meeting the convenience and needs of the community to be served. Under the Community Reinvestment Act of 1977 (the "CRA"), the OTS must take into account First Savings' record of performance in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by First Savings. The OTS also considers, among other things, the fairness and disclosure of the plan (including compensation to officers, directors and controlling persons of the disappearing association by the surviving association), the justification, need for and compensation to be paid to any advisory board, fees paid to each person or firm rendering legal or other professional services in connection with a merger and the accounting and tax treatment of the Merger. The regulations of the OTS also provide for the publication of notice and the opportunity for public comments relating to the application for approval discussed above.

     In addition, under federal law, a period of 30 days must expire following approval by the OTS within which period the Department of Justice may file objections to the Merger under the federal antitrust laws. The post-approval waiting period may be reduced by the OTS to 15 days, with the concurrence of the Department of Justice. The

Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser could be made. While First Source believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such proceeding, or that the Attorney General of the State of New Jersey will not challenge the Merger, or if such proceeding is instituted or challenge is made, as to the result thereof.

     The Merger is also subject to the prior approval of the Commissioner of the New Jersey Department of Banking and Insurance ("Department"). First Source filed an application for approval of the Merger with the New Jersey Banking Department on _____, 1998. This application is currently under review by the Banking Department. There can be no assurance as to the timing of such approval or that the Banking Department will approve the Merger. In determining whether to approve the application for the Merger of Pulse Bank with and into First Savings, the Department will consider, among other factors, whether the Merger would be consistent with adequate or sound banking and would not result in concentration of assets beyond limits consistent with effective competition, and whether the Merger would result in such a lessening of competition as to be injurious to the interest of the public or tend toward monopoly. The Department will also consider the public interest and the needs and convenience thereof. Further, it is the policy of the State of New Jersey to ensure the safe and sound conduct of banking organizations, to conserve assets of banking organizations, to prevent hoarding of money, to eliminate unsound and destructive competition among banking organizations and to maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors and stockholders, and such factors will be considered by the Commissioner in connection with First Source's application.

     First Source is not aware of any other regulatory approvals that would be required for consummation of the Merger or the Subsidiary Bank Merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

     Applications have been submitted seeking the approvals of OTS and the Department. The Merger cannot proceed in the absence of the requisite regulatory approvals. See "-- Conditions to the Merger" and "-- Waiver and Amendment; Termination." There can be no assurance that such regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a Burdensome Condition which causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described above under "-- Conditions to the Merger." There can likewise be no assurance that the Department of Justice or the New Jersey State Attorney General will not challenge the Merger or, if such a challenge is made, as to the result thereof.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, Pulse has agreed that until the Effective Time, except as provided in the Merger Agreement, the Subsidiary Bank Merger Agreement, the Stock Option Agreement or with the prior consent of First Source, Pulse and its subsidiaries will carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practices. Pulse has agreed to use its best efforts to (x) preserve its business organization and that of its subsidiaries' intact, (y) keep available to itself and First Source the present services of its and its subsidiaries' employees and (z) preserve for itself and First Source the goodwill of its and its subsidiaries' customers and others with whom business relationships exist.

     The Merger Agreement also contains certain restrictions on the conduct of Pulse's business pending consummation of the Merger. In particular, the Merger Agreement provides that, except as provided in the Merger Agreement or with the prior written consent of First Source, Pulse and its subsidiaries may not, among other things: (i) solely in the case of Pulse, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends in an amount of no more than $0.20 per share of Pulse Common Stock, except that on or after January 1, 1999, Pulse may increase the quarterly dividends to no more than $0.225 per share; (ii)(a) split, combine or reclassify any shares of its capital stock or (b) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of Pulse or any of its subsidiaries or securities convertible into or exchangeable therefor; (iii) subject to certain exceptions, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into or exchangeable therefor; (iv) amend its Certificate of Incorporation or Bylaws;
(v) make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair, and in any event which are in an amount of no more than $50,000 individually and $75,000 in the aggregate; (vi) enter into any new line of business; (vii) subject to certain exceptions, acquire or agree to acquire any business or entity or otherwise acquire any assets which would be material to Pulse; (viii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement or the Subsidiary Bank Merger Agreement, except as may be required by applicable law; (ix) change its methods of accounting in effect at September 30, 1997, subject to certain exceptions; (x) (a) adopt, amend, renew or terminate (except as may be required by law) any employee benefit plan or agreement, arrangement, plan or policy between Pulse or any of its subsidiaries and any of its current or former directors, officers and employees, (b) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee and except for continuation of contributions to Pulse's retirement plan, not to exceed $45,000 per quarter;
(xi) take or cause to be taken any action that would cause the Merger to fail to qualify (a) for pooling of interests accounting treatment or (b) as a tax-free reorganization under Section 368(a) of the Code, except that nothing contained in the Merger Agreement will limit the ability of First Source to exercise its rights under the Stock Option Agreement; (xii) dispose or agree to dispose of its material assets, properties or other rights or agreements; (xiii) incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other entity; (xiv) file any application to relocate or terminate the operations of any of Pulse's or its subsidiaries' banking offices; (xv) breach any regulatory agreement or material contract or license to which Pulse or any of its subsidiaries is a party or by which any of them or their respective properties is bound; (xvi) except in the ordinary course of business, restructure, compromise or extend any real estate, commercial or construction loan; (xvii) except in the ordinary course of business consistent with past practice, make or commit to make any commercial business loan or any commercial real estate loan or construction loan secured by non 1-4 family residential property; (xviii) purchase or commit to purchase any bulk loan portfolio (xix) engage in or enter into any structured transactions, derivative securities, arbitrage or hedging; (xx) subject to certain exceptions, invest or commit to invest in real estate or any real estate development project; (xxi) create, renew, amend or terminate or give notice to do the same to any material contract, agreement or lease for goods, services or office space to which Pulse or any of its subsidiaries is a party or by which Pulse or any of its subsidiaries or their respective property is bound; or (xxii) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of Pulse's deposits; or (xxiii) agree to do any of the foregoing.

     Pursuant to the Merger Agreement, First Source has also agreed that until the Effective Time, except as provided in the Merger Agreement, the Subsidiary Bank Merger Agreement, or with the prior written consent of Pulse, First Source and its subsidiaries will carry on their respective businesses in the ordinary course consistent with prudent banking practices and shall use all reasonable efforts to preserve intact their present business organizations and relationships. The Merger Agreement also provides, among other things, that First Source will not: (i) declare, pay or make any extraordinary or special dividends or distributions in respect of its capital stock, except that nothing contained in the Merger Agreement will prohibit First Source from increasing the quarterly cash dividend on the First Source Common Stock; (ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement or the Subsidiary Bank Merger Agreement, except as may be required by applicable law; (iii) change its methods of accounting in effect at December 31, 1997, subject to certain exceptions; (iv) take or cause to be taken any action that would cause the Merger to fail to qualify (a) for pooling of interests accounting treatment or (b) as a tax-free reorganization under Section 368 of the Code, except that nothing contained in the Merger Agreement will limit the ability of First Source to exercise its rights under the Stock Option Agreement; or (v) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of First Source's deposits; or (vi) agree to do any of the foregoing.

WAIVER AND AMENDMENT; TERMINATION

     Prior to the Effective Time, any provision of the Merger Agreement may be waived by the party benefitted by the provision or, subject to applicable law, amended or modified (including the structure of the transaction) by an agreement in writing approved by the Boards of Directors of First Source and Pulse, provided that, after the vote of the stockholders of Pulse, the Merger Agreement may not be amended, without further approval of such stockholders, to reduce the amount or change the form of the consideration to be received by Pulse stockholders other than as contemplated by the Merger Agreement.

     The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after approval of the matters presented in connection with the Merger by the stockholders of both Pulse and First Source, as follows:
(i) by the mutual consent of First Source and Pulse if the Boards of Directors of each so determines; (ii) by either First Source or Pulse upon written notice to the other (a) 60 days after the date on which any request or application for a Requisite Regulatory Approval is denied or withdrawn at the request of the Governmental Entity which must grant such approval, unless within such 60-day period a petition for rehearing or an amended application has been filed with the applicable Governmental Entity (or unless the failure to obtain the necessary regulatory approval is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements set forth in the Merger Agreement) or (b) if any Governmental Entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement; (iii) by either First Source or Pulse if its Board of Directors so determines, in the event that the Merger has not been consummated by March 31, 1999, unless the failure to consummate the Merger is due to a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; (iv) by either First Source or Pulse (provided that the terminating party is not in breach of its obligations in the Merger Agreement with respect to the meeting of its stockholders to approve the Merger Agreement), if any approval of the stockholders of either of First Source or Pulse required for consummation of the Merger Agreement shall not have been obtained; (v) by either First Source or Pulse in the event of (a) a material breach by the other of any of its representations or warranties contained in the Merger Agreement which is not cured within 30 days after written notice of such breach is given to the breaching party or which breach, by its nature, cannot be cured prior to the Effective Time or (b) a material breach of any of the covenants or agreements contained in the Merger Agreement by the other which is not cured within 30 days after written notice of such breach is given to the breaching party; (vi) by Pulse, by action of its Board of Directors, by giving written notice of such election to First Source within two trading days after the Valuation Date, in the event the Average Closing Price is less than $8.50, provided that no right of termination will arise under this provision if First Source elects within five business days of receipt of such written notice to increase the Exchange Ratio such that the value of the First Source Common Stock (valued at the Average Closing Price) to be paid in respect of each share of Pulse Common Stock is $32.00 (see "-- Exchange Ratio" above); or (vii) by First Source, by action of its Board of Directors, by giving written notice of such election to Pulse within two trading days after the Valuation Date, in the event the Average Closing Price is greater than $11.50, provided that no right of termination will arise under this provision if Pulse elects within five business days, of receipt of such written notice to decrease the Exchange Ratio such that the value of the First Source Common Stock is $36.80 (see "Exchange Ratio" above); (viii) by First Source if the Board of Directors of Pulse does not publicly recommend in the Joint Proxy Statement/Prospectus that Pulse's stockholders approve and adopt this agreement or if after recommending in the Joint Proxy Statement/Prospectus that stockholders approve and adopt this agreement, the Pulse Board shall have withdrawn, modified or amended such recommendation.

     In the event of the termination of the Merger Agreement by either First Source or Pulse, neither First Source nor Pulse will have any further obligations under the Merger Agreement except (i) for certain specified provisions of the Merger Agreement relating to confidentiality and expenses and
(ii) that no party will be relieved or released from any liabilities or damages arising out of its willful breach of any provisions of the Merger Agreement. In addition, if the Merger Agreement is terminated subsequent to the occurrence of a Purchase Event (as defined below) or is terminated by First Source for a breach of covenant by Pulse, and within 12 months following such termination a Purchase Event occurs, then in addition to any other amounts payable or stock issuable by Pulse pursuant to the Merger Agreement or the Stock Option Agreement, as the case may be, Pulse must pay First Source a termination fee of $3.2 million. Within certain parameters, the aggregate value which First Source could potentially realize as a result of the exercise of the Option (as defined below) and the payment of the Termination Fee is $_____. See "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement; Termination Fee."

NO SOLICITATION OF TRANSACTIONS

     Pulse has agreed in the Merger Agreement that neither it nor any of its subsidiaries will authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Pulse Board, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any non-public information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal, provided that Pulse may communicate information about any such takeover proposal to its stockholders if, in the judgment of the Pulse Board, based upon the advice of outside counsel, such communication is required under applicable law; Pulse has agreed to cease any activities, discussions or negotiations previously conducted with any parties other than First Source with respect to any of the foregoing; it will notify First Source immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it, and will promptly inform First Source in writing of the relevant details with respect to the foregoing. As used in the Merger Agreement, "takeover proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Pulse or any subsidiary of Pulse or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Pulse or any subsidiary of Pulse other than the transactions contemplated or permitted by the Merger Agreement, the Subsidiary Bank Merger Agreement and the Stock Option Agreement.

RESALES OF FIRST SOURCE COMMON STOCK RECEIVED IN THE MERGER

     The shares of First Source Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any Pulse stockholder who may be deemed to be an "affiliate" of Pulse for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of First Source Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. This Joint Proxy Statement/Prospectus does not cover any resales of First Source Common Stock received in the Merger by persons who may be deemed to be affiliates of Pulse. Persons who may be deemed to be affiliates of Pulse generally include individuals or entities that control, are controlled by or are under common control with Pulse, and may include certain officers and directors as well as principal stockholders of Pulse.

     Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales by affiliates of the acquiring and acquired company in a business combination. Commission guidelines indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the effective date of the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     First Source and Pulse have each agreed in the Merger Agreement to use their best efforts to cause each person who is an affiliate (for purposes of Rule 145 of the Securities Act and for purposes of qualifying the Merger for pooling of interests accounting treatment) of such party to deliver to the other party a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a pooling of interests.

STOCK EXCHANGE LISTING

     The First Source Common Stock is listed on the Nasdaq National Market. First Source has agreed to cause the shares of First Source Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to or at the Effective Time. The obligations of the parties to consummate the Merger are subject to approval for listing by the Nasdaq National Market of such shares. See "--Conditions to the Merger" above.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded amount of assets and liabilities of First Source and Pulse will be combined at the Effective Time and carried forward at their previously recorded amounts and the stockholders' equity accounts of First Source and Pulse will be combined on First Source's consolidated balance sheet. Income and other financial statements of First Source issued after the Effective Time will be restated retroactively to reflect the consolidated operations of First Source and Pulse as if First Source and Pulse have always been combined.

     The Merger Agreement provides that a condition to First Source's obligation to consummate the Merger is the receipt of a letter from First Source's independent accountants to the effect that the Merger qualifies for pooling of interests accounting treatment unless such firm advises First Source that it is unable to issue a letter to such effect solely by reason of First Source having exercised its right to purchase Pulse Common Stock pursuant to the Stock Option Agreement. See "-- Conditions to the Merger" above.

     The issuance of shares of Pulse Common Stock pursuant to the Stock Option Agreement may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. See "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement; Termination Fee."

     For information concerning certain restrictions to be imposed on the transferability of First Source Common Stock to be received by affiliates in order, among other things, to ensure the availability of pooling of interests accounting treatment, see "-- Resales of First Source Common Stock Received in the Merger" above.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a discussion of the material federal income tax consequences of the Merger and the Subsidiary Bank Merger to First Source, Pulse and holders of Pulse Common Stock. The discussion is based upon the Code, Treasury regulations, Internal Revenue Service (the "Service") rulings, and judicial and administrative decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that the Pulse Common Stock is held as a "capital asset" within the meaning of Section 1221 of the Code (i.e., property generally held for investment). In addition, this discussion does not address all of the tax consequences that may be relevant to a holder of Pulse Common Stock in light of his or her particular circumstances or to holders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations or insurance companies. The opinions of such counsel referred to in this section will be based on facts existing at the Effective Time, and in rendering such opinions, such counsel will require and rely upon representations contained in certificates of officers of First Source, Pulse and others.

     HOLDERS OF PULSE COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE

APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     It is a condition to the obligation of First Source to consummate the Merger that First Source and Pulse shall have received an opinion from Patton Boggs LLP, counsel to First Source, that the Merger and the Subsidiary Bank Merger will each be treated as reorganizations within the meaning of Section 368(a) of the Code and, accordingly, for federal income tax purposes, that:

          i) no gain or loss will be recognized by First Source as a result of the Merger;

          ii) no gain or loss will be recognized by First Savings Bank as a result of the merger;

          iii) no gain or loss will be recognized by Pulse as a result of the Merger;

          iv) no gain or loss will be recognized by Pulse Bank as a result of the Subsidiary Bank Merger;

          v) no gain or loss will be recognized by the stockholders of Pulse who exchange all of their Pulse Common Stock solely for First Source Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in First Source Common Stock); and

          vi) the aggregate tax basis of the First Source Common Stock received by a holder of Pulse Common Stock in the Merger will be the same as the aggregate tax basis of the Pulse Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest in First Source Common Stock for which cash is received).

     The holding period of the First Source Common Stock received by Pulse Stockholders pursuant to the Merger will include the period during which the Pulse Common Stock was held as a capital asset on the date of the Merger. Based upon the current ruling position of the Service, cash received by a holder of Pulse Common Stock in lieu of a fractional share interest in First Source Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of Pulse Common Stock allocable to such fractional share interest. Such gain or loss should be long-term capital gain or loss if such share of Pulse Common Stock has been held for more than one year at the Effective Time.

     Pursuant to the Subsidiary Bank Merger Agreement, Pulse Bank will be merged with and into First Savings Bank, and, consequently, will no longer be entitled to use the reserve method for computing and deducting its losses for bad debts.

NO APPRAISAL RIGHTS

     Pursuant to Article 14A:11-1 of the New Jersey Business Corporations Act, the stockholders of a constituent corporation in a merger generally are not entitled to appraisal rights if (a) the shares of stock they own are, as of the record date fixed to determine stockholders entitled to notice of and to vote at the meeting to act upon the agreement providing for such merger, either listed on a national securities exchange or held by more than 1,000 stockholders or (b) pursuant to a plan of merger such stockholders will receive (i) cash, (ii) shares of stock which are either listed on a national securities exchange or held of record by more than 1,000 stockholders, or (iii) any combination of (i) and (ii). Pulse stockholders are not entitled to appraisal rights in connection with the Merger because there are more than 1,000 holders of record of First Source Common Stock.

CONSOLIDATION OF OPERATIONS; PROJECTED COST SAVINGS

     First Source expects to achieve significant cost savings subsequent to the Merger. The cost savings will be derived primarily from reduced compensation and benefits. Further, the separate corporate existence of Pulse will cease with the consummation of the Merger. Consequently, operating costs associated with requirements imposed on Pulse as a publicly held entity will also be eliminated. The aggregate annual pre-tax cost savings are estimated to range between $4.8 million to $5.2 million. Management of First Source believes that realization of these cost savings will begin by June 30, 1999. There can be no assurance as to when, or whether, the cost savings will be realized. However, such realization will depend upon, among other things, the regulatory and economic environment, business changes implemented by First Source management and other factors, many of which are beyond the control of First Source.

MERGER AND RESTRUCTURING CHARGES

     A non-recurring merger and restructuring charge estimated in the range of $5.5 to $5.9 million, before tax effect, will be made upon consummation of the Merger. It is expected that the charge will be made in the quarter in which the Merger is consummated. Merger expenses of approximately $1.26 million for investment banking and professional fees are included in such estimated restructuring charge. The restructuring charge primarily includes severance and employee related expenses, and, to a lesser extent, facility and system termination costs and other general costs. See "THE MERGER -- Certain Federal Income Tax Consequences of the Merger."

                         CERTAIN RELATED TRANSACTIONS

TERMINATION FEE

     The following is a summary of the material provisions of certain provisions of the Merger Agreement (which is attached hereto as Annex A) which provide for the payment by Pulse to First Source of a $3.2 million fee (the "Termination Fee") in certain circumstances. The following summary is qualified in its entirety by reference to the Stock Option Agreement and the relevant provisions of the Merger Agreement.

     Purchase Events. The Option is exercisable, and the Termination Fee payable, only upon the occurrence of one of the following events (each a "Purchase Event"):

          (a) Pulse fails to publicly oppose a Tender Offer or an Exchange Offer (as defined below), or authorizes, recommends, publicly proposes, fails to publicly oppose or enters into an agreement with any person (other than First Source or any of its subsidiaries) to (i) effect a merger, consolidation or similar transaction involving Pulse or any of its subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing subsidiaries), (ii) sell, lease, exchange or otherwise dispose of assets of Pulse or any of its subsidiaries representing 20% or more of the consolidated assets of Pulse and its subsidiaries, or (iii) issue, sell or otherwise dispose of (including by merger, consolidation, share exchange or similar transaction) securities representing 20% or more of the voting power of Pulse or any of its subsidiaries (any of the foregoing, an "Acquisition Transaction");

          (b) any person (other than First Source or its subsidiaries) shall have acquired Beneficial Ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of, or the right to acquire Beneficial Ownership of, or any Group (as defined in the Exchange Act) shall have been formed which has acquired Beneficial Ownership of, or has the right to acquire Beneficial Ownership of, 20% or more of the then outstanding shares of Pulse Common Stock;

          (c) any person (other than First Source or any subsidiary of First Source) shall have (i) commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act with respect to a Tender Offer or Exchange Offer to purchase any shares of Pulse Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then-outstanding shares of Pulse Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

          (d) the stockholders of Pulse shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, or such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, in each case after it shall have been publicly announced that any person (other than First Source or any subsidiary of First Source) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction; or

          (e) Pulse's Board of Directors shall not have recommended to Pulse's stockholders that such stockholders vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby or shall have withdrawn or modified such recommendation in a manner adverse to First Source.

     Termination Fee; Increase in Exercise Price. The Merger Agreement provides that in addition to the rights granted to First Source under the Stock Option Agreement, in the event the Merger Agreement (i) is terminated subsequent to the occurrence of a Purchase Event or (ii) is terminated by First Source as a result of a breach by Pulse of its covenants under the Merger Agreement, and within 12 months after such termination by First Source a Purchase Event shall occur, then Pulse must pay to First Source the Termination Fee of $3.2 million.

     The Stock Option Agreement provides that in addition to any other amounts payable by First Source to Pulse upon the exercise of the option, upon the first such exercise, First Source will pay to Pulse an amount, if any, by which (i) $1,055,600 plus the product of (A) the total number of Option Shares and (B) the difference between the Market/Tender Offer Price (as defined below) and the Purchase Price exceeds (ii) $_____, provided, however, that in no event will the amount payable pursuant to this sentence exceed $3.78 million. The "Market/Tender Offer Price" means the higher of the highest per share at which a Tender Offer or Exchange Offer has been made by any person other than First Source or any affiliate of First Source or person acting in concert in any respect with First Source for at least 20% of the shares of Pulse Common Stock then outstanding or the highest closing sales price per share of Pulse Common Stock quoted on The Nasdaq Stock Market (or if Pulse Common Stock is not quoted on The Nasdaq Stock Market, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) within the six month period immediately preceding the execution of the Stock Option Agreement.

     The provisions described in the preceding paragraph were intended to limit, within certain parameters, the aggregate value (the "Aggregate Value") which First Source could potentially realize as a result of the exercise of the Option and the payment of the Termination Fee to $_____. In the event that a Purchase Event occurs and the Market/Tender Offer Price is equal to or greater than $_____ and equal to or less than $_____, (A) the Termination Fee payable by Pulse, plus (B) the difference between the aggregate value of the Option Shares (valued at the Market/Tender Offer Price) and the aggregate exercise price for the Option Shares, less (C) the amount payable by First Source to Pulse pursuant to the preceding paragraph, will equal $_____. If the Market/Tender Offer price exceeds $_____, the Aggregate Value will exceed $_____ by an amount equal to the amount of such excess multiplied by the number of Option Shares.

     Effect of Stock Option Agreement and Termination Fee. The Stock Option Agreement and the Termination Fee are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement and the Termination Fee may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Pulse from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Pulse Common Stock than the price per share implicit in the Exchange Ratio. The acquisition of Pulse or an interest in Pulse, or an agreement to do either, could cause the Option to become exercisable and the Termination Fee to become payable. The existence of the Option and the Termination Fee could significantly increase the cost to a potential acquiror of acquiring Pulse compared to its cost had the Stock Option Agreement and the Merger Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Pulse than it might otherwise have proposed to pay. Moreover, following consultation with First Source's independent accountants, the management of First Source believes that the exercise of the Option is likely to prohibit any acquiror of Pulse from accounting for any acquisition of Pulse using the pooling of interests accounting method for a period of two years. Accordingly, the existence of the Stock Option Agreement may deter significantly, or completely preclude, an acquisition of Pulse by certain other banking organizations. The Pulse Board took this factor into account before approving the Stock Option Agreement. See "THE MERGER -- Recommendation of the Boards of Directors; Reasons for the Merger--Pulse."

SUBSIDIARY BANK MERGER AGREEMENT

     In connection with the Merger, First Savings and Pulse Bank have entered into the Subsidiary Bank Merger Agreement pursuant to which Pulse Bank will be merged with and into First Savings, which will continue as a wholly owned subsidiary of First Source. The Subsidiary Bank Merger Agreement may be terminated by mutual consent of the parties at any time and will be terminated automatically in the event the Merger Agreement is terminated.

     THE FOREGOING SUMMARIES OF THE STOCK OPTION AGREEMENT, THE SUBSIDIARY BANK MERGER AGREEMENT AND THE PROVISIONS OF THE MERGER AGREEMENT RELATING TO THE TERMINATION FEE ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO SUCH AGREEMENTS. THE MERGER AGREEMENT IS ATTACHED HERETO AS ANNEX A AND STOCK OPTION AGREEMENT IS ATTACHED HERETO AS ANNEX B. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

     First Source is a non-diversified unitary savings and loan holding company within the meaning of the Home Owners' Loan Act ("HOLA"). As such, First Source is subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over First Source and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. First Source must notify the OTS 30 days before declaring any dividend to First Source.

     As a unitary savings and loan holding company, First Source generally is not restricted under existing laws as to the types of business activities in which it may engage, provided that First Savings continues to be a Qualified Thrift Lender ("QTL"). See"-Federal Regulation of Savings Institutions-QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by First Source of another savings association, First Source would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company ("BHC") Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. Previously proposed legislation would treat all savings and loan holding companies as bank holding companies and limit the activities of such companies to those permissible for bank holding companies. See "Risk Factors-Financial Institution Regulation and Possible Legislation."

     The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution, or holding company thereof, without prior written approval of the OTS and from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. The HOLA also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by the HOLA; or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

     The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

     First Savings is subject to extensive regulation, examination and supervision by the Department, as its chartering agency, the OTS, as its federal banking regulator, and the FDIC, as the deposit insurer. First Savings is a member of the FHLB System. First Savings' deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. First Savings must file reports with the Commissioner of the Department (the "Commissioner"), the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Department, the OTS and the FDIC to test First Savings's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Department, the

OTS, the FDIC or the Congress, could have a material adverse impact on First Source, First Savings and their operations. First Source, as a savings and loan holding company, will also be required to file certain reports with, and otherwise comply with the rules and regulations of the OTS and of the Securities and Exchange Commission (the "SEC") under the federal securities laws.

     Any change in the regulatory structure or the applicable statutes or regulations, whether by the Department, the OTS, the FDIC or the Congress, could have a material impact on First Source, First Savings, their operations or the Conversion and Reorganization. Congress has been considering various proposals to eliminate the federal thrift charter and abolish the OTS. The outcome of such legislation is uncertain. Therefore, First Savings is unable to determine the extent to which legislation, if enacted, would affect its business and what charter alternatives will be available at that time. See "Risk Factors-Financial Institution Regulation and Possible Legislation."

     Certain of the regulatory requirements applicable to First Savings and to First Source are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings associations set forth in this Prospectus do not purport to be complete descriptions of such statutes and regulations and their effects on First Savings and First Source and is qualified in its entirety by reference to such statutes and regulations.

FEDERAL REGULATION OF SAVINGS INSTITUTIONS

     Business Activities. The activities of savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which savings associations may engage.

     Loans-to-One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limit on loans-to-one borrower. Generally, this limit is 15% of First Savings' unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At June 30, 1998, First Savings' general policy is to limit loans-to-one borrower to $18.0 million. At June 30, 1998, First Savings' largest aggregate amount of loans-to-one borrower totaled $13.2 million.

     QTL Test. The HOLA requires savings institutions to meet a QTL test. Under the QTL test, a savings association is required to maintain at least 65% of its"portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments"(primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine months out of each 12 month period. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of June 30, 1998, First Savings maintained 84% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered as "qualified thrift investments."

     Limitation on Capital Distributions. OTS regulations impose limitations upon all capital distributions by a savings institution, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level and supervisory condition. An institution, such as First Savings, that exceeds all fully phased-in regulatory capital requirements before and after a proposed capital distribution ("Tier 1 Bank") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice to, but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. In the event First Savings's capital fell below its capital requirements or the OTS notified it that it was in need of more than normal supervision, First Savings' ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

     Liquidity. First Savings is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable deposit accounts plus short-term borrowings. Monetary penalties may be imposed for failure to meet these liquidity requirements. First Savings' average liquidity ratio at June 30, 1998 was 47%, which exceeded the applicable requirements. First Savings has never been subject to monetary penalties for failure to meet its liquidity requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

     Assessments. Savings institutions are required by regulation to pay assessments to the OTS and the New Jersey Department of Banking to fund the various agency's operations and periodic Bank examinations. The assessments paid by First Savings to these agencies for the six months ended June 30, 1998 and for the years ended December 31, 1997 and 1996 totaled $161,000, $251,000 and $271,000, respectively.

     Transactions with Related Parties. First Savings' authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including First Source and any non-savings institution subsidiaries that First Source may establish) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in
Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

     First Savings' authority to extend credit to executive officers, directors and 10% shareholders ("insiders"), as well as entities such persons control, is governed by Sections 22(g) and 22(h) of the FRA, and Regulation O thereunder. Among other things, these regulations require such loans to be made on terms and conditions substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Recent legislation created an exception for loans to insiders made pursuant to a benefit or compensation program that are widely available to all employees of the institution and do not give preference to insiders over other employees. Regulation O also places individual and aggregate limits on the amounts of loans First Savings may make to insiders based, in part, on First Savings' capital position, and requires certain board approval procedures to be followed.

     Enforcement. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action betaken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal and state law also establishes criminal penalties for certain violations.

     Standards for Safety and Soundness. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness ("Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

     Capital Requirements. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3% leverage (core capital) ratio and an 8% risk based capital standard. Core capital is defined as common stockholder's equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights ("MSRs") and credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "-Prompt Corrective Regulatory Action."

     The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     At June 30, 1998, First Savings met each of its capital requirements, in each case on a fully phased-in basis. See "Regulatory Capital Compliance" for a table which sets forth in terms of dollars and percentages the OTS tangible, leverage and risk-based capital requirements, First Savings' historical amounts and percentages at June 30, 1998, and pro forma amounts and percentages based upon the issuance of the shares within the Estimated Price Range and assuming that a portion of the net proceeds are retained by First Source.

THRIFT RECHARTERING

     Recently enacted legislation provides that the BIF (the deposit insurance fund that covers most commercial bank deposits) and the SAIF will merge on January 1, 1999 if there are no more savings associations as of that date. Several bills have been introduced in the current Congress that would eliminate the federal thrift charter and the OTS. A bill recently reported by the House Banking Committee would require federal thrifts to become national banks or state banks or savings banks within two years after enactment or they would, by operation of law, become national banks. A national bank resulting from a converted federal thrift could continue to engage in activities, including holding any assets, in which it was lawfully engaged on the day before the date of enactment. Branches operated on the day before enactment could be retained regardless of their permissibility for national banks. Subject to a grandfathering provision, all savings and loan holding companies would become subject to the same regulation and activities restrictions as bank holding companies. The grandfathering could be lost under certain circumstances, such as a change in control of the holding company. The legislative proposal would also abolish the OTS and transfer its functions to the federal bank regulators with respect to the institutions and to the Board of Governors of the Federal Reserve Board with respect to the regulation of holding companies. First Savings is unable to predict whether the legislation will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect its business. First Savings is also unable to predict whether the SAIF and BIF will eventually be merged.

PROMPT CORRECTIVE REGULATORY ACTION

     Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has a total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0%is considered to be undercapitalized. A savings institution that has a total risk-based capital less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be"significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions may become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth, and capital distributions and limitations on expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

INSURANCE OF DEPOSIT ACCOUNTS

     The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period. The capital categories are (1) well capitalized, (2) adequately capitalized or (3) undercapitalized. An institution is also placed in one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned with the most well capitalized, healthy institutions receiving the lowest rates.

     Deposits of First Savings are presently insured by the SAIF. Both the SAIF and the BIF are statutorily required to be recapitalized to a 1.25% of insured reserve deposits ratio. First Savings' assessment rate for the six months ended June 30, 1998 was 6.4 basis points for $100 in insurable deposits and the regular premium expense for this period was $250,000.

     The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of First Savings.

     Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of First Savings does not know of any practice, condition or violation that might lead to termination of deposit insurance.

FEDERAL HOME LOAN BANK SYSTEM

     First Savings is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. First Savings, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. First Savings was in compliance with this requirement with an investment in FHLB stock at June 30, 1998 of $8.4 million. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance. At June 30,1998, First Savings had $13.0 million in FHLB advances and $81.9 million in repurchase agreements with the FHLB.

     The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996, dividends from FHLB stock to First Savings amounted to $305,000, $525,000 and $469,000, respectively. If dividends were reduced, First Savings' net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent or future legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by First Savings.

FEDERAL RESERVE SYSTEM

     The Federal Reserve Board regulations require savings institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $47.8 million or less(subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $47.8 million, the reserve requirement is $1.479 million (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $47.8 million. The first $4.7 million of otherwise reservable balances (subject to adjustment by the Federal Reserve Board) are exempted from the reserve requirements. First Savings is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce First Savings' interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

NEW JERSEY LAW

     The New Jersey Banking and Insurance Commissioner (the "Commissioner") regulates, among other things, the First Savings' internal business procedures as well as its deposits, lending and investment activities. The Commissioner must approve changes to First Savings' Certificate of Incorporation, establishment or relocation of branch offices, mergers and the issuance of additional stock. In addition, the Commissioner conducts periodic examinations of First Savings. Certain of the areas regulated by the Commissioner are not subject to similar regulation by the FDIC.

     Recent federal and state legislative developments have reduced distinctions between commercial banks and SAIF-insured savings institutions in New Jersey with respect to lending and investment authority, as well as interest rate limitations. As federal law has expanded the authority of federally chartered savings institutions to engage in activities previously reserved for commercial banks, New Jersey legislation and regulations ("parity legislation") have given New Jersey chartered savings institutions, such as First Savings, the powers of federally chartered savings institutions.

     New Jersey law provides that, upon satisfaction of certain triggering conditions, as determined by the Commissioner, insured institutions or savings and loan holding companies located in a state which has reciprocal legislation in effect on substantially the same terms and conditions as stated under New Jersey law may acquire, or be acquired by New Jersey insured institutions or holding companies on either a regional or national basis. New Jersey law explicitly prohibits interstate branching.

                   DESCRIPTION OF FIRST SOURCE CAPITAL STOCK

GENERAL

     First Source is authorized to issue 85,000,000 shares of Common Stock having a par value of $.01 per share and 10,000,000 shares of preferred stock having a par value of $.01 per share (the "Preferred Stock"). At
______________, there were ________ shares of Common Stock and no shares of Preferred Stock outstanding.

COMMON STOCK

     Dividends. First Source can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by First Source is subject to limitations which are imposed by law and applicable regulation. The holders of Common Stock of First Source are entitled to receive and share equally in such dividends as may be declared by the Board of Directors of First Source out of funds legally available therefor. If First Source issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

     Voting Rights. The holders of Common Stock of First Source possess exclusive voting rights in First Source. They elect First Source's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or First Source's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Except with respect to certain voting limitations for holders of greater than 10% of the First Source Common Stock, each holder of Common Stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If First Source issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% stockholder vote.

     Liquidation. In the event of any liquidation, dissolution or winding up of First Source, as holder of First Savings' capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of First Savings (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account related to First Source's Conversion, all assets of First Savings available for distribution. In the event of liquidation, dissolution or winding up of First Source, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First Source available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of the Common Stock of First Source will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

     None of the shares of First Source's authorized Preferred Stock have been issued. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                       COMPARISON OF STOCKHOLDER RIGHTS

     Upon the consummation of the transactions contemplated in the Merger Agreement, the stockholders of Pulse will become stockholders of First Source. First Source is a Delaware-chartered corporation, while Pulse is a New-Jersey-chartered corporation. Therefore, the rights presently enjoyed by Pulse's stockholders under the relevant provisions of the New Jersey Business Corporation Act ("NJBCA"), the Certificate of Incorporation (the "Pulse Certificate") and the Bylaws (the "Pulse Bylaws") of Pulse may differ in some respects from the rights they would have as stockholders of First Source under the relevant provisions of the Delaware General Corporation Law ("DGCL"), First Sources' Certificate of Incorporation ("First Source Certificate") and First Source's Bylaws (the "First Source Bylaws"). This summary contains a list of the material differences, but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the First Source Certificate, the First Source Bylaws, the Pulse Certificate, the Pulse Bylaws, the DGCL and the NJBCA.

ISSUANCE OF CAPITAL STOCK

     Pulse. The Pulse Certificate authorizes the issuance of 10,000,000 shares of Pulse Common Stock, $1.00 par value per share, and 5,000,000 shares of Serial Preferred Stock. At __________, 1998, [3,120,300] shares of Pulse Common Stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

     First Source. The First Source Certificate authorizes the issuance of 85,000,000 shares of Common Stock, $0.01 per value, and 10,000,000 shares of Preferred Stock, $0.01 par value. At ____________, 1998, ________ shares of
First Source Common Stock were outstanding and no shares of Preferred Stock were outstanding.

ADVANCE NOTICE REQUIREMENTS FOR NOMINATIONS OF DIRECTORS AND SHAREHOLDER
PROPOSALS

     Pulse. The Pulse Certificate provides that nominations for the election of directors may be made by any shareholder entitled to vote generally in the election of directors by following certain procedures set forth therein. In order for a Pulse shareholder to make a nomination, he or she must give notice in writing to Pulse not fewer than 60 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of Pulse. The shareholder's notice must contain certain information specified by the Certificate.

     First Source. The First Source Certificate contains similar notice requirements, however, notice of a shareholder nomination or proposal must be received by First Source at least 90 days prior to any meeting date, except that if less than 100 days notice of the meeting is given than such shareholder notice or nomination must be received no later than the tenth day following notice of the meeting.

SPECIAL MEETINGS OF SHAREHOLDERS

     Pulse. Special meetings of shareholders of Pulse may be called by the President, Chairman, the Board of Directors, or a committee of the board of directors of Pulse. Shareholders are not entitled under the Pulse Certificate to call a special meeting.

     First Source. Special meetings of shareholders of First Source may only be called by resolution of the Board of Directors of First Source.

NUMBER AND TERM OF DIRECTORS

     Pulse. The Pulse Board consists of six directors. The Pulse Certificate provides that the number of directors may be changed by the affirmative vote of two-thirds of the then-current members of the Pulse Board. Under the Pulse Certificate, the number of directors may not be fewer than five or more than 15. The Pulse Board is divided into three classes with two members in each class.

     First Source. The First Source Board currently consists of eight directors, and following the Merger will be expanded to 10 directors. The First Source Certificate provides that the Board of Directors may set, by resolution, the number of directors. The First Source Board is divided into three classes, as equal in number as possible.

FILING VACANCIES ON THE BOARD OF DIRECTORS

     Pulse. The Pulse Certificate provides that any vacancy (including one resulting from a newly created directorship) that occurs on the Pulse Board may be filled by a majority vote of the Pulse Board and that any director appointed to fill the vacancy will hold office for a term expiring at the next annual meeting of shareholders.

     First Source. The First Source Certificate provides that any vacancy (including one resulting from a newly created directorship) that occurs on the First Source Board may be filled by a majority vote of the First Source Board and any director appointed to fill the vacancy will hold office for a term expiring at the annual meeting in which the term of the class to which such director is appointed expires.

REMOVAL OF DIRECTORS

     Pulse. The Pulse Certificate provides that one or more directors may be removed for cause upon the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote generally in the election of directors. A director may also be removed for cause by the board of directors.

     First Source. The First Source Certificate provides that one or more directors may be removed for cause upon the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote generally in the election of directors.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     Pulse. New Jersey law generally requires that an amendment to the Pulse certificate must be approved by the Pulse board of directors and a majority of votes cast by the holders of shares entitled to vote. The Pulse Certificate provides that certain amendments to the Pulse Certificate must be approved by the holders not less than 80% of the shares entitled to vote generally in the election of directors. This 80% vote is required for amendments relating to (i) the number, election, classification and removal of directors; (ii) preemptive rights; (iii) elimination of directors' liability; (iv) indemnification of directors, officers, employees and agents; (v) meetings of shareholders and shareholder proposals; (vi) restrictions on voting Pulse Common Stock; (vii) approval of certain business combinations; and (viii) amendment of the Pulse Bylaws.

     The Pulse Certificate provides that the Pulse Bylaws may be amended by either (i) the affirmative vote of two-thirds of the directors or (ii) the shareholders of Pulse, by the affirmative vote of the holders of not less than 80% of the shares of Pulse entitled to vote generally in the election of directors.

     First Source. Delaware law and the First Source Certificate are substantially similar to the provisions with respect to amendment of the Pulse Certificate stated above.

     The First Source Bylaws may be amended by a majority vote of the First Source Board.

PAYMENT OF DIVIDENDS

     The ability of First Source and Pulse to pay dividends on their common stock is governed by New Jersey and Delaware law, respectively.

     New Jersey law provides that Pulse may make distributions to its shareholders unless, after paying the dividend (i) Pulse would be unable to pay its debts as they become due in the usual course of its business, or (ii) the total assets of Pulse would be less than its total liabilities.

     Delaware law provides that First Source may pay dividends only out of either (i) surplus, which is defined as the excess of net assets over First Source's capital or (ii) if no surplus, out of the net profits of First Source for the fiscal year in which the dividend is declared or the previous fiscal year.

     The ability of First Source and Pulse to pay dividends is also affected by regulatory restrictions on the abilities of their subsidiaries to make capital distributions.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following tables set forth certain selected condensed financial data for First Source and Pulse on an unaudited pro forma combined basis giving effect to the Merger as if the Merger had become effective on June 30, 1998, in the case of the balance sheet data presented, and if the Merger had become effective at the beginning of the periods indicated, in the case of the income statement data presented. The pro forma data in the tables assumes that the Merger is accounted for using the pooling of interests method of accounting.
See "THE MERGER -- Anticipated Accounting Treatment." Financial data for the six months ended June 30, 1998 and 1997 combine First Source with Pulse's interim results presented to coincide with the reporting periods for First Source. These tables should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including the notes thereto, of First Source and Pulse incorporated by reference herein, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     The pro forma data and ratios set forth in the following tables do not reflect the expected cost savings and revenue enhancement opportunities that could result from the Merger or any other items of income or expense which may result from the Merger. The pro forma balance sheet data and certain ratios do reflect a $4.1 million reduction to retained earnings and a corresponding increase to other liabilities at June 30, 1998. This adjustment represents the accrual of the estimated cost of merger expenses and restructuring charges, net of tax. The unaudited pro forma combined selected financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have occurred if the Merger had been consummated on June 30, 1998, or at the beginning of the periods indicated, or which may be obtained in the future.

               FIRST SOURCE BANCORP, INC. - PULSE BANCORP, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1998
                                (IN THOUSANDS)

                                                                                       PRO FORMA     FIRST SOURCE
                                                        FIRST SOURCE      PULSE     ADJUSTMENTS(1)     PRO FORMA
                                                        ------------ ------------- ----------------  -------------
ASSETS
Cash and due from banks................................ $    11,680    $   3,929                      $    15,609
Federal funds sold.....................................      14,000       31,300                           45,300
         Total cash and cash equivalents...............      25,680       35,229                           60,909
FHLB-NY stock, at cost.................................       8,352        2,837                           11,189
Investment securities, at amortized cost...............      15,994       71,553                           87,547
Investment securities available for sale...............      57,053      111,838                          168,891
Mortgage-backed securities, net........................           -      126,193                          126,193
Mortgage backed securities available for sale..........     432,785       40,357                          473,142
Loans receivable, net..................................     644,385      146,680                          791,065
Interest and dividends receivable......................       8,702        5,076                           13,778
Premises and equipment, net............................      14,088        2,149                           16,237
Excess of cost over fair value of net assets acquired..       8,381            -                            8,381
Other assets...........................................       5,618        2,190                            7,808
                                                          ---------      -------       ---------        ---------
         Total assets.................................. $ 1,221,038    $ 544,102                      $ 1,785,140
                                                        ===========    =========       =========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits............................................... $   807,591    $ 434,646                      $ 1,242,237
Borrowed funds.........................................     139,544       59,675                          199,219
Advances by borrowers for taxes and insurance..........       6,344          893                            7,237
Other liabilities......................................       8,239        2,988           4,161           15,388
                                                            -------      -------            -----      ----------
         Total liabilities.............................     961,718      498,202           4,161        1,464,081
                                                            =======      =======          =======      ==========

STOCKHOLDERS' EQUITY
Common Stock...........................................         317        4,182          (4,082)             417
Paid-in capital........................................     206,948       12,756         (12,595)         207,109
Retained earnings......................................      63,812       44,941          (4,161)         104,592
Accumulated other comprehensive income.................       1,886          698                            2,584
Less: Unallocated Common Stock acquired by the
ESOP...................................................     (13,512)           -                          (13,512)
     Unearned Common Stock acquired by the
     RRP...............................................        (131)           -                             (131)
     Treasury Stock, at cost...........................           -     (16,677)          16,677                0
       Total stockholders' equity......................     259,320       45,900          (4,161)         301,059
                                                          ---------      -------       ----------      ----------
       Total liabilities and stockholders' equity...... $ 1,221,038    $ 544,102                      $ 1,765,140
                                                        ===========    =========       ==========     ===========

---------------

(1) Adjustments detailed are to eliminate Pulse's investment in treasury stock, to conform the ending balance of common stock outstanding to First Source's par value and to accrue for estimated restructure charges, net of tax.

               FIRST SOURCE BANCORP, INC. - PULSE BANCORP, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                    FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                    FIRST SOURCE
                                                                FIRST SOURCE        PULSE            PRO FORMA
                                                                ------------      -----------       ------------
Interest Income...............................................    $ 39,072          $ 18,717           $ 57,789
Interest Expense..............................................      20,547            11,630             32,157
                                                                  --------          --------           --------
Net interest income before provision for loan losses..........      18,545             7,087             25,632
Provision for loan losses....................................          740                 -                740
                                                                  --------          --------           --------
Net interest income after provision for loan losses...........      17,805             7,087             24,892
Other operating income........................................       2,467               134              2,601
Operating expenses............................................       8,811             2,911             11,722
                                                                  --------          --------           --------
Income before income taxes....................................      11,461             4,310             15,771
Income Taxes..................................................       4,243             1,544              5,787
                                                                  --------          --------           --------
Net Income....................................................    $  7,218          $  2,766           $  9,984
                                                                  ========          ========           ========
PRO FORMA WEIGHTED AVERAGE EQUIVALENT BASIC SHARES
outstanding:
at the Exchange Ratio of 3.2..................................      30,518             3,106             40,457
at the Exchange Ratio of 3.764................................      30,518             3,106             42,209
Pro Forma Basic Earnings Per Share:
at the Exchange Ratio of 3.2..................................    $   0.24          $   0.89           $   0.25
At the Exchange Ratio of 3.764................................    $   0.24          $   0.89           $   0.24

PRO FORMA WEIGHTED AVERAGE EQUIVALENT DILUTED SHARES
Outstanding:
at the Exchange Ratio of 3.2..................................      30,842             3,238             41,204
at the Exchange Ratio of 3.764................................      30,842             3,238             43,031

PRO FORMA DILUTED EARNINGS PER SHARE:
at the Exchange Ratio of 3.2..................................    $   0.23          $   0.85           $   0.24
at the Exchange Ratio of 3.764................................    $   0.23          $   0.85           $   0.23

               FIRST SOURCE BANCORP, INC. - PULSE BANCORP, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                    FOR THE SIX MONTHS ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                          FIRST SOURCE
                                                                     FIRST SOURCE          PULSE            PRO FORMA
                                                                     ------------      -------------      ------------
Interest Income...............................................          $36,054          $ 18,101           $ 54,155
Interest Expense..............................................           20,090            11,153             31,243
                                                                        -------          --------           --------
Net interest income before provision for loan losses..........           15,964             6,948             22,912
Provision for loan losses.....................................              600                 -                600
                                                                        -------          --------           --------
Net interest income after provision for loan losses...........           15,364             6,948             22,312
Other operating income........................................            1,051               261              1,312
Operating expenses............................................            8,541             2,677             11,218
                                                                        -------          --------           --------
Income before income taxes....................................            7,874             4,532             12,406
Income Taxes..................................................            2,919             1,623              4,542
                                                                        -------           -------            -------
Net Income....................................................          $ 4,955           $ 2,909            $ 7,864
                                                                        =======           =======            =======

PRO FORMA WEIGHTED AVERAGE EQUIVALENT BASIC SHARES
OUTSTANDING:
at the Exchange Ratio of 3.2..................................           30,981             3,058             40,678
at the Exchange Ratio of 3.764................................           30,981             3,058             42,403

PRO FORMA BASIC EARNINGS PER SHARE:
at the Exchange Ratio of 3.2..................................           $ 0.16            $ 0.95             $ 0.19
at the Exchange Ratio of 3.764................................           $ 0.16            $ 0.95             $ 0.19

PRO FORMA WEIGHTED AVERAGE EQUIVALENT DILUTED SHARES
OUTSTANDING:
at the Exchange Ratio of 3.2..................................           31,459             3,135             41,492
at the Exchange Ratio of 3.764................................           31,459             3,135             43,261

PRO FORMA DILUTED EARNINGS PER SHARE:
at the Exchange Ratio of 3.2..................................           $ 0.16            $ 0.93             $ 0.19
at the Exchange Ratio of 3.764................................           $ 0.16            $ 0.93             $ 0.18

               FIRST SOURCE BANCORP, INC. - PULSE BANCORP, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
 FOR THE YEARS ENDED DECEMBER 31, 1997 FOR FIRST SOURCE AND SEPTEMBER 30, 1997
                                   FOR PULSE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                         FIRST SOURCE
                                                                     FIRST SOURCE          PULSE           PRO FORMA
                                                                     ------------       -----------      ------------
Interest Income...............................................          $73,222          $ 36,019          $ 109,241
Interest Expense..............................................           41,183            22,375             63,558
                                                                        -------          --------          ---------
Net interest income before provision for loan losses..........           32,039            13,644             45,683
Provision for loan losses....................................             1,200                 -              1,200
                                                                        -------          --------          ---------
Net interest income after provision for loan losses...........           30,839            13,644             44,483
Other operating income........................................            2,801               510              3,311
Operating expenses............................................           18,863             5,275             24,138
                                                                        -------          --------          ---------
Income before income taxes....................................           14,777             8,879             23,656
Income Taxes..................................................            5,482             3,204              8,686
                                                                        -------          --------          ---------
Net Income....................................................          $ 9,295          $  5,675          $  14,970
                                                                        =======          ========          =========

PRO FORMA WEIGHTED AVERAGE EQUIVALENT BASIC SHARES
OUTSTANDING:
at the Exchange Ratio of 3.2..................................           30,981             3,063             40,783
at the Exchange Ratio of 3.764................................           30,981             3,063             42,511

PRO FORMA BASIC EARNINGS PER SHARE:
at the Exchange Ratio of 3.2..................................           $ 0.30            $ 1.85             $ 0.37
at the Exchange Ratio of 3.764................................           $ 0.30            $ 1.85             $ 0.35

PRO FORMA WEIGHTED AVERAGE EQUIVALENT DILUTED SHARES
OUTSTANDING:
at the Exchange Ratio of 3.2..................................           31,335             3,146             41,401
at the Exchange Ratio of 3.764................................           31,335             3,146             43,176

PRO FORMA DILUTED EARNINGS PER SHARE:
at the Exchange Ratio of 3.2..................................           $ 0.30            $ 1.80             $ 0.36
at the Exchange Ratio of 3.764................................           $ 0.30            $ 1.80             $ 0.35

               FIRST SOURCE BANCORP, INC. - PULSE BANCORP, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the years ended December 31, 1996 for First Source and September 30, 1996
                                   for Pulse
                     (In thousands, except per share data)

                                                                                                         First Source
                                                                  First Source          Pulse              Pro Forma
                                                               ------------------   --------------      --------------
Interest Income...............................................         $68,039          $ 32,733            $100,772
Interest Expense..............................................          37,264            19,133              56,397
                                                                      --------        ----------            --------
Net interest income before provision for loan losses..........          30,775            13,600              44,375
Provision for loan losses ....................................             550                 -                 550
                                                                      --------        ----------            --------
Net interest income after provision for loan losses...........          30,225            13,600              43,825
Other operating income........................................           1,995               326               2,321
Operating expenses............................................          24,701             8,474              33,175
                                                                      --------        ----------            --------
Income before income taxes....................................           7,519             5,452              12,971
Income Taxes..................................................           2,809             1,959               4,768
                                                                      --------        ----------            --------
Net Income....................................................         $ 4,710          $  3,493            $  8,203
                                                                      ========        ==========            ========

PRO FORMA WEIGHTED AVERAGE EQUIVALENT BASIC SHARES
outstanding:
at the Exchange Ratio of 3.2..................................          30,635             3,646              42,300
at the Exchange Ratio of 3.764................................          30,635             3,646              44,357

PRO FORMA BASIC EARNINGS PER SHARE:
at the Exchange Ratio of 3.2..................................         $  0.15          $   0.96            $   0.19
at the Exchange Ratio of 3.764................................         $  0.15          $   0.96            $   0.18

PRO FORMA WEIGHTED AVERAGE EQUIVALENT DILUTED SHARES
Outstanding:
at the Exchange Ratio of 3.2..................................          31,243             3,718              43,141
at the Exchange Ratio of 3.764................................          31,243             3,718              45,238

PRO FORMA DILUTED EARNINGS PER SHARE:
at the Exchange Ratio of 3.2..................................         $  0.15          $   0.94            $   0.19
at the Exchange Ratio of 3.764................................         $  0.15          $   0.94            $   0.18

               FIRST SOURCE BANCORP, INC. - PULSE BANCORP, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the years ended December 31, 1995 for First Source and September 30, 1995
                                   for Pulse
                     (In thousands, except per share data)

                                                                                                         First Source
                                                                    First Source         Pulse             Pro Forma
                                                                  ----------------    -----------      -----------------
Interest Income...............................................         $64,573          $ 30,739            $ 95,312
Interest Expense..............................................          35,691            17,230              52,921
                                                                     ---------         ---------           ---------
Net interest income before provision for loan losses..........          28,882            13,509              42,391
Provision for loan losses ....................................             310                 -                 310
                                                                     ---------         ---------           ---------
Net interest income after provision for loan losses...........          28,572            13,509              42,081
Other operating income........................................           2,171               294               2,465
Operating expenses............................................          17,830             5,643              23,473
                                                                     ---------         ---------           ---------
Income before income taxes....................................          12,913             8,160              21,073
Income Taxes..................................................           4,611             2,895               7,506
                                                                     ---------         ---------           ---------
Net Income....................................................         $ 8,302           $ 5,265            $ 13,567
                                                                     =========         =========           =========

PRO FORMA WEIGHTED AVERAGE EQUIVALENT BASIC SHARES
OUTSTANDING:
at the Exchange Ratio of 3.2..................................          30,607             3,848              42,920
at the Exchange Ratio of 3.764................................          30,607             3,848              45,090

PRO FORMA BASIC EARNINGS PER SHARE:
at the Exchange Ratio of 3.2..................................          $ 0.27            $ 1.37              $ 0.32
at the Exchange Ratio of 3.764................................          $ 0.27            $ 1.37              $ 0.30

PRO FORMA WEIGHTED AVERAGE EQUIVALENT DILUTED SHARES
OUTSTANDING:
at the Exchange Ratio of 3.2..................................          31,207             3,917              43,740
at the Exchange Ratio of 3.764................................          31,207             3,917              45,949

PRO FORMA DILUTED EARNINGS PER SHARE:
at the Exchange Ratio of 3.2..................................          $ 0.27            $ 1.34              $ 0.31
at the Exchange Ratio of 3.764................................          $ 0.27            $ 1.34              $ 0.30

           FIRST SOURCE BANCORP, INC. 1998 STOCK-BASED INCENTIVE PLAN

     In connection with First Savings, 1998 Conversion and Reorganization, the Board of Directors of First Source is presenting for shareholder approval the First Source Bancorp, Inc. 1998 Stock-Based Incentive Plan ("Incentive Plan"), in the form attached hereto as Annex E. The purpose of the Incentive Plan is to attract and retain qualified personnel in key positions, provide officers, employees and non-employee directors ("Outside Directors") with a proprietary interest in First Source as an incentive to contribute to the success of First Source, promote the attention of management to other stockholder's concerns and reward employees for outstanding performance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as to those persons believed by management to be beneficial owners of more than 5% of First Source's outstanding shares of Common Stock on the Record Date or as disclosed in certain reports received to date regarding such ownership filed by such persons with First Source and with the Securities and Exchange Commission ("SEC"), in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Other than those persons listed below, First Source is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of First Source's Common Stock as of the Record Date.

                                                    Amount and
                                                     Nature of
                                                    Beneficial
                        Name and Address          Ownership as of       Percent of
Title of Class         of Beneficial Owner         , 1998(1)(2)        Common Stock
----------------  ---------------------------  -------------------  -----------------
Common Stock      First Savings Bank, SLA
                                                  _____________         _______%
                  Employee Stock Ownership Plan
                  ("ESOP")
                  1000 Woodbridge Center Drive
                  Woodbridge, New Jersey  07095

_____________________
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owners for purposes of this table, of any shares of Common Stock if he has voting or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from the date as to which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2) Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of the Record Date as to shares of Common Stock beneficially owned by directors and executive officers individually (as defined below) and by all executive officers and directors as a group. Ownership information is based upon information furnished by the respective individuals.

                                              SHARES OF
                                            COMMON STOCK
                                            BENEFICIALLY       PERCENT OF
       NAME                TITLE           OWNED (2)(3)(4)      CLASS (4)
-----------------    -----------------   -------------------  -------------
DIRECTORS

Walter K. Thompson          Director

                                              SHARES OF
                                            COMMON STOCK
                                            BENEFICIALLY       PERCENT OF
       NAME                TITLE           OWNED (2)(3)(4)      CLASS (4)
-----------------    -----------------   -------------------  -------------
Donald T. Akey, M.D.        Director

Harry F. Burke              Director

Keith H. McLaughlin         Director

Philip T. Ruegger, Jr.      Director

Jeffries Shein              Director

John P. Mulkerin            President, Chief
                            Executive
                            Officer and
                            Director

Christopher P. Martin       Executive Vice
                            President, Chief
                            Financial and
                            Operating
                            Officer and
                            Director

EXECUTIVE OFFICERS

John F. Cerulo, Jr.         Senior Vice
                            President/Retail
                            Banking

Karen I. Martino            Senior Vice
                            President/Audit
                            and Compliance

Richard Spengler            Senior Vice
                            President/Chief
                            Lending Officer

All Directors and
Executive Officers as a
Group (11 persons)

_________________________
*    Does not exceed .01% of First Sources's voting securities.
(1) Titles are for both First Source and First Savings unless otherwise indicated.
(2) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting and dispositive power as to shares reported.
(3) Does not include options and awards intended to be granted under the Incentive Plan, which is subject to stockholder approval. For a discussion of the options and awards that are intended to be granted under the Incentive Plan, see Proposal. Includes the following amount of unvested shares of restricts stock awarded under the 1996 Incentive Plan which may be voted by the recipient pending vesting and distribution: ____ shares to each of Messrs. Akey, Burke, McLaughlin, Ruegger and Shein; ____ shares to both Messrs. Mulkerin and Martin; and ____ shares to each of Mr. Cerulo, Ms. Martino, and Mr. Spengler. Includes options to purchase stock pursuant to First Savings' 1992 Stock Option Plans which were vested as of __________, 1998: ____ shares to each of Messrs. Timpson, McLaughlin, Ruegger and Shein, _____ shares to each of Messrs. Akey and Burke; ____ share to Mr. Mulkerin; ____ shares to Mr. Martin; and ____ shares to each of Messrs. Cerulo, Spengler and Ms. Martino.
(4) Under applicable regulations, a person is deemed to have beneficial ownership of any share of Common Stock which may be acquired within 60 days of ______________, 1998 pursuant to the exercise of outstanding stock options. Shares of Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of Common Stock owned by any other person or group.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     Upon obtaining stockholder approval, First Source and First Savings intend to grant to non-employee directors, and selected officers and employees of First Savings and First Source stock options and awards in the form of shares of Common Stock under the Incentive Plan, being presented for approval in the Proposal.

DIRECTORS' COMPENSATION

     FEE AGREEMENT. Non-employee directors receive $750 for each Board of Directors meeting attended, plus a $1,750 monthly retainer. Nonemployee directors serving on the committees are paid $300 for each meeting attended.

     DIRECTORS' DEFERRED FEE PLAN. Directors may elect to defer all or part of their fees under the Agreement for Deferment of Directors' Fees (the "Deferral Fee Agreement"). The fees so deferred are recorded on the books of First Savings as a liability in the year the fees are earned; however, First Savings does not specifically fund the amount so deferred. First Savings pays the deferred fees to the directors not earlier than the time they cease to be a director, retirement or when they attain age 65 (or some other age specifically elected by the director), unless First Savings determines it serves its best interests or the best interests of the director to disburse these funds at an earlier date.

     First Savings also maintains the First Savings Bank, SLA Directors' Deferred Fee Stock Unit Plan (the "Deferred Fee Stock Unit Plan"). During First Savings's 1992 and 1995 stock offerings and in connection with the 1998 Conversion and Reorganization of First Savings and its mutual holding company, Directors who had deferred fees under the Deferred Fee Agreement had the opportunity to elect to defer the fees under the Deferred Fee Stock Unit Plan. Each Director who elected to participate in the Deferred Fee Stock Unit Plan had his deferred fees credited with a number of shares of Common Stock based on the fair market value of the stock. Messrs. Burke, McLaughlin, Martin, Ruegger, Shein and Timpson currently participate in the Plan.

     RETIREMENT PLAN. First Savings also maintains a nonqualified, unfunded retirement plan for directors who are not employees, have served as a director for five (5) years, and who retire from the Board of Directors within the time specified under the Retirement Plan. Benefits, in general, are equal either to all or a portion of the current annual retainer received by Board members, depending upon the director's age and length of service at retirement. Benefits are paid monthly, commencing in the month following the director's retirement from the Board and ending in the month following the director's death.

     STOCK OPTION PLAN FOR OUTSIDE DIRECTORS. During 1992, First Savings' Board of Directors adopted the First Savings Bank, SLA 1992 Stock Option Plan for Outside Directors (the "Directors' Stock Option Plan") of First Savings and its affiliates. Under the terms of the Director's Stock Option Plan, [100,399] shares of the Common Stock were reserved for issuance to directors who are not employees of First Savings or First Source. The Directors' Stock Option Plan is a self administering plan and provides that each member of the Board of Directors of First Savings who is not an officer or employee of First Savings is granted non-statutory stock options to purchase [16,733] shares of the Common Stock (based on adjustments for four 10% stock dividends and a two-for-one stock split). Upon completion of First Savings' 1998 Conversion and Reorganization, First Source adopted the Directors' Stock Option Plan and options for First Source Common Stock were exchanged for options in First Savings Common Stock on a 3.9133-to-1 basis. All stock options granted under this plan are currently exercisable at an exercise price of $_____ per share, as adjusted the four 10% stock dividends, the stock split and the exchange for First Source Common Stock. As of December 31, 1997, 33,466 options had been exercised under this plan. As of ___________, 1998, ______ options, as adjusted, remain exercisable.

     1996 INCENTIVE PLAN. During 1996, the Board of Directors adopted the First Savings Bank, SLA 1996 Omnibus Incentive Plan for directors, officers and certain employees of First Savings and its affiliates. Under the terms of the Incentive Plan, 21,780 shares of the First Savings Common Stock were reserved for issuance to directors who are not employees of First Savings. The portion of the Incentive Plan granting awards to directors is self administering and provides that each member of the Board of Directors who is not an officer or employee of First Savings or First Source is granted non-statutory options to purchase 3,630 shares of First Savings' Common Stock at an exercise price of $13.02 per share. Stock options granted under this plan vest in equal installments over a three-year period from the date of issuance. Upon consummation of First Savings' 1998 Conversion and Reorganization, First Source adopted the 1996 Omnibus Incentive Plan and all shares and options awarded under the plan were exchanged for shares and options in Company Common Stock at the
3.9133 exchange ratio. As of _________, 1998, _______ options, as adjusted, were currently exercisable and ____ options, as adjusted, had been granted but were not yet exercisable under the 1996 Incentive Plan.

     EXECUTIVE COMPENSATION. The following table sets forth certain information as to the total remuneration paid by First Savings to the Chief Executive Officer and other executive officers who received salary and bonuses in excess of $100,000 during the year ended December 31, 1997 ("Named Executive Officers"). In addition, the table sets forth information regarding total remuneration for the years ended December 31, 1996 and 1995.

                                                                                                         Long-Term Compensation
                                                           Annual Compensation(1)                                Awards
                                     --------------------------------------------------------   ---------------------------------
                                      Fiscal                                       Other         Restricted        Securities
      Name and Principal              Years                                       Annual            Stock          Underlying
           Positions                  Ended     Salary(1)(2)     Bonus(3)     Compensation(4)     Awards(5)      Options/SARs(6)
-----------------------------------  --------  --------------   -----------   ---------------   ------------    -----------------
John P. Mulkerin(10)...........        1997    $  257,250       $   70,875    $     --          $       --      $        --
President, Chief Executive Officer     1996       202,250           67,500          --              66,138           13,915
  and Chief Counsel                    1995       152,000           30,400          --                  --               --

Christopher P. Martin(11)......        1997       201,250           56,700          --                  --               --
Executive Vice President, Chief        1996       160,460           54,000          --              66,138           13,915
  Financial Officer, Chief             1995       125,000           25,000          --                  --               --
  Operating Offer and Corporate
  Secretary

Richard Spengler...............        1997       105,000           15,750          --                  --               --
Senior Vice President, Chief           1996       100,000           15,000          --              17,875            2,420
   Lending Officer                     1995        74,480           11,250          --                  --               --

                                               Payouts
                                           ---------------

      Name and Principal                         LTIP           All Other
           Positions                          Payouts(7)     Compensation(8)(9)
-----------------------------------        ---------------   ------------------
John P. Mulkerin(10)...........            $      --         $  52,004
President, Chief Executive Officer                --            19,813
  and Chief Counsel                               --            17,062

Christopher P. Martin(11)......                   --            52,004
Executive Vice President, Chief                   --            18,905
  Financial Officer, Chief                        --            14,168
  Operating Offer and Corporate
  Secretary

Richard Spengler...............                   --            34,176
Senior Vice President, Chief                      --            13,042
   Lending Officer                                --             7,995

_______________________________
(1) Includes directors' fees paid to Mr. Mulkerin in 1997 and 1996, and paid to Mr. Martin for 1997.
(2) Includes amounts of salary deferred pursuant to First Savings' Incentive Savings Plan for Employees of First Savings Bank, SLA 401(k).
(3) Includes bonuses granted pursuant to First Savings' Annual Incentive Plan. Under this plan, bonuses are awarded by the compensation committee of the Board of Directors based upon achieving certain predetermined profit levels and other identifiable goals.
(4) First Savings provides certain executive officers with the use of an automobile, club dues and certain other benefits, which, in the aggregate, do not exceed the lesser of either $50,000, or 10% of the total annual salary and bonus reported for any of the named executive officers.
(5) Pursuant to the 1996 Incentive Plan, Messrs. Mulkerin, Martin and Spengler were awarded 4,477 shares, 4,477 shares and 1,210 shares of Common stock, respectively, in November 1996, as adjusted for a 10% stock dividend paid on October 30, 1997, which had a market value of $219,373, $219,373 and $59,290, respectively, at December 31, 1997. The dollar amounts set forth in the table represent the market value of the shares awarded on the date of grant. A committee of non-employee directors determines the date on which plan share awards vest. Pursuant to the award agreements, the awards vest over a three-year period from the date of grant.
(6) First Savings maintains the 1992 Incentive Stock Option Plan for the benefit of officers and employees. All options granted pursuant to the 1992 Incentive Stock Option Plan became exercisable as of July 10, 1993. First Savings also maintains the 1996 Incentive Plan for the benefit of officers and directors. Messrs. Mulkerin, Martin and Spengler were awarded 13,915 shares, 13,915 shares and 2,420 shares subject to options, respectively, under the 1996 Incentive Plan, as adjusted for a 10% stock dividend paid on October 30, 1997. Options granted become exercisable in equal installments at an annual rate of 33 1/3% beginning November 19, 1997.
(7) For 1997, 1996, and 1995, First Savings had no long-term incentive plan; accordingly, there were no payouts or awards under any long-term incentive plan.
(8) Includes $4,725, 4,725 and $3,150 contributed by First Savings in 1997 to the accounts of Messrs. Mulkerin, Martin and Spengler, respectively, under the Incentive Savings Plan for Employees of First Savings Bank, SLA 401(k).
(9) Includes $47,279, $7,279 and $31,026, contributed by First Savings pursuant to First Savings' ESOP in 1997 allocated for the benefit of Messrs. Mulkerin, Martin and Spengler.
(10) Mr. Mulkerin was appointed to the positions of President and Chief Executive Officer on June 12, 1996.
(11) Mr. Martin was appointed to the added positions of Chief Operating Officer and Corporate Secretary on June 13, 1996.

     1996 Incentive Plan. On April 24, 1996, First Savings' stockholders approved the First Savings Bank, SLA 1996 Omnibus Incentive Plan under which all employees of First Savings were eligible to receive awards. The 1996 Incentive Plan provides discretionary awards to officers and key employees, as determined by a committee of non-employee directors. Stock options were awarded to officers under the 1996 Incentive Plan on November 19, 1996. There were no stock options under the Incentive Plan granted to Named Executive Officers for the year ended December 31, 1997.

     The following table provides certain information with respect to the number of shares of Common Stock acquired upon exercise of stock options and the value realized thereon. Also reported is the number of shares of Common Stock represented by outstanding stock options at December 31, 1997, held by Named Executive Officers and the values for "in-the-money" options which represent the positive spread between the exercise price of any existing stock option and the year-end price of the Common Stock.

                                              NUMBER OF
                                        SECURITIES UNDERLYING                  VALUE OF UNEXERCISED
                                       UNEXERCISED OPTIONS AT                IN-THE-MONEY OPTIONS AT
                                        DECEMBER 31, 1997(1)                  DECEMBER 31, 1997(1)(2)
                                        --------------------                  -----------------------
             NAME                   EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
             ----                   -----------       -------------       -----------       -------------
John P. Mulkerin ..............          6,768              9,277          $   255,845       $   300,410

Christopher P. Martin .........          4,638              9,277              158,745           300,410

Richard Spengler ..............            807              1,613               27,621            55,208

---------------
(1) All options granted under the 1992 Incentive Stock Option Plan were issued on July 10, 1992, and exercisable on July 10, 1993, at an option price of $[3,413] per share. All options granted under the 1996 Incentive Plan were issued on November 19, 1996, at an option price of $[14,773] per share. Options granted to Messrs. Mulkerin and Martin are exercisable at the rate of [4,638] shares per year commencing on November 19, 1997. Options granted to Mr. Spengler are exercisable at the rate of [807] shares per year commencing on November 19, 1997. All options will immediately vest upon a change in control. The number and exercise price of options have been adjusted as appropriate to reflect four stock dividends, a stock split, and a 3.9133 exchange for options in First Source Common Stock.
(2) The market value of the Common Stock at December 31, 1997, prior to the 1998 Conversion and Reorganization, was $49.00 per share.


     A Committee of the Board of Directors of First Savings and First Source comprised of non-employee directors administers the 1996 Incentive Plan, and makes awards to executive officers pursuant to the Plan. Awards under the 1996 Incentive Plan become immediately vested in the event of death, disability, retirement or a change in control of First Savings or its successors. Upon consummation of First Savings' 1998 Conversion and Reorganization, First Source adopted the 1996 Incentive Plan in its entirety, and all options and awards for shares of First Savings Common Stock were exchanged for shares of First Source Common Stock at the 3.9133 exchange ratio.

EMPLOYMENT AGREEMENTS

     First Savings and First Source have entered into employment agreements (collectively, the "Employment Agreements") with Messrs. Mulkerin and Martin (the "Executives"). The Employment Agreements are intended to ensure that First Savings and First Source will be able to maintain a stable and competent management base. The continued success of First Savings and First Source depends to a significant degree on the skills and competence of Messrs. Mulkerin and Martin.

     The Employment Agreements provide for a three-year term for the Executives. First Savings' Employment Agreement would provide that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors of First Savings and First Source will review the agreements and the Executive's performance for purposes of determining whether to extend the agreements with First Savings and First Source for an additional year such that the remaining terms would be the amount of the original terms. The annual base salary for Messrs. Mulkerin and Martin under the Employment Agreements is $260,000 and $210,000, respectively. In addition to the base salary, the Employment Agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The Employment Agreements provide for termination by First Savings or First Source for cause, as defined in the agreements, at any time. In the event First Savings or First Source chooses to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from First Savings and First Source upon: (i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) liquidation or dissolution of First Savings or First Source; or (v) a breach of the agreement by First Savings or First Source, the Executive or, in the event of death, his beneficiary, is entitled to receive the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive's behalf to any employee benefit plans of First Savings or First Source during the remaining term of the agreement. First Savings and First Source would also continue and pay for the Executive's life, health and disability coverage for the remaining term of the Employment Agreements.

     Under the Employment Agreements, if voluntary or involuntary termination follows a "change in control" of First Savings or First Source, as defined in the Employment Agreements, the Executive or, in the event of death, his beneficiary, will be entitled to a payment equal to the greater of: (1) the payments due for the remaining term of the agreement; or (2) a severance payment equal to three times the average of the five preceding taxable years' compensation. First Savings and First Source would also continue the Executive's life, health, and disability coverage for 36 months.
Notwithstanding that both agreements will provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement.

     Payments to the Executives under First Savings' Employment Agreement are guaranteed by First Source in the event that payments or benefits are not paid by First Savings. Payment under First Source's Employment Agreement will be made by First Source. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Employment Agreements will be paid by First Savings or First Source, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that First Savings and First Source indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively. In the event of a "change in control" of First Savings or First Source, the total amount of payments that would be due under the Employment Agreements, based solely on cash compensation paid to Messrs. Mulkerin and Martin in the past year and excluding any benefits under any employee benefit plan which may be payable, would be approximately $709,000 and $567,000, respectively.

CHANGE IN CONTROL AGREEMENTS

     First Savings has also entered into Change in Control Agreements ("CIC Agreements") with certain other officers of First Savings. Such agreements have terms ranging from one to three years. The CIC Agreements provide that commencing on the first anniversary date and continuing on each anniversary thereafter, First Savings' CIC Agreements may be renewed by the Board of Directors for an additional year. The CIC Agreements with First Savings will also provide that in the event voluntary or involuntary termination follows a change in control of First Savings or First Source, the officer is entitled to receive a severance payment equal to one to three times the officer's average annual compensation for the five years preceding termination, depending on the term of the officers' CIC Agreement. First Source and First Savings will also continue, and pay for, the officer's life, health and disability coverage for 12 to 36 months following termination. Payments to the officer under First Savings' CIC Agreements will be guaranteed by First Source in the event that payments or benefits are not paid by First Savings. In the event of a change in control of First Savings or First Source, the total payments that would be due under the CIC Agreements, based solely on the cash compensation paid to the officers covered by the CIC Agreements over the past three fiscal years and excluding any benefits under any employee benefit plan that may be payable, would be approximately $2.0 million.

EMPLOYEE SEVERANCE COMPENSATION PLAN

     First Savings' Board of Directors has also established First Savings Bank, SLA Employee Severance Compensation Plan ("Severance Plan"), which provides eligible employees with severance pay benefits in the event of a change in control of First Savings or First Source. Management personnel with Employment or CIC Agreements are not eligible to participate in the Severance Plan. Generally, all employees are eligible to participate in the Severance Plan. Under the Severance Plan, in the event of a change in control of First Savings or First Source, eligible employees who are terminated from or terminate their employment within one year of the change in control (for reasons specified under the Severance Plan), are entitled to receive a severance payment. The participant is entitled to a cash severance payment equal to one-twelfth of annual compensation for each year of service up to a maximum of 100% of annual compensation. Such payments may tend to discourage takeover attempts by increasing costs to be incurred by First Savings in the event of a takeover. In the event the provisions of the Severance Plan were triggered, the total amount of payments that would be due thereunder, based solely upon salary levels at December 31, 1997, would be approximately $2.5 million.

BENEFIT PLANS

     Pension Plan. First Savings is a participant in the Financial Institutions Retirement Fund, a multi-employer defined benefit plan. All employees age 21 or older who have completed one year of service are eligible to participate in this Plan. Retirement benefits are based upon a formula utilizing years of service and average compensation. Participants are vested 100% upon the completion of five years of service.

     Financial Institutions Retirement Fund does not segregate its assets, liabilities or costs by participating employer. Therefore, disclosure of the accumulated benefit obligations, plan assets and the components of annual pension expense attributable to First Savings cannot be ascertained.

          The following table illustrates annual pension benefits at age 65 under the most advantageous plan provisions available at various levels of compensation and years of service. The benefits listed in the table are not subject to a deduction for Social Security or any other offset amount.

                       YEARS OF SERVICE
                       ----------------
 High 5 year
Final Average
 Earnings(1)        10       15        20         25 and over
 -----------     -------  -------  --------       -----------
$ 20,000         $ 4,000  $ 6,000  $  8,000        $ 10,000

$ 30,000           6,000    9,000    12,000          15,000

$ 50,000          10,000   15,000    25,000          25,000

$ 75,000          15,000   22,000    30,000          37,000

$100,000          20,000   30,000    40,000          50,000

$150,000          30,000   45,000    60,000          75,000

$200,000          40,000   60,000    80,000         100,000

$300,000          60,000   90,000   130,000(2)      130,000(2)

  and over(1)

_______________
(1) Under current law, the average final compensation for computing benefits under the Pension Plan cannot exceed $160,000 (indexed for inflation). However, benefits are not reduced below the level of benefits accrued as of December 31, 1992.
(2) Under current law, the maximum benefit is limited to $130,000 per year beginning in 1998.
(3) The compensation utilized for formula purposes include salary amounts listed under "Summary Compensation Table."

          As of December 31, 1997, John P. Mulkerin, Christopher P. Martin and Richard Spengler had 10, 14 and 15 years of credited service, respectively.

          Supplemental Executive Retirement Plan. Effective as of January 1, 1994, the Board of Directors revised a previously existing plan entitled the Retirement Benefit Maintenance Plan (the "Maintenance Plan") and restated it as the First Savings Bank, SLA Supplemental Executive Retirement Plan ("SERP"). The SERP provides a post-employment supplemental retirement benefit for participants who retire on or after their "Normal Retirement Age" (age 65) equal to (i) seventy-five percent (75%) of the participant's base salary during the twelve months prior to retirement, (ii) less the amount of the participant's "Pension Plan Annual Benefit" and "Primary Social Security Benefit," as defined in the plan. The plan allows for benefits, reduced according to actuarial considerations, for early retirement. The SERP is not a tax-qualified employee benefit plan. Pursuant to the SERP, the estimated additional annual benefits payable upon retirement at normal retirement age for Messrs. Mulkerin and Martin are $107,600 and $47,900, respectively.

          First Savings also implemented in 1998 an additional supplemental executive retirement plan to provide for supplemental benefits to certain employees whose benefits under the ESOP and/or 401(k) Plan are reduced by limitations imposed by the Code. From time to time, the Board will designate which employees may participate in this additional supplemental executive retirement plan. This supplemental executive retirement plan will also be an "unfunded" promise to pay supplemental benefits in the future and any amount set aside to pay the benefits under the plan remains subject to the claims of First Savings' general creditors until they are paid to plan participants. First Savings may establish a grantor trust in connection with the plan to satisfy the obligations of First Savings under the plan. The grantor trust would be permitted to invest in a wide-variety of investments, including First Source Common Stock.

          Employee Stock Ownership Plan and Trust. On July 10, 1992, First Savings established the First Savings Bank, SLA Employee Stock Ownership Plan (the "ESOP") and related trust for eligible employees, who were employed with First Savings as of January 1, 1992 and employees of First Source and First Savings employed after such date, who have been credited with at least 1,000 hours during a 12-month period and who have attained the age of 21. The ESOP acquired 70,000 shares of common stock. On July 11, 1995, First Savings completed a secondary offering of common stock, and the ESOP purchased 42,000 shares of common stock at $13.00 per share. Stock dividends and splits have caused the restatement of the shares originally purchased to equal 204,974 shares and stock dividends have caused the shares purchased in the secondary offering to equal 50,820 shares. Funds for the purchase of the additional shares were borrowed from First Source. Shares purchased by the ESOP are held by a trustee for allocation among participants as the loan is repaid. First Savings, at its discretion, contributes funds, in cash, to pay principal and interest on the ESOP loan. The number of shares of common stock released each year is proportional to the amount of principal and interest repaid on the loan for the year. First Savings recognizes compensation expense when debt payments are made.

          First Savings accounts for the allocation of ESOP shares purchased prior to 1995 at their original issue price. First Savings accounts for the shares purchased in the secondary offering in accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 93-6. Those shares had a fair value of $2.8 million at December 31, 1997. The ESOP allocated [29,282, 29,282 and 26,62] shares for the years ended December 31, 1997, 1996 and 1995, respectively, inclusive of four stock dividends of 10%, a 2-for-1 stock split and the 3.9133 exchange ratio for shares of First Source Common Stock. The compensation expense for payments made to the ESOP totaled $75,000 for each of the years ended December 31, 1997, 1996 and 1995.

          The ESOP acquired an additional _____ shares of Common Stock in the 1998 Conversion and Reorganization. The funds used to acquire such shares were borrowed from First Source. The loan was aggregated with First Source's existing loan to the ESOP and refinanced with a 15 year payout term. The loan will be repaid principally from First Savings' contributions to the ESOP over the 15 year term, and the collateral for the loan is the Common Stock purchased by the ESOP. Contributions to the ESOP will be discretionary, however, First Source or First Savings intend to make annual contributions to the ESOP in an aggregate amount at least equal to the principal and interest requirement on the debt.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

          The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") required that all loans or extensions of credit to executive officers and directors be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000, or 5% of First Savings' capital and surplus (up to a maximum of $500,000) must have been approved in advance by a majority of the disinterested members of the Board of Directors.

          First Savings currently makes loans to its directors and executive officers on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. First Savings may, in the future, determine to offer loans to executive officers and directors on terms not available to the public, but available to other employees, in accordance with recently modified federal regulations. Under First Savings' existing policy, any loan to an executive officer or director, must be approved, in advance, by a majority of the disinterested members of the Board of Directors.

          Prior to the enactment of FIRREA, First Savings provided loans to directors and executive officers at reduced rates and/or with points waived or reduced. There were no loans to First Savings' current executive officers and directors that exceeded $500,000 as of December 31, 1997. Set forth below is certain information as of December 31, 1997, as to loans made by First Savings prior to the enactment of FIRREA (August 9, 1989), to any director or executive officer and associates of directors and executive officers whose aggregate indebtedness to First Savings exceeded $60,000 at any time since January 1, 1997, and who were extended accommodations on origination fees and application fees on first mortgage loans and as to rate on home equity credit lines.




                                             ORIGINAL      OUTSTANDING
                                    DATE      AMOUNT       BALANCE AT      INTEREST
  NAME OF OFFICER OR DIRECTOR    ORIGINATED   OF LOAN   DECEMBER 31, 1997    RATE      LOAN TYPE
-------------------------------  ----------  ---------  -----------------  ---------  ------------
Keith H. McLaughlin, Director..     11/87     $100,000       $ 23,261        9.50%    Home Equity
                                                                                      Credit Line

John F. Cerulo, Sr., V.P.......      4/88      165,000        149,000        8.00%    Mortgage
                                              --------       --------

                                              $265,000       $172,369
                                              ========       ========

                  APPROVAL OF THE FIRST SOURCE BANCORP, INC.
                        1998 STOCK-BASED INCENTIVE PLAN

     The Board of Directors of First Source is presenting for shareholder approval the First Source Bancorp, Inc. 1998 Stock-Based Incentive Plan in the form attached hereto as Annex E. The following is a summary of the material terms of the Incentive Plan which is qualified in its entirety by the complete provisions of the Incentive Plan attached as Annex E. For a description of prior awards granted by First Savings, see "1996 Incentive Plan" and "Recognition and Retention Plan."

GENERAL

     The Incentive Plan authorizes the granting of options to purchase Common Stock, option-related awards and awards of Common Stock (collectively, "Awards"). Subject to certain adjustments to prevent dilution of Awards to participants, the maximum number of shares reserved for Awards under the Incentive Plan is 2,317,051 shares. All officers, other employees, Outside Directors, and consultants and advisers of First Source and its affiliates are eligible to receive Awards under the Incentive Plan. The Incentive Plan will be administered by a committee of non-employee directors of First Source (the "Committee"). Authorized but unissued shares or shares previously issued and reacquired by First Source may be used to satisfy Awards under the Incentive Plan. The grant of stock awards and the exercise of options granted under the Incentive Plan will result in an increase in the number of shares outstanding, and may have a dilutive effect on the holdings of existing shareholders.

AWARDS

     TYPES OF AWARDS. The Incentive Plan authorizes the grant of Awards to officers, employees and Outside Directors in the form of: (i) options to purchase First Source's Common Stock intended to qualify as incentive stock options under Section 422 of the Code (options that afford tax benefits to the recipients upon compliance with certain conditions and do not result in tax deductions to First Source), referred to as "Incentive Stock Options"; (ii) options that do not so qualify (options that do not afford income tax benefits to recipients, but which may provide tax deductions to First Source), referred to as "Non-statutory Stock Options"; (iii) limited rights that are exercisable only upon a change in control of First Source (as defined in the Incentive Plan) ("Limited Rights"); and (iv) Stock Awards, which provide a grant of Common Stock that vests over time (a portion of such vesting would be contingent upon the attainment of stated performance goals for all officers, employees and Outside Directors who receive such Stock Awards).

     OPTIONS. The Incentive Plan provides for the granting of options to purchase Common Stock of First Source ("Options") to employees, officers and Outside Directors for up to 1,655,037 shares. Pursuant to the Incentive Plan, the Committee has the authority to determine the date, or dates, on which Options shall become exercisable and any other conditions which must be met prior to becoming exercisable. The exercise price of an Option may be paid in cash or in Common Stock at the discretion of the Committee. See "--Method of Exercise of Options."

     All options granted to employees will be qualified as Incentive Stock Options to the extent permitted under Section 422 of the Code. Incentive Stock Options, at the discretion of the Committee with the concurrence of the holder, may be converted into Non-Statutory Stock Options. The exercise price of all Incentive Stock Options must be 100% of the fair market value of the underlying Common Stock at the time of grant, except as provided below. In order to qualify as Incentive Stock Options under Section 422 of the Code, the option must be granted to an employee, the exercise price must not be less than 100% of the fair market value on the date of grant, the term of the option may not exceed ten years from the date of grant, and no more than $100,000 of options may become exercisable or vest in any fiscal year. Incentive Stock Options granted to any person who is the beneficial owner of more than 10% of the outstanding voting stock may be exercised only for a period of five years from the date of grant and the exercise price must be at least equal to 110% of the fair market value of the underlying Common Stock on the date of grant.

     Each Outside Director of First Source or its affiliates will be eligible to receive Non-Statutory Stock Options to purchase shares of Common Stock. Additionally, officers and employees are eligible to receive Non-Statutory Stock Options under the Plan to the extent they are ineligible to receive Incentive Stock Options. The exercise price of each Non-Statutory Stock Options shall be equal to the fair market value of the Common Stock on the date the option is granted.

     Options granted under the Incentive Plan may be exercised at such times as the Committee determines, but in no event shall an Option be exercisable more than ten years from the date of grant (or five years from date of grant for a 10% owner). Unless otherwise determined by the Committee, upon termination of an optionee's services for any reason other than death, disability, change in control, retirement or termination for cause, all exercisable Options shall remain exercisable for a period of three (3) months following termination and all unexercised Options shall be canceled. Unless otherwise determined by the Committee, in the event of the death or disability of the optionee, all unexercisable Options held by such optionee will become fully exercisable and remain exercisable for up to one (1) year thereafter. In the event of termination for cause, all exercisable and unexercisable options held by the optionee shall be canceled. In the event of the retirement of an optionee, all exercisable options shall remain exercisable for a period of one (1) year, and the Committee shall have the discretion to allow unexercisable options to continue to vest in accordance with their original terms, provided the optionee is immediately engaged as a consultant, advisor or advisory director of First Source or any of its affiliates. Any option originally designated as an Incentive Stock Option shall be treated as a Non-statutory Stock Option to the extent the optionee exercises such option more than three (3) months after retirement. In the event of the termination of an optionee due to a change in control of First Source or First Savings, the optionee may exercise only those options that were exercisable upon termination and only for a period of one (1) year with respect to Non-Statutory Stock Options and three (3) months with respect to Incentive Stock Options.

     LIMITED RIGHTS. The Incentive Plan also provides the Committee with the ability to grant a Limited Right concurrently with any Option. Limited Rights are related to specific Options granted and become exercisable only upon a change in control of First Savings or First Source. Upon exercise, the holder will be entitled to receive in lieu of purchasing the stock underlying the Option, a lump sum cash payment equal to the difference between the exercise price of the related Option and the fair market value of the shares of Common Stock subject to the Option on the date of exercise of the right less any applicable tax withholding.

     STOCK AWARDS. The Incentive Plan also authorizes the granting of Stock Awards to employees and Outside Directors, in an amount not to exceed 662,014 shares in the aggregate. The Committee has the authority to determine the dates on which Stock Awards granted will vest or any other conditions that must be satisfied prior to vesting.

     When stock awards are distributed in accordance with the Incentive Plan, the recipients will also receive amounts equal to accumulated cash and stock dividends (if any) with respect thereto plus earnings thereon minus any required tax withholding amounts. Prior to vesting, recipients of Awards may direct the voting of shares of Common Stock granted to them and held in a trust established to hold shares of Common Stock which may be granted under the Incentive Plan. Shares of Common Stock held by the Incentive Plan trust which have not been allocated or for which voting has not been directed are voted by the trustee in the same proportion as the awarded shares are voted in accordance with the directions given by all recipients of Awards.

     Unless otherwise determined by the Committee, upon termination of the services of a holder of a Stock Award for any reason other than death, disability, change in control, retirement or termination for cause, all such holder's rights in unvested Stock Awards shall be canceled. Unless otherwise determined by the Committee, in the event of the death or disability of the holder of the Stock Award, all unvested Stock Awards held by such individual will become fully vested. In the event of the termination of a holder of a Stock Award due to a change in control of First Source or First Savings, or termination for cause of a holder of a Stock Award, all unvested Stock Awards held by such individual shall be canceled. In the event of a Stock Award holder's retirement, the Committee shall have the discretion to determine that all unvested Stock Awards shall continue to vest in accordance with their original terms, provided the holder is engaged as a consultant, advisor or advisory director of First Source or any of its affiliates.

TAX TREATMENT

     OPTIONS. An optionee will generally not be deemed to have recognized taxable income upon grant or exercise of any Incentive Stock Option, provided that shares transferred in connection with the exercise are not disposed of by the optionee for at least one year after the date the shares are transferred in connection with the exercise of the option and two years after the date of grant of the option. If certain holding periods are satisfied, upon disposal of the shares, the aggregate difference between the per share option exercise price and the fair market value of the Common Stock is recognized as income taxable at long-term capital gains rates. No compensation deduction may be taken by First Source as a result of the grant or exercise of Incentive Stock Options, assuming these holding periods are met.

     In the case of the exercise of a Non-Statutory Stock Option, an optionee will be deemed to have received ordinary income upon exercise of the stock option in an amount equal to the aggregate amount by which the per share exercise price is exceeded by the fair market value of the Common Stock. In the event shares received through the exercise of an Incentive Stock Option are disposed of prior to the satisfaction of the holding periods (a "disqualifying disposition"), the exercise of the option will be treated as the exercise of a Non-Statutory Stock Option, except that the optionee will recognize the ordinary income for the year in which the disqualifying disposition occurs. The amount of any ordinary income deemed to have been received by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition will be a deductible expense of First Source for tax purposes.

     LIMITED RIGHTS. In the case of Limited Rights, the holder would have to include the amount paid to him upon the exercise of the Limited Right in his gross income for federal income tax purposes in the year in which the payment is made and First Source would be entitled to a deduction for federal income tax purposes of the amount paid.

     STOCK AWARDS. When shares of Common Stock, as Stock Awards, are distributed, the recipient is deemed to receive ordinary income equal to the fair market value of such shares at the date of distribution plus any dividends and earnings on such shares (provided such date is more than six months after the date of grant) and First Source is permitted a commensurate compensation expense deduction for income tax purposes.

PERFORMANCE AWARDS

     GENERAL. The Incentive Plan provides the Committee with the ability to condition or restrict the vesting or exercisability of any Award upon the achievement of performance targets or goals as set forth under the Incentive Plan. Any Award subject to such conditions or restrictions is considered to be a "Performance Award." Subject to the express provisions of the Plan and as discussed in this paragraph, the Committee has discretion to determine the terms of any Performance Award, including the amount of the award, or a formula for determining such, the performance criteria and level of achievement related to these criteria which determine the amount of the award granted, issued, retainable and/or vested, the period as to which performance shall be measured for determining achievement of performance (a "performance period"), the timing of delivery of any awards earned, forfeiture provisions, the effect of termination of employment for various reasons, and such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Committee. The performance criteria upon which Performance Awards are granted, issued, retained and/or vested may be based on financial performance and/or personal performance evaluations, except that for any Performance Award that is intended by the Committee to satisfy the requirements for "performance-based compensation" under Code Section 162(m), the performance criteria shall be a measure based on one or more Qualifying Performance Criteria (as defined below). Notwithstanding satisfaction of any performance goals, the number of shares granted, issued, retainable and/or vested under a Performance Award may be adjusted by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. However, the Committee may not increase the amount earned upon satisfaction of any performance goal by any Participant who is a "covered employee" within the meaning of Section 162(m) of the Code.

     QUALIFYING PERFORMANCE CRITERIA AND SECTION 162(M) LIMITS. Subject to stockholder approval of the Plan, the performance criteria for any Performance Award that is intended to satisfy the requirements for "performance-based compensation" under the Code Section 162(m) shall be based upon any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either First Source as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as pre-established by the Committee under the terms of the Award; net income, as adjusted for non-recurring items; cash earnings; earnings per share; cash earnings per share; return on equity; return on assets; assets; stock price; total shareholder return; capital; net interest income; market share; cost control or efficiency ratio; and asset growth.

     The aggregate amount of Options granted under the Plan during any 60-month period to any one Participant may not exceed 25% of the total amount of options available to be granted under the Incentive Plan. The aggregate amount of shares of Common Stock issuable under a Stock Award granted under the Plan for any 60-month period to any one Participant may not exceed 25% of the total amount of Stock Awards available to be granted under the Incentive Plan.

     PAYOUT OF AWARDS. Payment due to a participant upon the exercise of an option or the redemption of a Stock Award shall be in the form of shares of Common Stock. Payment upon the exercise of a Limited Right shall be made in cash. Any shares of Common Stock tendered in payment of an obligation arising under the Incentive Plan or applied to tax withholding amounts shall be valued at the fair market value of the Common Stock. The Committee may use treasury stock, authorized but unissued stock or it may direct the market purchase of shares of Common Stock to satisfy its obligations under the Incentive Plan.

METHOD OF EXERCISE OF OPTIONS

     Subject to the terms of the Incentive Plan, the Committee has discretion to determine the form of payment for the exercise of an Option. The Committee may indicate acceptable forms in the Award Agreement covering such Options or may reserve its decision to the time of exercise. No Option is to be considered exercised until payment in full is accepted by the Committee. The Committee may permit the following forms of payment for Options: (a) in cash or by certified or cashiers check, or (b) by tendering previously acquired shares of Common Stock. Any shares of

Common Stock tendered in payment of the exercise price of an Option shall be valued at the Fair Market Value of the Common Stock on the due date prior to the date of exercise.

AMENDMENT

     The Board of Directors may amend the Incentive Plan in any respect, at any time, provided that no amendment may affect the rights of the holder of an Award without his or her permission. In addition, no amendment may adversely affect the rights of an Award recipient without his or her permission.

ADJUSTMENTS

     In the event of any change in the outstanding shares of Common Stock of First Source by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by First Source, or in the event an extraordinary capital distribution is made, including the payment of an extraordinary dividend, the Committee may make such adjustments to previously granted Awards, to prevent dilution, diminution or enlargement of the rights of the holder. All Awards under this Incentive Plan shall be binding upon any successors or assigns of First Source.

NONTRANSFERABILITY

     Unless determined otherwise by the Committee, awards under the Incentive Plan shall not be transferable by the recipient other than by will or the laws of intestate succession or pursuant to a domestic relations order. With the consent of the Committee, a participant may designate a person or his or her estate as beneficiary of any award to which the recipient would then be entitled, in the event of the death of the participant.

SHAREHOLDER APPROVAL

     The Incentive Plan complies with the regulations of the Office of Thrift Supervision ("OTS"). The OTS has not endorsed or approved the Incentive Plan. Pursuant to OTS regulations, the Incentive Plan may not be implemented during the first year after First Savings' 1998 Conversion and Reorganization unless the affirmative vote of the holders of a majority of the total votes eligible to be cast at this Special Meeting is received. If such approval is not obtained, but the Incentive Plan receives the affirmative vote of a majority of the shares present at the Special Meeting and eligible to be cast on the Proposal, the Incentive Plan will not become effective at this time, but will become effective immediately following a period of one year after the 1998 Conversion and Reorganization without further shareholder approval. The Board of Directors also could determine to have the Incentive Plan become effective one year after the 1998 Conversion and Reorganization even if the Incentive Plan does not receive the requisite affirmative vote of shareholders at this Special Meeting. In the absence of shareholder approval, the option awards under the Incentive Plan would not qualify as Incentive Stock Options under the Code, and First Source's qualification to have its stock traded on the Nasdaq National Market could be adversely affected.

     UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED "FOR" THE APPROVAL OF THE FIRST SOURCE BANCORP, INC. 1998 STOCK-BASED INCENTIVE PLAN.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE FIRST SOURCE BANCORP, INC. 1998 STOCK-BASED INCENTIVE PLAN.

NEW PLAN BENEFITS

     The following table provides certain information with respect to all Awards that are intended to be granted immediately after the Special Meeting, assuming stockholder approval is obtained, under the Incentive Plan, specifying the amounts to be granted to the named executive officers individually, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees, including all current officers who are not executive officers, as a group.

     All awards granted to the officers and directors of First Source and First Savings reflected in the table below become vested and exercisable in equal annual installments of 20% each year commencing one year from the date of grant. All such awards will immediately vest and become exercisable upon termination of employment due to death or disability. Additionally, on or after April 8, 1999, the Board of Directors intends to amend the Incentive Plan or the awards reflected below to provide for acceleration of the vesting of such previously granted awards upon a change in control of First Source or First Savings (as defined in the Incentive Plan). The Incentive Plan generally defines a change in control to occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security, such as the Common Stock of First Source or First Savings, or in the event of a tender offer or exchange offer, merger or other form of business combination, sale of assets or contested election of directors which results in a change in control of a majority of the incumbent Board of Directors of First Source or First Savings. First Source will present any such amendment made more than one year after the 1998 Conversion and Reorganization to stockholders for approval, if required by the OTS. First Source is not otherwise required to obtain stockholder approval of amendments to the Incentive Plan.

                                              NEW PLAN BENEFITS
                              -------------------------------------------------

                               STOCK OPTION AWARDS         STOCK AWARDS
                              --------------------      -----------------------

                               DOLLAR       NUMBER      DOLLAR        NUMBER
     Name and Position        VALUE (1)  OF UNITS (2)  VALUE (3)   OF UNITS (2)
----------------------------  ---------  ------------  ---------  -------------
John P. Mulkerin
President, Chief
Executive Officer and
Director..................          --       300,000                   103,000

Christopher P. Martin
Executive Vice
President, Chief
Financial and Operating
Officer and Director......          --       260,000                    95,000

Richard Spengler
Senior Vice President,
Chief Lending Officer.....          --        87,500                    42,000

All current executive
officers as a group
(__ persons)..............          --       727,500                   275,000

All other current
directors of First Source
and First Savings as a
group (6 persons).........          --       496,511                   198,604

Other employees (__
persons)..................          --       241,000                   116,000

____________________
(1) The "dollar value" for options to be granted pursuant to the Incentive Plan on the date of grant will be zero , as the exercise price for such options will be the fair market value on the date of grant which is intended to be the date stockholder approval is obtained.

(2)  __________________ Stock Option Awards and _____________ Stock Awards
     remain unallocated under the Incentive Plan.

(3) Based upon $____, the closing price of the Common Stock, as reported on the Nasdaq National Market on ____________, 1998.


            AMENDMENT OF FIRST SOURCE CERTIFICATE OF INCORPORATION

     The Board of Directors of First Source has proposed that the Company's Certificate of Incorporation be amended to change the name of the Company from First Source Bancorp., Inc. A copy of the Corporate Name Amendment is attached at Annex F and incorporated herein by reference.

     The Corporate name Amendment, if passed, would become effective upon the filing with the Secretary of State of Delaware a Certificate of Amendment, which filing is expected to take place shortly after the Shareholders approve the amendment. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the Amendment is required to approve the Corporate Name Amendment.

     The Board of Directors believe that a name change would be beneficial to the Company because it allows for a diversity of operations which is consistent with the future plans of the Company.

     UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED "FOR" THE APPROVAL OF THE CORPORATE NAME AMENDMENT.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE CORPORATE NAME AMENDMENT.

                                 LEGAL MATTERS

     The validity of the shares of First Source Common Stock which will be issued in the Merger will be passed upon for First Source by Patton Boggs LLP, Washington, D.C.

     Legal matters in connection with the Merger will be passed upon for Pulse by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements of First Source Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997, included in First Source's 1997 Annual Report or Form 10-K, as amended, incorporated by reference into this Joint Proxy Statement/Prospectus, have been incorporated by reference herein and in the Registration Statement of which this Joint Proxy Statement/Prospectus is a part in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in First Sources' 1997 Annual Report or Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Pulse Bancorp, Inc. and subsidiaries as of September 30, 1997 and 1996 and for each of the years in the three-year period ended September 30, 1997, included in Pulse's 1997 Annual Report or Form 10-K incorporated by reference into this Joint Proxy Statement/Prospectus have been incorporated by reference herein and in the Registration Statement of which the Joint Proxy Statement/Prospectus is a part in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included in Pulse's 1997 Annual Report or Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the First Source Meeting and the Pulse Meeting, and are expected to be available to respond to appropriate questions.


                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders of First Source must be received by First Source no later than _______________ for inclusion in First Source Proxy Statement and Form of Proxy relating to that meeting.

                                 OTHER MATTERS

     The Boards of Directors of First Source Bancorp, Inc. and Pulse Bancorp, Inc. are not aware of any business to come before the Special Meetings other than those matters described above in this Joint Proxy Statement/Prospectus. However, if any other matter should properly come before the Special Meetings, including proposals to adjourn a Special Meeting to permit further solicitation of proxies in the event that there are not sufficient votes to approve the Merger and/or the Incentive Plan proposal at the time of the Special Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.


BY ORDER OF THE BOARD OF                     BY ORDER OF THE
BOARD OF DIRECTORS                           BOARD OF DIRECTORS
OF FIRST SOURCE BANCORP, INC.                OF PULSE BANCORP, INC.



John P. Mulkerin                             George T. Hornyak, Inc.
President and Chief Executive Officer        President and Chief Executive
                                              Officer

                                                                         Annex A
                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of July 9, 1998, by and among First Source Bancorp, Inc., a Delaware corporation ("Buyer") and Pulse Bancorp, Inc., a New Jersey corporation (the "Company"). (Buyer and the Company are herein sometimes collectively referred to herein as the "Constituent Corporations".)

     WHEREAS, the Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Buyer; and

     WHEREAS, as soon as practicable after the execution and delivery of this Agreement and Plan of Merger ("Agreement"), First Savings Bank, SLA, a New Jersey chartered stock savings and loan association and a wholly owned subsidiary of Buyer ("First Savings Bank", and sometimes referred to herein as the "Surviving Bank"), and Pulse Savings Bank, a New Jersey chartered stock savings bank and a wholly owned subsidiary of the Company (the "Company Bank"), will enter into a Subsidiary Agreement and Plan of Merger (the "Bank Merger Agreement") providing for the merger (the "Subsidiary Merger") of the Company Bank with and into First Savings Bank, and it is intended that the Subsidiary Merger be consummated immediately following the consummation of the Merger; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1  The Merger.   Subject to the terms and conditions of this Agreement,
          ----------
in accordance with the Delaware General Corporation Law (the "DGCL") and the New Jersey Business Corporations Act ("NJBCA"), at the Effective Time (as defined in
Section 1.2 hereof), the Company shall merge with and into Buyer. Buyer shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be First Source Bancorp, Inc., or such other name as may be determined by the Buyer. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

     1.2  Effective Time.  The Merger shall become effective as set forth in the
          --------------
certificate of merger (the "Certificate of Merger") which shall be filed with appropriate authorities in the States of New Jersey and Delaware (the "Authorities") on the Closing Date (as defined in Section 9.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

     1.3  Effects of the Merger.  At and after the Effective Time, the Merger
          ---------------------
shall have the effects set forth in Sections 259 and 261 of the DGCL and Section 14A:10-6 of NJBCA.

     1.4  Conversion of Company Common Stock.
          ----------------------------------

     a) At the Effective Time, subject to Section 2.2 (e) hereof, each share of the common stock, par value $1.00 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held (x) in the Company's treasury or (y) directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC shares, as such terms are defined in Section 1.4 (b) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the number of shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of Buyer ("Buyer Common Stock"), determined as follows (I) subject to the provisions of Section 8.1(h), if the Average Closing Price (as defined below) is equal to or greater than $11.50, the Exchange Ratio shall be equal to 3.2 (the "Minimum Exchange Ratio"); (II) if the Average Closing Price is $10.00 or greater but less than $11.50, the Exchange Ratio shall be 3.2; (III) if the Average Closing Price is greater than $8.50 but less than $10.00 the Exchange Ratio shall equal $32.00 divide d by the Average Closing Price; or (IV) subject to the provisions of Section 8.1(g) hereof, if the Average Closing Price is equal to or less than $8.50, the Exchange Ratio shall be 3.764 (the "Maximum Exchange Ratio"). As used herein, the term "Average Closing Price" means the average of the last reported daily sales price (or if no sale on such date, then the mean of the closing bid/ask price) per share of Buyer Common Stock on the Nasdaq Stock Market ("Nasdaq"), for the 10 consecutive trading days (the "Valuation Period") ending on the fifth business day prior to the later of approval of the Buyer's stockholders, approval of the Company's stockholders or the date on which the last of all regulatory approvals required to consummate the transactions contemplated hereby (including the Merger and the Subsidiary Merger) are obtained, without regard to any requisite waiting periods in respect thereof. All of the shares of Company Common Stock converted into Buyer Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of Buyer Common Stock and (ii) the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.2(e) hereof. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Buyer Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If prior to the Effective Time Buyer should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Exchange Ratio, Minimum Exchange Ratio and Maximum Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

     (b) At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by Buyer or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or the Company, as the case may be, being referred to herein as "Trust Account Shares") and (y) shares of Company Common Stock held by Buyer or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Buyer Common Stock which are similarly held, whether held directly or indirectly by Buyer or the Company being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of Buyer or other consideration shall be delivered in exchange therefor. All shares of Buyer Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Buyer.

     1.5  Stock Options.
          -------------

          (a) At the Effective Time, all options granted by the Company ("Company Options") to purchase shares of Company Common Stock which are outstanding and unexercised immediately prior thereto shall, at the Company's election to be made by written notice to the Buyer within 30 days of the date hereof, be converted, in their entirety, automatically into either options to purchase shares of Buyer Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company's 1986 and 1993 Stock Option and Incentive Plans and the Company's 1997 Directors Stock Option Plan and 1997 Stock Compensation Plan (collectively, the "Company's Stock Plans")) or shares of Buyer Common Stock in an amount and at an exercise price determined as provided below, provided, however, that such conversion does not impair the pooling of interests accounting treatment:

          (1) The number of shares of Buyer Common Stock to be subject to the new opt ions or to the exchange for Company Options shall be equal to the product of the number of shares of Company Common Stock subject to the original options and the Exchange Ratio, provided that any fractional shares of Buyer Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

          (2) The exercise price per share of the Company Options if exchanged for shares of Buyer Common Stock, or of Buyer Common Stock under the new options if exchanged for options for Buyer Common Stock shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to the Company shall be deemed to be references to Buyer.

          (b) Shares of Buyer Common Stock issuable upon exercise of Company Stock Options shall be covered by an effective registration statement on Form S-8, and Buyer shall file a registration statement on Form S-8 covering such shares as soon as practicable after the Effective Time, but in no event later than 30 days after the Effective Time.

          (c) It is understood that the holders of a Company Option may exercise such options, in accordance with the terms of the option, and applicable regulations, prior to the Effective Time.

     1.6  Buyer Common Stock.  Except for shares of Buyer Common Stock owned by
          ------------------
the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Buyer as contemplated by Section 1.4 hereof, the shares of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

     1.7  Certificate of Incorporation.  At the Effective Time, the Certificate
          ----------------------------
of Incorporation of Buyer, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

     1.8  By-Laws.  At the Effective Time, the By-Laws of Buyer, as in effect
          -------
immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law, subject to amendment to increase the number of director seats by two.

     1.9  Directors and Officers.  Except as provided in Section 6.14 hereof,
          ----------------------
the directors and officers of Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     1.10 Tax Consequences.  It is intended that the Merger and the Subsidiary
          ----------------
Merger each constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

                                  ARTICLE II

                               EXCHANGE OF SHARES

     2.1  Buyer to Make Shares Available.  At or prior to the Effective Time,
          ------------------------------
Buyer shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Buyer) (the "Exchange Agent"), selected by Buyer and reasonably satisfactory to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Buyer Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

     2.2  Exchange of Shares.
          ------------------

          (a) As soon as practicable after the Effective Time, and in no event more than three busi ness days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Buyer Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Buyer Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

          (b) No dividends or other distributions declared after the Effective Time with respect to Buyer Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article
II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Buyer Common Stock into which his Company Common Stock shall have been converted.

          (c) If any certificate representing shares of Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Buyer Common Stock as provided in this
Article II.

          (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Buyer Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Buyer. In lieu of the issuance of any such fractional share, Buyer shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Buyer Common Stock an amount in cash determined by multiplying (i) the product of the Average Closing Price and the Exchange Ratio by (ii) the fraction of a share of B uyer Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

          (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be paid to Buyer. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Buyer for payment of their shares of Buyer Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Buyer Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of

Buyer Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Buyer as follows:

     3.1  Corporate Organization.
          ----------------------

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on the Company. The Company is duly registered as a unitary savings and loan holding company under the Home Owners' Loan Act of 1933, as amended. The Certificate of Incorporation and By-laws of the Company, copies of which have previously been delivered to Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Buyer, the Company or the Surviving Corporation, as the case may be, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from general economic conditions. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

          (b) The Company Bank is a savings bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by the Company Bank. Each of the Company's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The articles of incorporation, by-laws and similar governing documents of each Subsidiary of the Company, copies of which have previously been delivered to Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

          (c) The minute books of the Company and each of its Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 1993 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     3.2  Capitalization.
          --------------

          (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock (the "Company Preferred Stock"). As of the date of this Agreement, there are (x) 3,120,300 shares of Company Common Stock issued and outstanding and 1,062,080 shares of Company Common Stock held in the Company's treasury, (y) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (i) 297,988 shares of Company Common Stock reserved for issuance pursuant to the Company Option Plans and described in Section 3.2(a) of the Disclosure Schedule which is being delivered to Buyer concurrently herewith (the "Company Disclosure Schedule") and (ii) 620,940 shares of Company Common Stock reserved for issuance upon exercise of the option issued to Buyer pursuant to the Stock Option Agreement, dated July 9, 1998, between Buyer and the Company (the "Option Agreement") and (z) no shares of Company Preferred Stock issued or outstanding, held in the Company's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as referred to above or reflected in Section 3.2(a) of the Company Disclosure Schedule, and except for the Option Agreement, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Option Plan, the Incentive Plan, as applicable, are set forth in Section 3.2(a) of the Company Disclosure Schedule.

          (b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company as of the date of this Agreement. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Buyer with Section 1.5 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Compa ny or any of its Subsidiaries.

     3.3  Authority; No Violation.
          -----------------------

          (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of the Company's stockholders, no other corporate proceedings (except for regulatory approvals) on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          (b) The Company Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of the Company Bank. Upon the due and valid approval of the Bank Merger Agreement by the Company as the sole stockholder of the Company Bank and by the Board of Directors of the Company Bank, no other corporate proceedings on the part of the Company Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by the Company Bank, will be duly and validly executed and delivered by the Company Bank and will (assuming due authorization, execution and delivery by First Savings Bank) constitute a valid and binding obligation of the Company Bank, enforceable against the Company Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          (c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company or the Bank Merger Agreement by the Company Bank, nor the consummation by the Company or the Company Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by the Company or the Company Bank, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on the Company.

     3.4  Consents and Approvals.  Except for (a) the filing of applications
          ----------------------
with the Office of Thrift Supervision (the "OTS") and, if necessary, the Federal Deposit Insurance Corporation ("FDIC") and approval of such applications, (b) the filing of an application with the New Jersey Department of Banking and Insurance (the "Banking Department") and approval of such application, (c) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of the Company's stockholders and Buyer's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (collectively, the "Proxy Statement"), (d) the approval of this Agreement by the requisite vote of the stockholders of the Company, (e) the filing of the Certificate of Merger with the Secretary of New Jersey pursuant to the NJBCA, (f) the filings required by the Bank Merger Agreement, (g) the approval of the Bank Merger Agreement by the Company as the sole stockholder of the Company Bank and (h) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (1) the execution and delivery by the Company of this Agreement, (2) the consummation by the Company of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by the Company Bank of the Bank Merger Agreement, and (4) the consummation by the Company Bank of the Subsidiary Merger and the transactions contemplated thereby.

     3.5  Reports.  The Company and each of its Subsidiaries have timely filed
          -------
all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1994 with (i) the OTS, (ii) the FDIC, (iii) any state banking commissions or any other state regulatory authority (each a "State Regulator") and (iv) any other self-regulatory organization ("SRO") (collectively, the

"Regulatory Agencies"), and all other material reports and statements required to be filed by them since December 31, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the OTS, the FDIC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, except as set forth in Section 3.5 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the best knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1994. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

     3.6  Financial Statements.  The Company has previously delivered to Buyer
          --------------------
copies of (a) the consolidated balance sheets of the Company and its Subsidiaries as of September 30 for the fiscal years 1995, 1996 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1994 through 1997, inclusive, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG Peat Marwick, independent public accountants with respect to the Company, and (b) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 1998 and March 31, 1997 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the six month periods then ended as reported in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998 filed with the SEC under the Exchange Act. The September 30, 1997 consolidated balance sheet of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company an d its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.9 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.9 hereof will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     3.7  Broker's Fees.  Neither the Company nor any Subsidiary of the Company
          -------------
nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement, except that the Company has engaged, and will pay a fee or commission to, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") in accordance with the terms of a letter agreement between Sandler O'Neill and the Company concerning the issuance of an opinion regarding the fairness of the Exchange Ratio, a true, complete and correct copy of which has been previously delivered by the Company to Buyer.

     3.8  Absence of Certain Changes or Events.
          ------------------------------------

          (a) Except as may be set forth in Section 3.8(a) of the Company Disclosure Schedule or as disclosed in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (a true, complete and correct copy of which has previously been delivered to Buyer), since September 30, 1997, (i) neither the Company nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, since March 31, 1998, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

          (c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule, since March 31, 1998, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of March 31, 1998 (which amounts have been previously disclosed to Buyer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1998 as listed in Section
3.8 of the Company Disclosure Schedule or (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

     3.9  Legal Proceedings.
          -----------------

          (a) Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on the Company.

          (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries which has had, or could reasonably be expected to have, a Material Adverse Effect on the Company.

     3.10 Taxes.
          -----

          (a) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns which have heretofore been filed are, and those to be hereinafter filed will be, true, correct and complete and (ii) paid in full or have made adequate provision for on the financial statements of the Company (in accordance with GAAP) all Taxes (as hereinafter defined) and will pay in full or make adequate provision for all Taxes. There are no material liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. The federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities with respect to those periods and jurisdictions set forth on Section 3.10(a) of the Company Disclosure Schedule. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552-l(a)(l) under the Code;
(ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method); or (iii) has filed a consent pursuant to Section 341(f) of the Code.

     For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

     For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

     3.11 Employees.
          ---------

          (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement that is maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Plans") by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of the Company, any Subsidiary or any ERISA Affiliate.

          (b) The Company has heretofore delivered to Buyer true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for any Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for any Plan.

          (c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and the Company is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA,
(vii) all contributions or other amounts payable by the Company, its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither the Company, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which the Company, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement will not (y) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, termination pay or any other payment, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

     3.12    SEC Reports. The Company has previously made available to Buyer an
             -----------
accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since September 30, 1994 by the Company with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (the "Company Reports") and (b) communication mailed by the Company to its stockholders since September 30, 1994, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

     3.13    Company Information.  The information relating to the Company and
             -------------------
 its Subsidiaries to be contained in the Proxy Statement and the Registration Statement on Form S-4 (the "S-4") of which the Proxy Statement will be included as a prospectus, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The sections of the Proxy Statement relating to the Company will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

      3.13A  Ownership of Buyer Common Stock: Affiliates and Associates.  Except
      -----  -------------------------------- -------------------------
for the Stock Option Agreement, neither Company nor any of its Subsidiaries, (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Buyer (other than Trust Account Shares and DPC Shares).

     3.14    Compliance with Applicable Law.  The Company and each of its
             ------------------------------
Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not, to its knowledge, in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on the Company, and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above.

     3.15  Certain Contracts.
           -----------------

           (a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries; is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Buyer, the Company, the Surviving Corporation, the Surviving Bank or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $50,000 per annum, in the case of any such agreement with an individual, or $100,000 per annum, in the case of any other such agreement, (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries, (vi) with or to a labor union or guild (including any collective bargaining agreement) or (vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement. Each contract, arrangement, commitment or understanding of the type described in this
Section 3.15(a), whether or not set forth in Section 3.15(a) of the Company Disclosure Schedule, is referred to herein as a "Company Contract". The Company has previously delivered to Buyer true and correct copies of each Company Contract.

           (b) Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries have in all material respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on the Company, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on the Company and (iv) no other party to such Company Contract is, to the best knowledge of the Company, in default in any respect thereunder.

     3.16  Agreements with Regulatory Agencies.  Except as set forth in Section
           -----------------------------------
3.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.16 of the Company Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

     3.17  Investment Securities.  Section 3.17 of the Company Disclosure
           ---------------------
Schedule sets forth the book and market value as of March 31, 1998 of the investment securities, mortgage backed securities and securities held for sale of the Company and its Subsidiaries. Section 3.17 of the Company Disclosure Schedule sets forth an investment securities report which includes, security descriptions, CUSIP numbers, pool face values, book values, coupon rates and current market values.

     3.18  Intellectual Property.  Except where there would be no Material
           ---------------------
Adverse Effect on the Company, the Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks, trademarks and computer software used in its businesses; and neither the Company nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. The Company and each of its Subsidiaries have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing, except where such non-performance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on the Company.

     3.19  Undisclosed Liabilities.  Except (a) as set forth in Section 3.19 of
           -----------------------
the Company Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company as of March 31, 1998 included in its Form 10-Q for the period ended March 31, 1998 and (c) for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 1998 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

     3.20  State Takeover Laws.  The provisions of Article XV of the Company's
           -------------------
Certificate of Incorporation will not, assuming the accuracy of the representations contained in Section 4.12 hereof, apply to the Agreement, the Bank Merger Agreement or the Stock Option Agreement or any of the transactions contemplated hereby or thereby.

     3.21  Administration of Fiduciary Accounts.  The Company and each of its
           ------------------------------------
Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect on the Company, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     3.22  Environmental Matters.  Except as set forth in Section 3.22 of the
           ---------------------
Company Disclosure Schedule:

           (a) Each of the Company, its Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees, orders and contractual obligations relating to pollution, the discharge of, or exposure to materials in the environment or workplace ("Environmental Laws"), except for violations which, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on the Company;

           (b) There is no suit, claim, action or proceeding, pending or threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings , may be, named as a defendant
(x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property, except where such noncompliance or release has not resulted, and cannot be reasonably expected to result, either individually or in the aggregate, a Material Adverse Effect on the Company;

           (c) During the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of materials in, on, under or affecting any such property, except where such release has not had and cannot reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on the Company. Prior to the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no release or threatened release of materials in, on, under or affecting any such property, Participation Facility or Loan Property, except where such release has not had and cannot be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company;

           (d) All property formerly owned or leased by the Company and its Subsidiaries which was subject to the provisions of the Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. as amended ("ISRA"), compiled with all applicable provisions of ISRA at the time such property was sold or transferred; and

           (e) The following definitions apply for purposes of this Section 3.22: (x) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (y) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

     3.23  Derivative Transactions.   Except as set forth in Section 3.23 of the
           -----------------------
Company Disclosure Schedule, since September 30, 1997, neither Company nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar denominated securities and other financial instruments. None of the counterparts to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan (as defined below) held by the Company or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or words of similar import. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of the Company or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $500,000.

     3.24  Opinion.  The Company has received a written opinion, dated the date
           -------
hereof, from Sandler O'Neill to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof the Exchange Ratio is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement, and will be updated at the time the Proxy Statement is mailed to stockholders of the Company.

    3.25   Assistance Agreements.  Neither the Company nor any of its
           ---------------------
Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which the Company or any of its Subsidiaries is e ntitled to receive financial assistance or indemnification from any governmental agency.

    3.26   Approvals.  As of the date of this Agreement, the Company knows of no
           ---------
reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Subsidiary Merger) should not be obtained without the imposition of a Burdensome Condition (as defined below).

     3.27  Loan Portfolio.
           --------------

           (a) In the Company's reasonable judgment, the allowance for loan losses reflected in the Company's audited statement of condition at September 30, 1997 was, and the allowance for loan losses shown on the balance sheets in its Reports for periods ending after September 30, 1997 have been and will be, adequate in all material respects, as of the dates thereof, under generally accepted accounting principles, and no Regulatory Agencies have required or requested Company to increase the allowance for loan losses for such periods.

           (b) Except as set forth in Section 3.27 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $50,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or ten percent stockholder of the Company or any of its Subsidiaries, or to the best knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.27 of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $50,000 of the Company or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category. The Company shall promptly inform Buyer in writing of any Loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement.

           (c) To the best of its knowledge, each loan reflected as an asset in the Company Disclosure Schedule (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct in all material respects, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on the Company.

    3.28  Year 2000 Compliance.  The Company and the Company's Subsidiaries have
          --------------------
taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by the Company and its Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and, except as set forth in the Company Disclosure Schedule, the Company does not expect the future cost of addressing such issues to be material. Neither the Company nor any of its Subsidiaries has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to the Company as follows:

    4.1   Corporate Organization.
          ----------------------

          (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer. Buyer is duly registered as a bank holding company under the BHC Act. The Certificate of Incorporation and By-laws of Buyer, copies of which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

          (b) First Savings Bank is a savings and loan association duly organized, validly existing and in good standing under the laws of the State of New Jersey. The deposit accounts of First Savings Bank are insured by the FDIC through the SAIF Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by First Savings Bank. Each of Buyer's other Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer. The Certificate of Incorporation and Bylaws of each subsidiary of the Buyer, copies of which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

          (C) The minute books of Buyer and each of its Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 1993 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

    4.2   Capitalization.
          --------------

          (a) As of the date of this Agreement, the authorized capital stock of Buyer consists of 85,000,000 shares of Buyer Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("Buyer Preferred Stock"). As of June 30, 1998, there were 31,740,000 shares of Buyer Common Stock and no shares of Buyer Preferred Stock issued and outstanding, and no shares of Buyer Common Stock held in Buyer's treasury. As of the date of this Agreement, no shares of Buyer Common Stock or Buyer Preferred Stock were reserved for issuance, except that 11,775 shares of Buyer Common Stock were reserved for issuance upon the exercise of stock options pursuant to the First Savings Bank, SLA 1992 Incentive Stock Option Plan and the 1992 Stock Option Plan for Outside Directors and 261,924 shares of Buyer Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Buyer 1996 Omnibus Incentive Plan (collectively, the "Buyer Stock Plans"). All of the issued and outstanding shares of Buyer Common Stock and Buyer Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 4.2(a) of the Buyer Disclosure Schedule and the Buyer Shareholder Rights Agreement, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock or Buyer Preferred Stock or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock or Buyer Preferred Stock. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and va lidly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

          (b) Section 4.2(b) of the Buyer Disclosure Schedule sets forth a true and correct list of all of the Buyer Subsidiaries as of the date of this Agreement. Except as set forth in Section 4.2(b) of the Buyer Disclosure Schedule, Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries of the Buyer, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Buyer calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

    4.3   Authority.  No Violation.
          ------------------------

          (a) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer. The Board of Directors of Buyer has directed that this Agreement and the transactions contemplated hereby be submitted to Buyer's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Buyer's stockholders, no other corporate proceedings on the part of Buyer are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          (b) First Savings Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of First Savings Bank. Upon the due and valid approval of the Bank Merger Agreement by Buyer as the sole stockholder of First Savings Bank, and by the Board of Directors of First Savings Bank, no other corporate proceedings on the part of First Savings Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by First Savings Bank, will be duly and validly executed and delivered by First Savings Bank and will (assuming due authorization, execution and delivery by the Company Bank) constitute a valid and binding obligation of First Savings Bank, enforceable against First Savings Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

          (c) Except as set forth in Section 4.3(c) of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer or the Bank Merger Agreement by First Savings Bank, nor the consummation by Buyer or First Savings Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Buyer or First Savings Bank, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Buyer, or the articles of incorporation or by-laws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in
Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have or be reasonably likely to have a Material Adverse Effect on Buyer.



    4.4   Consents and Approvals. Except for (a) the filing of applications with
          ----------------------
the OTS and approval of such applications, (b) the state banking approvals, (c) the filing with the SEC of the Proxy Statement and the S-4, (d) the approval of this Agreement by the requisite vote of the stockholders of Buyer, (e) the filing of the Certificate of Merger with the Secretary, (f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement, (g) filings required by the Bank Merger Agreement, (h) the approval of the Bank Merger Agreement by the stockholder of First Savings Bank, and (i) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Buyer of this Agreement, (2) the consummation by Buyer of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by First Savings Bank of the Bank Merger Agreement, and (4) the consummation of First Savings Bank of the transactions contemplated by the Bank Merger Agreement.

    4.5   Financial Statements. Buyer has previously delivered to the Company
          --------------------
copies of (a) the consolidated balance sheets of Buyer and its Subsidiaries as of December 31 for the years 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, as reported in Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Buyer, and (b) the unaudited consolidated balance sheet of Buyer and its Subsidiaries as of March 31, 1998 and March 31, 1997 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the three-month periods then ended as reported in Buyer's Quarterly Report on Form 10-Q for the period ended March 31, 1998 filed with the SEC under the Exchange Act. The December 31, 1997 consolidated balance sheet of Buyer (including the related notes, where applicable) fairly presents the consolidated financial position of Buyer and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present and the financial statements referred to in Section 6.9 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.9 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.9 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    4.6   Broker's Fees. Neither Buyer nor any Subsidiary of Buyer, nor any of
          -------------
their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement, except that Buyer has engaged, and will pay a fee or commission to Ryan, Beck & Co. A copy of the Agreement with Ryan, Beck & Co. has been provided to the Company.

    4.7   Absence of Certain Changes or Events.
          ------------------------------------

          (a) Except as may be set forth in Section 4.7 of the Buyer Disclosure Schedule, or as disclosed in Buyer's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (a true, complete and correct copy of which has previously been delivered to the Company), since December 31, 1997, (i) neither Buyer nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Buyer.

          (b) Except as set forth in Section 4.7(b) of the Buyer Disclosure Schedule, since March 31, 1998, the Buyer and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

    4.8   Legal Proceedings.
          -----------------

          (a) Except as set forth in Section 4.8 of the Buyer Disclosure Schedule or in Buyer's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, neither Buyer nor any of its Subsidiaries is a party to any and there are no pending or to the best of Buyer's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Option Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would have or be reasonably likely to have a Material Adverse Effect on Buyer.

          (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries which has had, or could reasonably be expected to have, a Material Adverse Effect on Buyer.

    4.9   Compliance with Applicable Law.  Buyer and each of its Subsidiaries
          ------------------------------
holds, and has at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Buyer or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or default would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Buyer, and neither Buyer nor any of its Subsidiaries knows of, or has received notice of violation of, any material violations of any of the above.

    4.10  SEC Reports.  Buyer has previously made available to the Company an
          -----------
accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1995 by Buyer with the SEC pursuant to the Securities Act or the Exchange Act (the "Buyer Reports") and (b) communication mailed by Buyer to its shareholders since January 1, 1995, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Buyer has timely filed all Buyer Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Buyer Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    4.11  Buyer Information.  The information relating to Buyer and its
          -----------------
Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a m aterial fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act of 1933 and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

    4.12  Ownership of Company Common Stock: Affiliates and Associates.
          ---------------------------------- -------------------------

          (a) Except for the Stock Option Agreement, neither Buyer nor any of its affiliates or associates (as such terms are defined under the Exchange
Act), (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares); and

          (b) Neither Buyer nor any of its Subsidiaries is an "affiliate" (as such term is defined in DGCL 203(c)(1)), an "associate" (as such term is defined in DGCL 203(c)(2)) of the

Company or an "Interested Stockholder" (as such term is defined in Section 8 of the Company's Certificate of Incorporation).

    4.13  Taxes.  Except as set forth in Section 4.13 of the Buyer Disclosure
          -----
Schedule, each of Buyer and its Subsidiaries has (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns which have heretofore been filed are, and those to be hereinafter filed will be, true, correct and complete, and (ii) paid in full or have made adequate provision for on the financial statements of Buyer (in accordance with GAAP) all Taxes and will pay in full or make adequate provision for all Taxes. There are no material liens for Taxes upon the assets of either Buyer or its Subsidiaries except for statutory liens for current Taxes not yet due. Except as set forth in Section 4.13 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. The federal and state income Tax Returns of Buyer and its Subsidiaries have been audited by the Internal Revenue Service or appropriate state tax authorities with respect to those periods and jurisdictions set forth on Section 4.13 of the Buyer Disclosure Schedule. Except as set forth in Section 4.13 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation 1.1552 l(a)(1) under the Code); (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method); or (iii) has filed a consent pursuant to Section 341(f) of the Code.

    4.14  Employees.
          ---------

          (a) Section 4.14(a) of the Buyer Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement that is maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Buyer Plans") by Buyer, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Buyer ERISA Affiliate"), all of which together with Buyer would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of Buyer, any Subsidiary or any ERISA Affiliate.

          (b) Except as set forth in Section 4.14(b) of the Buyer Disclosure Schedule, (i) each of the Buyer Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Buyer Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has either (1) received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and Buyer is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Buyer Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Buyer Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Buyer Plan's actuary with respect to such

Buyer Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Buyer Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Buyer, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Buyer, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Buyer, its Subsidiaries or any Buyer ERISA Affiliate that has not been satisfied in full, (vi) no Buyer Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Buyer, its Subsidiaries or any ERISA Affiliate as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither Buyer, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Buyer, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the best knowledge of Buyer, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Buyer Plans or any trusts related thereto and
(x) the consummation of the transactions contemplated by this Agreement will not
(y) entitle any current or former employee or officer of Buyer or any ERISA Affiliate to severance pay, termination pay or any other payment, except as expressly provided in this Agreement or (z) accelerate the time of payment or vesting or increase in the amount of compensation due any such employee or officer.

    4.15  Agreements with Regulatory Agencies.  Except as set forth in Section
          -----------------------------------
4.15 of the Buyer Disclosure Schedule or as disclosed in Buyer's Annual Report on Form 10-K for the year ended December 31, 1997, neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the Buyer Disclosure Schedule, a "Buyer Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Buyer or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

    4.15A Investments Securities.  Section 4.15A of the Buyer Disclosure
          ----------------------
Schedule sets forth the book and market value as of March 31, 1998 of the investment securities, mortgage backed securities and securities held for sale of the Buyer and its Subsidiaries. Section 4.15A of the Buyer Disclosure Schedule sets forth an investment securities report which includes, security descriptions, CUSIP numbers, pool face values, book values, coupon rates and current market values.

    4.16  Undisclosed Liabilities.  Except (a) as set forth in Section 4.16 of
          -----------------------
the Buyer Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Buyer included in its Form 10-Q for the period ended March 31, 1998 and (c) for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 1998 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expected to have, a Material Adverse Effect on Buyer, neither Buyer nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

    4.17  Administration of Fiduciary Accounts.  Buyer and each of its
          ------------------------------------
Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limite d to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Buyer nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has or could reasonably be expected to have a Material Adverse Effect on Buyer, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

    4.18  Approvals.  As of the date of this Agreement, Buyer knows of no reason
          ---------
why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Subsidiary Merger) should not be obtained without the imposition of a Burdensome Condition.

    4.19  Reports.  Buyer and each of its Subsidiaries have timely filed all
          -------
material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1994 with any Regulatory Agency, and all other material reports and statements required to be filed by them since December 31, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the Federal Reserve Board, the FDIC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Buyer and its Subsidiaries; except as set forth in Section 4.19 of Buyer Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Buyer, investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 1994. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Buyer or any of its Subsidiaries.

      4.19A  State Takeover Laws.  The provisions of Article VIII of Buyer's
             -------------------
Certificate of Incorporation will not, assuming the accuracy of the representations contained in Section 3.13A hereof, apply to the Agreement, the Bank Merger Agreement or the Stock Option Agreement or any of the transactions contemplated hereby or thereby.

    4.20  Environmental Matters.  Except as set forth in Section 4.20 of the
          ---------------------
Buyer Disclosure Schedule:

          (a) Each of Buyer, its Subsidiaries, the Participation Facilities and the Loan Properties (each as hereinafter defined) are, and have been, in compliance with Environmental Laws, except for violations which, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on Buyer;

          (b) There is no suit, claim, action or proceeding, pending or threatened, before any Governmental Entity or other forum in which Buyer, any of its Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor), with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any material whether or not occurring at or on a site owned, leased or operated by Buyer or any of its Subsidiaries, any Participation Facility or any Loan Property, except where such noncompliance or release has not resulted, and cannot be reasonably expected to result, either individually or in the aggregate, a Material Adverse Effect on Buyer;

          (c) During the period of (x) Buyer's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) Buyer's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Buyer's or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no release of materials in, on, under or affecting any such property, except where such release has not had and cannot reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect on Buyer. Prior to the period of (x) Buyer's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) Buyer's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) Buy er's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no release or threatened release of materials in, on, under or affecting any such property, Participation Facility or Loan Property, except where such release has not had and cannot be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer; and

          (d) The following definitions apply for purposes of this Section 4.20: (x) "Loan Property" means any property in which Buyer or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (y) "Participation Facility" means any facility in which Buyer or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

    4.21  Derivative Transactions.  Except as set forth in Section 4.21 of the
          -----------------------
Buyer Disclosure Schedule, since December 31, 1997, neither Buyer nor any of its Subsidiaries has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments except (i) as agent on the order and for the account of others, or (ii) as principal for purposes of hedging interest rate risk on U.S. dollar denominated securities and other financial instruments. None of the counterparts to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan held by Buyer or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import. The financial position of Buyer and its Subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of Buyer and such Subsidiaries in accordance with GAAP consistently applied, and no open exposure of Buyer or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $500,000.

    4.22  Loan Portfolio.
          --------------

          (a) Except as set forth in Section 4.22 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is a party to any written or oral (i) Loan, other than Loans the unpaid principal balance of which does not exceed $50,000, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan as of the date of this Agreement with any director, executive officer or ten percent stockholder of Buyer or any of its Subsidiaries, or to the best knowledge of Buyer, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.22 of the Buyer Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $50,000 of Buyer or any of its Subsidiaries that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of Buyer and its Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category. Buyer shall promptly inform the Company in writing of any loan that becomes classified in the manner described in the previous sentence, or any Loan the classification of which is changed, at any time after the date of this Agreement.

          (b) To the best of its knowledge, each loan reflected as an asset in the Buyer Disclosure Schedule (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct in all material respects, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of g eneral applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on the Buyer.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1  Covenants of the Company. During the period from the date of this
          ------------------------
Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Bank Merger Agreement or the Option Agreement or with the prior written consent of Buyer, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice. The Company will use its best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and Buyer the present services of the employees of the Company and its Subsidiaries and (z) preserve for itself and Buyer the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Buyer, the Company shall not, and shall not permit any of its Subsidiaries to:

          (a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends in an amount of no more than $0.20 per share of Company Common Stock, provided, however, that on or after January 1, 1999, the Company may increase its quarterly dividend to no more than $0.225 per share if such increase will not prevent the Merger from being accounted for as a pooling of interests;

          (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms, and except pursuant to the Option Agreement, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company;

          (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock pursuant to stock options or similar rights to acquire Company Common Stock granted pursuant to the Company Stock Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms and (ii) pursuant to the Option Agreement;

          (d) amend its Certificate of Incorporation, By-laws or other similar governing documents;

          (e) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of the Company, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a take over proposal; provided, however, that the Company may
                                        --------  -------
communicate information about any such takeover proposal to its stockholders if, in the judgment of the Company's Board of Directors, based upon the written opinion of outside counsel, such communication is required under applicable law. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Buyer with respect to any of the foregoing. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 5.1(e). The Company will notify Buyer immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly inform Buyer in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of the Company or any Subsidiary of the Company other than the transactions contemplated or permitted by this Agreement, the Bank Merger Agreement and the Option Agreement;

          (f) make any capital expenditures other than the expenses which are set forth in Section 5.1(f) of the Company Disclosure Schedule and expenses which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair, or (ii) in an amount of no more than $50,000 individually and $75,000 in the aggregate;

          (g)  enter into any new line of business;

          (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

          (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable law;

          (j) change its methods of accounting in effect at September 30, 1997, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

          (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), except for continuation of contributions to the Company's retirement plan in accordance with past practice, such contributions not to exceed $45,000 per calendar quarter;

          (l) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code, provided, however, that nothing
                                              --------  -------
contained herein shall limit the ability of Buyer to exercise its rights under the Stock Option Agreement;

          (m) except as set forth in Section 5.1(m) of the Company Disclosure Schedule, other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

          (n) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (o) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

          (p) commit any act or omission which constitutes a material breach or default by the Company or any of its Subsidiaries under any Regulatory Agreement or under any material contract or material license to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties is bound;

          (q) except as set forth in Disclosure Schedule 3.27, compromise, extend or restructure any real estate loan, construction loan or commercial loan with an unpaid principal balance except in the ordinary course of business consistent with past practices;

          (r) make or commit to any commercial business loan (including, without limitation, lines of credit and letters of credit) or any commercial real estate or construction loan

(including, without limitation, lines of credit and letters of credit) secured by any non-1-4 family residential properties, except in the ordinary course of business consistent with past practices;

          (s)  purchase or commit to purchase any bulk loan portfolio;

          (t) engage in or enter into any structured transactions, derivative securities, arbitrage or hedging activity;

          (u) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices, or for goods, services or other items necessary in the ordinary course of business relating to foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings;

          (v) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;

          (w) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of the Company Bank's deposits; or

          (x)  agree to do any of the foregoing.

     5.2  Covenants of Buyer.  During the period from the date of this Agreement
          ------------------
and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Bank Merger Agreement or the Option Agreement or with the prior written consent of the Company, Buyer and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice. Buyer will use its best efforts to (x) preserve its business organization and that of its Subsidiaries intact and (y) preserve for itself and the Company the goodwill of the customers of Buyer and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing and except as set forth on Section 5.2 of the Buyer Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Buyer shall not, and shall not permit any of its Subsidiaries to:

          (a) declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; provided, however, that nothing contained herein shall prohibit
               --------  -------
Buyer from increasing the quarterly cash dividend on the Buyer Common Stock;

          (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable law;

          (c) change its methods of accounting in effect at December 31, 1997, except in accordance with changes in GAAP or regulatory accounting principles as concurred to by Buyer's independent auditors;

          (d) take or cause to be taken any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or a tax free reorganization under Section 368 of the Code, provided, however, that nothing
                                              --------  -------
contained herein shall limit the ability of Buyer to exercise its rights under the Option Agreement;

          (e) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of First Savings Bank's deposits; or

          (f)  agree to do any of the foregoing.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1  Regulatory Matters.
          ------------------

          (a) The Company and Buyer shall promptly prepare and file with the SEC Proxy Statements (the "Joint Proxy Statement") and Buyer shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Buyer shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Buyer shall thereafter mail the Joint Proxy Statement to each of its respective stockholders. Buyer shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Bank Merger Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

          (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Subsidiary Merger) (it being understood that any amendments to the S-4 or a resolicitation of proxies as consequence of a subsequent proposed merger, stock purchase or similar acquisition by Buyer or any of its Subsidiaries shall not violate this covenant). The Company and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Buyer, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

          (c) Buyer and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

          (d) Buyer and the Company shall promptly furnish each other with copies of written communications received by Buyer or the Company, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any o f the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

     6.2  Access to Information.
          ---------------------

          (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Buyer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Buyer will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated July 9, 1998, between Buyer and the Company (the "Confidentiality Agreement").

          (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Buyer shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to such information regarding Buyer and its Subsidiaries as shall be reasonably necessary for the Company to fulfill its obligations pursuant to this Agreement to prepare the Proxy Statement or which may be reasonably necessary for the Company to confirm that the representations and warranties of Buyer contained herein are true and correct and that the covenants of Buyer contained herein have been performed in all material respects. Neither Buyer nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (c) All information furnished by Buyer to the Company or its representatives pursuant hereto shall be treated as the sole property of Buyer and, if the Merger shall not occur, the Company and its representatives shall return to Buyer all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The Company shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the Company's possession prior to the disclosure thereof by Buyer; (y) was then generally known to the public; or (z) was disclosed to the Company by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the Company is nonetheless, in the opinion of its counsel, compelled to disclose information concerning Buyer to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the Company may disclose such information to such tribunal or governmental body or agency without liability hereunder.

          (d) All information furnished by Company to the Buyer or its representatives pursuant hereto shall be treated as the sole property of Company and, if the Merger shall not occur, the Buyer and its representatives shall return to Company all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The Buyer shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the Buyer's possession prior to the disclosure thereof by Company; (y) was then generally known to the public; or (z) was disclosed to the Buyer by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the Buyer is nonetheless, in the opinion of its counsel, compelled to disclose information concerning Company to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the Buyer may disclose such information to such tribunal or governmental body or agency without liability hereunder.

          (e) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

          (f) Company shall respond reasonably and in good faith to any timely request of Buyer to permit a representative of Buyer to attend any meeting of Company's Board of Directors or the Executive Committee thereof, except to the extent that such meeting, or portion thereof, relates to the Merger.

    6.3   (a)  Stockholder Meetings.   The Company and Buyer each shall take all
               --------------------
steps necessary to duly call, give notice of, convene and hold a special or annual meeting of its respective stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. The Company and Buyer each will, through its respective Board of Directors, except to the extent legally required for the discharge of the fiduciary duties of such board, recommend to its respective stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement. The Company and Buyer shall coordinate and cooperate with respect to the foregoing matters, with a view towards, among other things, holding the respective meetings of each party's stockholders on the same day.

          (b)  Voting Agreements.  Each of the Company's directors have
               -----------------
entered into a Voting Agreement, a form of which is attached as Exhibit 6.3(b), hereto.

     6.4  Legal Conditions to Merger.  Each of Buyer and the Company shall, and
          --------------------------
shall cause its Subsidiaries to, use their best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger or the Subsidiary Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Buyer or any of their respective Subsidiaries in connection with the Merger and the Subsidiary Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval; provided, however, that neither
                                                --------  -------
Buyer nor the Company shall be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order or approval is likely, in the good faith reasonable opinion of Buyer, to result in the imposition of a Burdensome Condition.

     6.5  Affiliates.  Each of Buyer and the Company shall use its best efforts
          ----------
to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of- interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and in any event prior to the earlier of the date of the stockholders meeting called by the Company to approve this Agreement and the date of the stockholders meeting called by Buyer to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a) hereto (in the case of affiliates of Buyer) or 6.5(b) hereto (in the case of affiliates of the Company), providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Buyer Common Stock or Company Common Stock held by such "affiliate" and, in the case of the "affiliates" of the Company, the shares of Buyer Common Stock to be received by such "affiliate" in the
Merger: (1) in the case of shares of Buyer Common Stock to be received by "affiliates" of the Company in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (2) during the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Buyer and the Company.

     6.6  Stock Exchange Listing.  Buyer shall cause the shares of Buyer Common
          ----------------------
Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, as of the Effective Time.

     6.7  Employee Benefit Plans; Existing Agreements.
          --------------------------------------------

          (a) The employees of the Company (the "Company Employees") shall be entitled to participate in Buyer's employee benefit plans in which similarly situated employees of Buyer participate, to the same extent as comparable employees of Buyer. As of the Effective Time, Buyer shall permit the Company Employees to participate in Buyer's group hospitalization, medical, life and disability insurance plans on the same terms and conditions as applicable to comparable employees of Buyer and its Subsidiaries; provided, however, that all Company employees and dependents will be eligible to participate in medical insurance plans of First Savings Bank upon the merger without regard to any pre-existing conditions or exclusions and with no uninsured waiting periods, and the carry over of all current plan year deductibles and annual out-of-pocket contribution, to the extent permitted by the Buyer's medical insurance plans. As of the next entry date immediately following the Effective Time, Buyer shall permit the Company Employees to participate in Buyer's defined benefit pension plan, 401(k) savings plan, employee stock ownership plan ("ESOP") and similar plans on the same terms and conditions as employees of Buyer and its Subsidiaries, giving effect to years of service with the Company and its Subsidiaries (to the extent the Company gave effect) as if such service were with Buyer, for purposes of eligibility and vesting, but not for benefit accrual purposes, provided, however, in no event shall said Company employees be credited with more than three (3) years of service for vesting purposes under the ESOP as of the Effective Time. Buyer shall as of the Effective Time enter into a Consulting Agreement as contained at Disclosure Schedule 6.7(b) (2) including the provisions detailed at 6.7(b)(2)(ii) of said Disclosure Schedule with respect to Mr. George Hornyak. As of the merger date, Company Employees retain accrual or payout for short-term disability, unused sick leave benefits and vacation pay, provided such amounts have been fully accrued for by Company as of the Effective Time and are in accordance with such amounts provided in past practice by the Company. As of the Effective Time, all participants under the Company's defined contribution plan shall become 100% vested in all participant accounts. With respect to Buyer's welfare benefit plans, (including by example, vacation, sick leave, severance), Company employees shall have prior service with the Company recognized for purposes of eligibility to participate, vesting and benefits accrual purposes.

          (b) Following the Effective Time, Buyer shall honor and shall cause the Surviving Bank to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements, including, but not limited to, severance benefit plans listed in Section 6.7(b)(1) of the Company Disclosure Schedule, existing prior to the execution of this Agreement and the agreements and arrangement, as set forth in Section 6.7(b)(2) of the Company Disclosure Schedule which are between the Company and any director , officer or employee thereof and which have been disclosed in the Company Disclosure Schedule and previously have been delivered to Buyer and agrees to make the payments and provide the benefits pursuant thereto described in Section 6.7(b) of the Company Disclosure Schedule.

          (c) As of the Effective Time, Buyer will assume, or will cause First Savings Bank to assume, the tax qualified plans of the Company Bank as listed in
Section 3.11(a) of the Company Disclosure Schedule. Neither Buyer nor First Savings Bank shall be required to make further contributions to such plans. As of the Effective Time, all accrued benefits under the plans shall be fully vested and nonforfeitable. As soon as practicable after the Effective Time, Buyer shall terminate or shall cause First Savings Bank to terminate the tax qualified plans of the Company Bank assumed by Buyer, or First Savings Bank, pursuant to this Section 6.7(c), and distribution of the accounts of active participants immediately prior to the Effective Time under the plans shall be made to the participants and beneficiaries in accordance with the terms of such plans.

          (d) Buyer and Surviving Bank shall implement the programs detailed at items (i), (ii), (iii), (iv), (v) and (vii) of Disclosure Schedule 6.7(b)(2).

     6.8  Indemnification.
          ---------------

          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Subsidiaries of the Company or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Buyer shall indemnify and hold harmless, as and to the extent permitted by Delaware law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer; provided, however, that (1) Buyer shall have the right to assume the
       --------  -------
defense thereof and upon such assumption Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Buyer shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly Buyer thereof, provided that the failure to so notify shall not affect the obligations of Buyer under this Section 6.8 except to the extent such failure to notify prejudices Buyer. Buyer's obligations under this Section 6.8 continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all
                                                 --------  -------
rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim. Notwithstanding anything to the contrary contained in this Section 6.8(a), in no event shall Buyer's obligations under this Section 6.8(a) with respect to indemnification or the advancement of expenses be greater than the obligations of the Company and its Subsidiaries with respect thereto set forth as of the date of this Agreement in the Certificate of Incorporation, Bylaws or similar governing documents of the Company and its Subsidiaries.

          (b) Buyer shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

          (c) In the event Buyer or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this section.

          (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives; and the provisions of this Section 6.8 will survive the Effective Time.

     6.9   Subsequent Interim and Annual Financial Statements.  As soon as
           --------------------------------------------------
reasonably available, but in no event later than April 1, 1999 or, in the case of the Company, December 31, 1998, Buyer will deliver to the Company and the Company will deliver to Buyer their respective Annual Reports on Form 10-K for, year ending December 31, 1998 and, in the case of the Company, the fiscal year ending September 30, 1998, as filed with the SEC under the Exchange Act. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, Buyer will deliver to the Company and the Company will deliver to Buyer their respective Quarterly Reports on Form 10-Q, as filed with the SEC under the Exchange Act.

     6.10  Additional Agreements.  In case at any time after the Effective Time
           ---------------------
any further action is necessary or desirable to carry out the purposes of this Agreement, or the Bank Merger Agreement, or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Subsidiary Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

     6.11  Advice of Changes.  Buyer and the Company shall promptly advise the
           -----------------
other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by the Company or Buyer, as the case may be, with the respective covenants and agreements of such parties contained herein.

     6.12  Current Information.  During the period from the date of this
           -------------------
Agreement to the Effective Time, the Company will cause one or more of its designated representatives to notify on a regular and frequent basis (not less than monthly) representatives of Buyer and to report (i) the general status of the ongoing operations of the Company and its Subsidiaries; (ii) the status of, and the action proposed to be taken with respect to, those Loans held by the Company or any Subsidiary of the Company which, individually or in combination with one or more other Loans to the same borrower thereunder, have an original principal amount of $250,000 or more and are non-performing assets; (iii) the origination of all loans other than 1-4 family residential mortgage loans and consumer loans; and (iv) any material changes in the Company's pricing of deposits. The Company will promptly notify Buyer of any material change in the normal course of business or in the operation of the properties of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company or any of its Subsidiaries, and will keep Buyer fully informed of such events.

     6.13  Execution and Authorization of Bank Merger Agreement.  As soon as
           ----------------------------------------------------
reasonably practicable after the date of this Agreement, (a) Buyer shall (i) cause the Board of Directors of First Savings Bank to approve the Bank Merger Agreement, (ii) cause First Savings Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of First Savings Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement, and (iii) approve the Bank Merger Agreement as the sole stockholder of the Company Bank. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

     6.14  Directorships.  Buyer and Surviving Bank shall cause its Board of
           -------------
Directors to be expanded by two members and shall appoint two of the current directors of the Company George T. Hornyak, Jr. and Joseph Chadwick as nominees to fill the vacancies on Buyer's Board of Directors created by such increase as of the Effective Time. The initial term for Mr. Hornyak on the Buyer's Board shall expire in 2001 and for Mr. Chadwick in 1999. The initial term for both Messrs. Hornyak and Chadwick on the Surviving Bank's Board shall expire in 1999. Upon expiration of the initial terms, Messrs. Hornyak and Chadwick will be considered by the respective Board Nominating Committees to stand for election for a new three-year term.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

     7.1   Conditions to Each Party's Obligation To Effect the Merger.  The
           ----------------------------------------------------------
respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)  Stockholder Approval.  This Agreement shall have been approved
               --------------------
and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon and by the affirmative vote of the holders of at least a majority of the outstanding shares of Buyer Common Stock entitled to vote thereon.

          (b)  Nasdaq Stock Market Listing.  The shares of Buyer Common Stock
               ---------------------------
which shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance.

          (c)  Other Approvals.  All regulatory approvals required to
               ---------------
consummate the transactions contemplated hereby (including the Merger, the Subsidiary Merger and, if necessary to consummate the Subsidiary Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

          (d)  S-4.  The S-4 shall have become effective under the Securities
               ---
Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e)  No Injunctions or Restraints; Illegality.  No order, injunction
               ----------------------------------------
 or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger, the Subsidiary Merger or any of the other transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or the Subsidiary Merger.

     7.2  Conditions to Obligations of Buyer.  The obligation of Buyer to effect
          ----------------------------------
the Merger is also subject to the satisfaction or waiver by Buyer at or prior to the Effective Time of the following conditions:

          (a)  Representations and Warranties.  (I) The representations and
               ------------------------------
warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (II) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that, for purposes of this clause (II), such
      --------  -------
representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a material adverse change from the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole as represented herein. Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

          (d)  Performance of Obligations of the Company.  The Company shall
               -----------------------------------------
have performed in all material respects all obligations required to be performed by it under this

Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c)  No Burdensome Condition.  None of the Requisite Regulatory
               -----------------------
Approvals shall impose any term, condition or restriction upon Buyer, the Company, the Company Bank, the Surviving Corporation, the Surviving Bank or any of their respective Subsidiaries that Buyer, or the Company, in good faith, reasonably determines would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Buyer or the Company as to render inadvisable in the reasonable good faith judgment of Buyer or the Company, the consummation of the Merger (a "Burdensome Condition").

          (d)  Consents Under Agreements.  The consent, approval or waiver of
               -------------------------
each person (other than the Governmental Entities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation or the Surviving Bank pursuant to the Merger or the Subsidiary Merger, as the case may be, to any obligation, right or interest of the Company or any Subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Buyer as to render inadvisable, in the reasonable good faith judgment of Buyer, the consummation of the Merger.

          (e)  No Pending Governmental Actions.  No proceeding initiated by any
               -------------------------------
Governmental Entity seeking an Injunction shall be pending.

          (f)  Federal Tax Opinion.  Buyer and Company shall have received an
               -------------------
opinion of Patton Boggs, LLP, counsel to Buyer ("Buyer's Counsel"), in form and substance reasonably satisfactory to Buyer, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger and Subsidiary Merger will be treated as reorganizations within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

               (i) No gain or loss will be recognized by the Buyer as a result of the Merger;

               (ii) No gain or loss will be recognized by First Savings Bank as a result of the Subsidiary Merger;

               (iii) No gain or loss will be recognized by the Company as a result of the Merger;

               (iv) No gain or loss will be recognized by the Company Bank as a result of the Subsidiary Merger;

               (v) No gain or loss will be recognized by the shareholders of the Company who exchange all of their Company Common Stock solely for Buyer Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Buyer Common Stock;

               (vi) The aggregate tax basis of the Buyer Common Stock received by shareholders who exchange all of their Company Common Stock solely for Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

               In rendering such opinion, the Buyer's Counsel may require and rely upon representations and covenants contained in certificates of officers of Buyer, the Company, the Company Bank and others, including certain shareholders of the Company.

          (g)  Legal Opinion.  Buyer shall have received the opinion of Malizia,
               -------------
Spidi, Sloane & Fisch, P.C., counsel to the Company (the "Company's Counsel"), dated the Closing Date, substantially in the form attached hereto as Exhibit 7.2(g). As to any matter in such opinion which involves matters of fact or matters relating to laws other than Federal securities or New Jersey corporate law, such counsel may rely upon the certificates of officers and directors of the Company and of public officials and opinions of local counsel, reasonably acceptable to Buyer, provided a copy of such reliance opinion shall be attached as an exhibit to the opinion of such counsel.

          (h)  Pooling of Interests.  Buyer shall have received a letter from
               --------------------
its accountants (at the expense of the Buyer) addressed to Buyer, to the effect that the Merger will qualify for "pooling of interests" accounting treatment, unless such firm advises Buyer that it is unable to issue a letter to such effect solely by reason of Buyer having exercised its right to purchase Company Common Stock pursuant to the Option Agreement.

          (i)  Accountant's Letter.  The Company shall have caused to be
               -------------------
delivered to Buyer (at Buyer's expense) letters from KPMG Peat Marwick, independent public accountants with respect to the Company, dated the date on which the Registration Statement or last amendment thereto shall become effective, and dated the date of the Closing, and addressed to Buyer, with respect to the Company's consolidated financial position and results of operations, which letters shall be based upon agreed upon procedures to be specified by Buyer, which procedures shall be consistent with applicable professional standards for letters delivered by independent accountants in connection with comparable transactions; provided, however, that if the Merger is terminated, all costs incurred in connection with the preparation of such letters shall be borne equally by the Buyer and the Company.

          (j)  Subsidiary Merger.  Nothing shall have come to the attention of
               -----------------
Buyer which would preclude consummation of the Subsidiary Merger immediately following consummation of the Merger.

     7.3  Conditions to Obligations of the Company.  The obligation of the
          ----------------------------------------
Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

     (a)  Representations and Warranties.  (I) The representations and
          ------------------------------
warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (II) the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that, for purposes of this clause (II), such representations
--------  -------
and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a material adverse change from the business, assets, financial condition or results of operations of Buyer and its Subsidiaries taken as a whole as represented herein. The Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.

     (b)  Performance of Obligations of Buyer.  Buyer shall have performed in
          -----------------------------------
all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

     (c)  Consents Under Agreements.  The consent, approval or waiver of each
          -------------------------
person (other than the Governmental Entities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation or the Surviving Bank pursuant to the Merger or the Subsidiary Merger, as the case may be, to any obligation, right or interest of the Buyer or any Subsidiary of the Buyer under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except those for which failure to obtain such consent, approval or waiver would not so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Buyer as to render inadvisable, in the reasonable good faith judgment of the Buyer, the consummation of the Merger.

     (d)  No Pending Governmental Actions.  No proceeding initiated by any
          -------------------------------
Governmental Entity seeking an injunction shall be pending.

     (e)  Pooling of Interests.  Buyer shall have received a letter from its
          --------------------
accountants (at the expense of the Buyer) addressed to Buyer, to the effect that the Merger will qualify for "pooling of interests" accounting treatment, unless such firm advises Buyer that it is unable to issue a letter to such effect solely by reason of Buyer having exercised its right to purchase Company Common Stock pursuant to the Stock Option Agreement.

     (f)  Federal Tax Opinion.  The Company shall have received an opinion of
          -------------------
the Buyer's Counsel, in form and substance satisfactory to the Company, dated as of the Effective Time, substantially to the effect as set forth in Section 7.2(f) hereof.

     (g)  Legal Opinion.  The Company shall have received the opinion of Buyer's
          -------------
Counsel, dated the Closing Date, substantially in the form attached hereto as
Exhibit 7.3(f). As to any matter in such opinion. which involves matters of fact or matters relating to laws other than Federal securities law or Delaware corporate law, such counsel may rely upon the certificates of officers and directors of Buyer and of public officials and opinions of local counsel, reasonably acceptable to the Company, provided a copy of such reliance opinions shall be attached as an exhibit to the opinion of such counsel.

                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1  Termination. This Agreement may be terminated at any time prior to
          -----------
the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of both the Company and Buyer:

          (a) by mutual consent of the Company and Buyer in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either Buyer or the Company upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 60-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall
                                         --------  -------
have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

     (c) by either Buyer or the Company if the Merger shall not have been consummated on or before March 31, 1999, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

     (d) by either Buyer or the Company (provided that the terminating party shall not be in material breach of any of its obligations under Section 6.3) if any approval of the stockholders of either of the Company or Buyer required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

     (e) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party
                                      --------  -------
shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of representation or warranty by the Company) or Section 7.3(a) (in the case of a breach of representation or warranty by Buyer);

     (f) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto;

     (g) by the Company, by giving written notice of such election to Buyer within two trading days after the Valuation Period in the event the Average Closing Price is less than $8.50 per share; provided, however, that no right of
                                            --------  -------
termination shall arise under this Section 8.1(g) if Buyer, within 5 business days of receipt of such written notice, notifies the Company in writing that it has waived its right to utilize the Maximum Exchange Ratio and has increased the Exchange Ratio such that the value of the consideration (valued at the Average Closing Price) to be paid in respect of each share of Company Common Stock to be converted into Buyer Common Stock and cash in lieu of fractional shares upon consummation of the Merger is $32.00 per share;

     (h) by Buyer, by given written notice of such election to Company within two trading days after the Valuation Period in the event the Average Closing Price is greater than $11.50 per share; provided, however, that no right of
                                        --------  -------
termination shall arise under this Section 8.1(h) if the Company, within 5 business days of receipt of such written notice, notifies the Buyer in writing that it has waived its right to utilize the Minimum Exchange Ratio and has decreased the Exchange Ratio such that the value of the consideration (valued at the Average Closing Price) to be paid in respect of each share of Company Common Stock to be converted into Buyer Common Stock and cash in lieu of fractional shares upon consummation of the Merger is $36.80 per share; or

     (i) by Buyer, if the Board of Directors of the Company does not publicly recommend in the Proxy Statement that the Company's stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement that stockholders approve and adopt this Agreement, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Buyer.

     8.2  Effect of Termination; Expenses.  In the event of termination of this
          -------------------------------
Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 6.2(a), and Sections 6.2(c), 6.2(d), 8.2 and 9.4, shall survive any termination of this Agreement, (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement, and (iii) in the event this Agreement (x) is terminated subsequent to the occurrence of a Purchase Event (as such term is defined in the Option Agreement) or (y) is terminated by Buyer pursuant to
Section 8.1(e) and (f) hereof, and within 12 months after such termination by Buyer pursuant to Section 8.1(e) and (f) hereof a Purchase Event shall occur, then in addition to any other amounts payable or stock issuable by the Company pursuant to this Agreement or the Option Agreement, as the case may be, the Company shall pay to Buyer a termination fee of $3.2 million.

     8.3   Amendment.  Subject to compliance with applicable law, this Agreement
           ---------
may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of either the Company or Buyer; provided, however, that after any approval of the
                      --------  -------
transactions contemplated by this Agreement by the Company's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4   Extension; Waiver.  At any time prior to the Effective Time, the
           -----------------
parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                  ARTICLE IX

                               GENERAL PROVISIONS

     9.1  Closing. Subject to the terms and conditions of this Agreement and the
          -------
Bank Merger Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be the first day which is (a) the last business day of a month and (b) at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of Buyer's counsel unless another time, date or place is agreed to in writing by the parties hereto.

     9.2   Alternative Structure.  Notwithstanding anything to the contrary
           ---------------------
contained in this Agreement, subject to the Company's consent, which consent shall not be unreasonably withheld, prior to the Effective Time, Buyer shall be entitled to revise the structure of the Merger and/or the Subsidiary Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not subject any of the stockholders of the Company to adverse tax consequences or change the amount of consideration to be received by such stockholders, (ii) be properly treated for financial reporting purposes as a pooling of interests, (iii) be capable of consummation in as timely a manner as the structure contemplated herein and (iv) not otherwise be prejudicial to the interests of the stockholders of the Company. This Agreem ent and any related documents shall be appropriately amended in order to reflect any such revised structure.

     9.3   Nonsurvival of Representations, Warranties and Agreements. None of
           ---------------------------------------------------------
the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     9.4  Expenses.  All costs and expenses incurred in connection with this
          --------
Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of
                        --------  -------
printing and mailing the Proxy Statement to the stockholders of the Company and Buyer shall be borne equally by Buyer and the Company, provided, however, that
                                                       --------  -------
all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger, the Subsidiary Merger and other transactions contemplated thereby shall be borne by the Buyer; provided, further, however,
                                                  --------  -------  ------
that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

    9.5   Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to Buyer, to:

                      Pulse Bancorp, Inc.
                      6 Jackson Street
                      P.O. Box 193
                      South River, New Jersey
                      Attention:  George T. Hornyak, Jr.
                      President and Chief Executive Officer

       with a copy to:

                      Malizia, Spidi, Sloane & Fisch, P.C.
                      One Franklin Square
                      1301 K Street, N.W.
                      Suite 700 East
                      Washington, D.C.  20005
                      Attention:  Samuel J. Malizia

and

(b)                   First Source Bancorp, Inc.
                      1000 Woodbridge Center Drive
                      Woodbridge, New Jersey  07095
                      Attention:  John P. Mulkerin
                      President and Chief Executive Officer

       with a copy to:

                      Patton Boggs LLP
                      2550 M Street, N.W.
                      Washington, D.C.  20037
                      Attention: Joseph G. Passaic, Jr.

     9.6   Interpretation. When a reference is made in this Agreement to
           --------------
Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 9, 1998.

     9.7   Counterparts.  This Agreement may be executed in counterparts, all of
           ------------
which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.8   Entire Agreement.  This Agreement (including the documents and the
           ----------------
instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, the Bank Merger Agreement and the Option Agreement.

     9.9   Governing Law.  This Agreement shall be governed and construed in
           -------------
accordance with the laws of the States of Delaware and New Jersey, as applicable, without regard to any applicable conflicts of law.

     9.10  Enforcement of Agreement.  The parties hereto agree that irreparable
           ------------------------
damage would occur in the event that the provisions contained in the last sentence of Section 6.2(a) and in Section. 6.2(c) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of Section 6.2(a) and
Section 6.2(c) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11  Severability.  Any term or provision of this Agreement which is
           ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.12  Publicity.  Except as otherwise required by law or the rules of the
           ---------
Nasdaq Stock Market, so long as this Agreement is in effect, neither Buyer nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     9.13  Assignment; No Third Party Beneficiaries.  Neither this Agreement nor
           ----------------------------------------
any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, Buyer and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                  FIRST SOURCE BANCORP, INC.


                            By:   /s/ John P. Mulkerin
                                  -----------------------------------
                                  Name:   John P. Mulkerin
                                  Title:  President and Chief Executive Officer

Attest:


/s/Christopher Martin
-------------------------
Name:  Christopher Martin


                                  PULSE BANCORP, INC.


                            By:  /s/  George T. Hornyak, Jr.
                                --------------------------------
                                Name:   George T. Hornyak, Jr.
                                Title:  President and Chief Executive Officer

Attest:


   /s/ Nancy M. Janosko
---------------------------
Name:  Nancy M. Janosko
       Secretary

                                                                         Annex B

                       THE TRANSFER OF THIS AGREEMENT IS
                    SUBJECT TO CERTAIN PROVISIONS CONTAINED
                    HEREIN AND TO RESALE RESTRICTIONS UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED
                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of July 9, 1998 (the "Agreement"), by and between Pulse Bancorp, Inc., a New Jersey corporation ("Issuer"), and First Source Bancorp, Inc., a Delaware corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated July 9, 1998 herewith, providing for, among other things, the merger of Issuer with and into Grantee; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

    1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

    2. Grant of option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase 620,940 shares (subject to adjustment as set forth herein) (the "Option Shares") of common stock, par value $1.00 per share, of Issuer ("Issuer Common Stock") at a purchase price (subject to adjustment as set forth herein) of $30.30 per Option Share (the "Purchase Price").

    3. Exercise of Option. (a) Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided, however, that the Option, to the extent not previously exercised, shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event (as defined below), (iii) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event (other than a termination of the Merger Agreement by Grantee pursuant to Section 8.1 (f) thereof) or (iv) 12 months after the termination of the Merger Agreement by Grantee pursuant to Section 8.1
(f) thereof, provided, however, that if within 12 months after a termination of the Merger Agreement by Grantee pursuant to Section 8.1 (f) thereof a Purchase Event shall occur, then notwithstanding anything to the contrary contained herein, this Option shall terminate 12 months after the first occurrence of such Purchase Event; and provided further, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the "Act"); and provided further, however, that if the Option cannot be exercised on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the 10th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.1(f) thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer pursuant to Section 8.1(f) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement.

     (b)  As used herein, a "Purchase Event" means any of the following events:

          (i) Issuer shall have authorized, recommended, publicly proposed or entered into an agreement with any person (other than Grantee or any affiliate of Grantee or any person acting in concert in any respect with Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its Subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing Subsidiaries), (B) the disposition, by sale, lease, exchange or otherwise, of assets of Issuer or any of its Subsidiaries representing 25% or more of the consolidated assets of Issuer and its Subsidiaries or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of Issuer or any of its Subsidiaries;

          (ii) any person (other than Grantee or any affiliate of Grantee or any person acting in concert in any respect with Grantee) shall have acquired Beneficial Ownership (as such term is defined in Rule l3d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of, or the right to acquire Beneficial Ownership of, or any Group (as such term is defined under the Exchange Act) shall have been formed which shall have acquired Beneficial Ownership of, or the right to acquire Beneficial Ownership of, 25% or more of the then outstanding shares of Issuer Common stock,

          (iii) any person (other than Grantee or any affiliate of Grantee or any person acting in concert in any respect with Grantee) shall have commenced (as such term is defined in Rule l4d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock and, upon consummation of such offer, such person owns or controls 25% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

          (iv) the holders of Issuer Common Stock shall not have approved the Merger Agreement and the transactions contemplated thereby, at the meeting of such stockholders held for the purpose of voting on such agreement, or such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any affiliate of Grantee or any person acting in concert in any respect with Grantee) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction; or

          (v) Issuer's Board of Directors shall not have recommended to the stockholders of Issuer that such stockholders vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby or shall have withdrawn or modified such recommendation in a manner adverse to Grantee.

     As used in this Agreement, "person" shall have the meaning specified in Sections 3 (a) (9) and 13 (d) (3) of the Exchange Act.

     (c) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the Office of Thrift Supervision (the "OTS") or
                                   ----------------------------       ---
any other regulatory authority is required in connection with such purchase, Issuer shall cooperate in good faith with Grantee in the filing of the required notice or application for approval and the obtaining of any such approval and the period of time that otherwise would run pursuant to the preceding sentence shall run instead from the date on which, as the case may be (i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period shall have passed.

     4. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 12(f) hereof. In addition to any other amounts payable pursuant to this Section 4(a), upon the first exercise of the Option, Grantee shall pay an amount, if any, by which (i) $1,055,600 plus the product of
(A) the total number of Option Shares and (B) the difference between the Market/Tender Offer Price (as defined below) and the Purchase Price exceeds (ii) $32.00 provided, however, that in no event shall the amount payable pursuant to this sentence exceed $3,780,000. As used herein, the "Market/Tender Offer Price" shall mean the higher of the highest price per share at which a Tender Offer or Exchange Offer has been made by any person other than Grantee or any affiliate of Grantee or person acting in concert in any respect with Grantee for at least 25% of the shares of Issuer Common Stock then outstanding or the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq Stock Market ("Nasdaq") (or if Issuer Common Stock is not quoted on the Nasdaq, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) within the six-month period immediately preceding this Agreement.

  (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a) hereof, Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, other than any such lien or encumbrance created by Grantee and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder. If Issuer shall have issued rights or any similar securities ("Rights") pursuant to any shareholder rights, poison pill or similar plan (a "Shareholder Rights Plan") prior or subsequent to the date of this Agreement and such Rights remain outstanding and attached to shares of Issuer Common Stock at the time of the issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, then each Option Share issued pursuant to such exercise shall also represent the number of Rights issued per share of Issuer Common Stock with terms substantially the same as and at least as favorable to Grantee as are provided under the Shareholder Rights Plan as then in effect.

     (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

          THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE MAY BE SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JULY 9, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate (s) without such legend if Grantee shall have delivered to issuer a copy of a letter from the staff of the Securities And Exchange Commission (the "Sec"), or an opinion of outside counsel reasonably satisfactory to issuer in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses
         (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

      5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

    (a) Due Authorization. Issuer has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly and validly executed and delivered by Issuer.

    (b) No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Issuer with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation (the "Certificate of Incorporation") or By-Laws of Issuer or the certificates of incorporation, by-laws or similar governing documents of any of its Subsidiaries or (ii) (x) assuming that all of the consents and approvals required under applicable law for the purchase of shares upon the exercise of the Option are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Issuer or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Issuer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Issuer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

    (c) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date of this Agreement until the obligation to deliver Issuer Common Stock upon the exercise of the Option, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock (together with any Rights which may have been issued with respect thereto) or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock (together with any Rights which may have been issued with respect thereto) or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever (except any such lien or encumbrance created by Grantee), including any preemptive rights of any stockholder of Issuer.

    (d) Board Action. By action of the Board of Directors of Issuer prior to the execution of this Agreement, resolutions were duly adopted approving the execution, delivery and performance of this Agreement, any purchase or other transaction respecting Issuer Common Stock provided for herein, and the other transactions contemplated hereby. Accordingly, the provisions of the New Jersey Business Corporations Act as they relate to Issuer and Article XV of Issuer's Certificate of Incorporation do not and will not apply to this Agreement or any of the other transactions contemplated hereby.

      6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

    (a) Due Authorization. Grantee has corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

    (b) Purchase Not for Distribution. This Option is not being acquired with a view to the public distribution thereof and neither this Option nor any Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

        7. Adjustment upon Changes in Capitalization, etc. (a) In the event (i) of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or (ii) that any Rights issued by Issuer shall become exercisable, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and, in the case of any of the transactions described in clause (i) above, proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7 (a), the number of shares of Issuer Common Stock subject to the option shall be adjusted so that, after such issuance, the Option, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or Previously issued pursuant to the option.

    (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer

Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (I) the Acquiring Corporation (as defined below), (II) any person that controls the Acquiring Corporation, or
(III) in the case of a merger described in clause (ii), the Issuer (such person being referred to as the "Substitute Option Issuer").

    (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

    (e) The following terms have the meanings indicated:

               (I) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of the Issuer's assets (or the assets of its Subsidiaries).

               (II) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

               (III) "Assigned Value" shall mean the highest of (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made by any person (other than Grantee), (ii) the price per share of Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with Issuer, and (iii) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq (or if

         Issuer Common Stock is not quoted on the Nasdaq, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) within the six-month period immediately preceding the agreement; provided, however, that in the event of a sale of less than all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee or by a Grantee Majority, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm mutually selected by Grantee and Issuer (or if applicable, Acquiring Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by Grantee (or a majority of interest of the Grantees if there shall be more than one Grantee (a "Grantee Majority").

               (IV) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question; but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merging person, as Grantee may elect.

    (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority).

    (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

    (h) The provisions of Sections 8 and 9 shall apply to any securities for which the Option becomes exercisable pursuant to this Section 7 and as applicable, references in such sections to "Issuer", "Option", "Purchase Price" and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer", "Substitute Option", "Substitute Purchase Price" and "Substitute Common Stock", respectively.

    8. Registration Rights. Issuer shall, if requested by Grantee (or if applicable, a Grantee Majority) at any time and from time to time within three years of the date on which the Option first becomes exercisable, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Issuer shall use its best efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Any registration statement prepared and filed under this Section 8, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time periods referred to in the first sentence of this Section 8 Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor forms or any form with respect to a dividend reinvestment or similar plan), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this Section 8; provided, however, that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested by Grantee to be included in such registration, together with the shares of Issuer Common Stock proposed to be included in such registration, exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 8, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to the first sentence of this Section 8 by reason of the fact that there shall be more than one Grantee as a result of any assignment of this Agreement or division of this Agreement pursuant to Section 10 hereof.

    9. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation on the Nasdaq or any securities exchange, Issuer, upon the request of Grantee, will promptly file an application to authorize for quotation the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq or such other securities exchange and will use its best efforts to obtain approval of such listing as soon as practicable.

    10. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    11. Rights Agreement. Issuer shall not approve or adopt, or propose the approval and adoption of, any Shareholder Rights Plan unless such Shareholder Rights Plan contains terms which provide, to the reasonable satisfaction of Grantee, that (a) the Rights issued pursuant thereto will not become exercisable by virtue of the fact that (i) Grantee is the Beneficial Owner of shares of Issuer Common Stock (x) acquired or acquirable pursuant to the grant or exercise of this Option and (y) held by Grantee or any of its Subsidiaries as Trust Account Shares or DPC Shares or (ii) while Grantee is the Beneficial Owner of the shares of Issuer Common Stock described in clause (a) (i), an Acquisition Transaction involving Issuer or any of its Subsidiaries, on the one hand, and Grantee, any of its Subsidiaries, on the other hand, is proposed, agreed to or consummated and (b) no restrictions or limitations with respect to the exercise of any Rights acquired or acquirable by Grantee will result or be imposed by virtue of the fact that Grantee is the Beneficial Owner of the shares of Issuer Common Stock described in clause (a) (i) of this Section 11.

        12. Miscellaneous. (a) Expenses. Except as otherwise provided in
Section 8 hereof, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

        (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        (c) Entire Agreement; No Third-Party Beneficiary; Severability. This Agreement, together with the Merger Agreement and the other agreements and instruments referred to herein and therein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything to the contrary contained in this Agreement or the Merger Agreement, this Agreement shall be deemed to amend the confidentiality agreement between Issuer and Grantee so as to permit Grantee to enter into this Agreement and exercise all of its rights hereunder, including its right to acquire Issuer Common Stock upon exercise of the Option. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire the full number of shares of Issuer Common Stock as provided in Section 3 hereof (as adjusted pursuant to Section 7 hereof), it is the express intention of Issuer to allow Grantee to acquire such lesser number of shares as may be permissible without any amendment or modification hereof.

         (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey without regard to any applicable conflicts of law rules.

         (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to Issuer to:

      Pulse Bancorp, Inc.
      6 Jackson Street
      P.O. Box 193
      South River, New Jersey
      Attention:    George T. Hornyak, Jr.
      President and Chief Executive Officer

         with a copy to:

      Malizia, Spidi, Sloane & Fisch, P.C.
      One Franklin Square
      1301 K Street, N.W.
      Suite 700 East
      Washington, D.C. 20005
      Attention:    Samuel J. Malizia, Esq.

         If to Grantee to:

      First Source Bancorp, Inc.
      1000 Woodbridge Center Drive
      Woodbridge, New Jersey 07095
      Attention:  John P. Mulkerin
      President and Chief Executive Officer

         with a copy to:

      Patton Boggs LLP
      2550 M Street, NW
      Washington, D.C. 20037
      Attention:  Joseph G. Passaic, Jr., Esq.

     (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and after the occurrence of a Purchase Event Grantee may assign its rights under this Agreement to one or more third parties, provided, however, that Grantee may not assign this Agreement, without the written consent of Issuer, to any third party who, to Grantee's knowledge, would, upon exercise of the Option, own in excess of 6% of Issuer's then issued and outstanding common stock. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. As used in this Agreement, Grantee shall include any person to whom this Agreement or the Option shall be assigned by a previous Grantee in accordance with the terms hereof .

     (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

          IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.


                             PULSE BANCORP, INC.



                             BY: /s/  George T. Hornyak, Jr.
                                 -------------------------------
                                   Name:  George T. Hornyak, Jr.
                                   Title: President and Chief Executive Officer



                             FIRST SOURCE BANCORP, INC.



                             BY: /s/  John P. Mulkerin
                                 -------------------------------
                                   Name:  John P. Mulkerin
                                   Title: President and Chief Executive Officer

                                                                         Annex C



________, 1998



Board of Directors
Pulse Bancorp, Inc.
6 Jackson Street
South River, NJ 08882

Ladies and Gentlemen:

     Pulse Bancorp, Inc. ("Pulse") and First Source Bancorp, Inc. ("First Source") have entered into an Agreement and Plan of Reorganization, dated as of July 9, 1998 (the "Agreement"), pursuant to which Pulse will be merged with and into First Source (the "Merger"). Upon consummation of the Merger, each share of Pulse common stock, par value $1.00 per share, issued and outstanding immediately prior to the Merger will be converted into the right to receive 3.2 shares (the "Exchange Ratio") of First Source common stock, par value $0.01 per share, subject to adjustment as described in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Pulse Shares.

     Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreement, dated as of July 9, 1998, by and between Pulse and First Source; (iii) certain publicly available financial statements of Pulse and other historical financial information provided by Pulse that we deemed relevant; (iv) certain publicly available financial statements of First Source and other historical financial information provided by First Source that we deemed relevant; (v) certain financial analyses and forecasts of Pulse prepared by and reviewed with management of Pulse and the views of senior management of Pulse regarding Pulse's past and current business operations, results thereof, financial condition and future prospects; (vi) certain financial analyses and forecasts of First Source prepared by and reviewed with management of First Source and the views of senior management of First Source regarding First Source's past and current business operations, results thereof, financial condition and future prospects; (vii) the pro forma impact of the Merger; (viii) the publicly reported historical price and trading activity for Pulse's and First Source's common stock, including a comparison of certain financial and stock market information for Pulse and First Source with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the

Board of Directors
Pulse Bancorp, Inc.
___________, 1998
Page 2

banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We did not act as Pulse's financial advisor in connection with its consideration of the Merger or in connection with the negotiation of the Agreement, and we have not been asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

     In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Pulse or First Source or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.
With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Pulse and First Source and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Pulse's or First Source's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Pulse and First Source will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will be accounted for as a pooling of interests.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of First Source common stock will be when issued to Pulse's shareholders pursuant to the Agreement or the prices at which Pulse's or First Source's common stock will trade at any time.

     We have been retained by you to render this opinion and will receive a fee for our services. In the past, we have also provided certain other investment banking services for Pulse and have received compensation for such services. As we have previously advised you, in the past we have also provided certain investment banking services for First Source and currently provide general

Board of Directors
Pulse Bancorp, Inc.
___________, 1998
Page 3

advisory services for First Source and have received compensation for such
services.   In addition, we have advised you that we may in the future provide certain other investment banking services for First Source, and will receive compensation for such services.

     In the ordinary course of our business, we may actively trade the equity securities of Pulse and First Source for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of Pulse in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of Pulse as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to Pulse's and First Source's Joint Proxy Statement/Prospectus dated the date hereof and to the references to this opinion therein.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of Pulse Shares.


                                    Very truly yours,

                                                                         Annex D


October __, 1998


The Board of Directors
First Source Bancorp, Inc.
1000 Woodbridge Center Drive
Woodbridge,  New Jersey  07095

Members of the Board:

You have requested our opinion as investment bankers that the Exchange Ratio in the Merger (the "Merger") between First Source Bancorp, Inc., Woodbridge, New Jersey ("First Source") and Pulse Bancorp, Inc., South River, New Jersey ("Pulse") the holding company for Pulse Savings Bank ("Pulse Savings Bank") as provided and described in the Merger Agreement is fair to the holders of First Source from a financial point of view.

Pursuant to the Agreement and Plan of Merger dated July 9, 1998 (the "Agreement"), Pulse shall merge with and into First Source, and each share of Pulse's issued and outstanding common stock will be converted into and become the right to receive a minimum of 3.2 shares and a maximum of 3.764 shares subject to certain adjustments as set forth in the Agreement (the "Exchange Ratio"). The exact Exchange Ratio shall be determined as follows: (i) if First Source's Average Closing Price (as defined) is equal to or greater than $10.00, the Exchange Ratio shall equal 3.2 shares; (ii) if First Source's Average Closing Price is greater than $8.50 but less than $10.00, the Exchange Ratio shall equal the number of shares determined by dividing $32.00 by the Average Closing Price; or (iii) if First Source's Average Closing Price is equal to or less than $8.50, the Exchange Ratio shall be 3.764 shares. We have assumed that the Merger will qualify as a tax free transaction for the stockholders of Pulse and be accounted for by First Source as a pooling-of-interests transaction.

Ryan, Beck & Co., as a customary part of its investment banking business, is engaged in the valuation of banking and savings institutions and their securities in connection with mergers and acquisitions. In conducting our investigation and analysis of the Merger, we have met separately with members of senior management of First Source and Pulse to discuss their respective operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Agreement and related documents; (ii) the Joint Proxy Statement / Prospectus; (iii) First Source's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1997, 1996, and 1995, and First Source's Quarterly Reports on Form 10-Q for the periods ended June 30, 1998, March 31, 1998, September 30, 1997, June 30, 1997 and March 31, 1997; (iv) First Source's Registration Statement filed on Form S-1/A dated February 9, 1998 in connection with its conversion from a mutual holding company structure to a stock holding company structure; (v) Pulse's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended

First Source Bancorp, Inc.
July 9, 1998
Page
2

September 30, 1997, 1996, and 1995, and Pulse's Quarterly Reports on Form 10-Q for the periods ended June 30, 1998, March 31, 1998, December 31, 1997, June 30, 1997 and March 31, 1997; (vi) the historical stock prices and trading volume of First Source's common stock; (vii) the historical stock prices and trading volume of Pulse's common stock; (viii) the publicly available financial data of thrift organizations which Ryan, Beck deemed generally comparable to First Source; (ix) the publicly available financial data of thrift organizations which Ryan, Beck deemed generally comparable to Pulse; (x) the terms of recent acquisitions of thrift organizations which Ryan, Beck deemed generally comparable in whole or in part to Pulse; and (xi) the potential pro-forma impact of the Merger on First Source's financial condition, operating results and per share figures. We also conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate. Ryan, Beck as part of its review of the Merger, also analyzed First Source's ability to consummate the Merger.

While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by the respective institutions or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the managements of First Source and Pulse as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us and in certain instances we have made certain adjustments to such financial and operating forecasts which in our judgment were appropriate under the circumstances. In addition, we have assumed with your consent that such forecasts and projections reflect the best currently available estimates and judgments of the respective managements. We are not experts in the evaluation of allowances for loan losses. Therefore, we have not assumed any responsibility for making an independent valuation of the adequacy of the allowances for loan losses set forth in the balance sheets of First Source and Pulse at June 30, 1998, and we assumed such allowances were adequate and comply fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We also assumed that the Merger in all respects is, and will be consummated in compliance with all laws and regulations applicable to First Source and Pulse. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of either First Source or Pulse or their respective subsidiaries, nor have we reviewed any individual loan files of First Source or Pulse or their respective subsidiaries.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to First Source. We have not opined on the fairness of the transaction should (First Source) elect to increase the Exchange Ratio above the maximum in order to avoid a termination of the Agreement by Pulse because the Average Closing Price of First Source Common Stock is less than $8.50.

Our opinion is necessarily based on economic, market and

First Source Bancorp, Inc.
July 9, 1998
Page
3

other conditions and projections as they exist and can be evaluated on the date hereof. Ryan, Beck did not express any opinion as to the price or range of prices at which First Source Common Stock might trade subsequent to the Merger.

We have been retained by the Board of Directors of First Source as an independent contractor to act as financial advisor to First Source with respect to the Merger and will receive a fee for our services. Ryan, Beck has had a prior investment banking relationship with First Source. Ryan, Beck was the sole underwriter for First Source, which was then known as First Savings Bank, in both its May, 1992 reorganization from a mutual to a federal mutual holding company and its May, 1995 secondary stock offering. Ryan, Beck was also a financial advisor, but not an underwriter for First Source in its "second step" conversion dated April 9, 1998 from a mutual holding company structure to a stock holding company structure. Ryan, Beck also acted as financial advisor with respect to the sale of a branch office. Additionally, Ryan, Beck's research department has issued research reports on First Source and comments on First Source in its periodic commentaries. Ryan, Beck is also a market maker in First Source's stock. Ryan, Beck has not had an investment banking relationship with Pulse since 1986. Ryan, Beck was the sole underwriter of Pulse's conversion, which was then known as Pulawski Savings and Loan Association, from a mutual to a stock savings and loan association in September, 1986. Ryan, Beck is a market maker in Pulse's stock. Ryan, Beck's research department does not cover Pulse.

Our opinion is directed to the Board of Directors of First Source and does not constitute a recommendation to any shareholder of First Source as to how such shareholder should vote at any shareholder meeting held in connection with the Merger.

Based upon and subject to the foregoing it is our opinion as investment bankers that the Exchange Ratio in the Merger as provided and described in the Merger Agreement is fair to the holders of First Source common stock from a financial point of view.

Very truly yours,



RYAN, BECK & CO., INC.

                                                                         Annex E


                          FIRST SOURCE BANCORP, INC.
                        1998 STOCK-BASED INCENTIVE PLAN


1.   DEFINITIONS.
     -----------

     (a) "Affiliate" means (i) a member of a controlled group of corporations of which the Holding Company is a member or (ii) an unincorporated trade or business which is under common control with the Holding Company as determined in accordance with Section 414(c) of the Code and the regulations issued thereunder. For purposes hereof, a "controlled group of corporations" shall mean a controlled group of corporations as defined in Section 1563(a) of the Code determined without regard to Section 1563(a)(4) and (e)(3)(C).

     (b) "Alternate Option Payment Mechanism" refers to one of several methods available to a Participant to fund the exercise of a stock option set out in
Section 11 hereof. These mechanisms include: broker assisted cashless exercise and stock for stock exchange.

     (c) "Award" means a grant of one or some combination of one or more Non-statutory Stock Options, Incentive Stock Options and Stock Awards under the provisions of this Plan.

     (d)  "Bank" means First Savings Bank, SLA.

     (e) "Board of Directors" or "Board" means the board of directors of the Holding Company or the Bank and Directors Emeritus of the Holding Company or the Bank.

     (f) "Change in Control" means a change in control of the Bank or Holding Company of a nature that; (i) would be required to be reported in response to
Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act; or (ii) results in a Change in Control within the meaning of the Home Owners' Loan Act of 1933, as amended ("HOLA") and the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS") (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under such rules and regulations the Board shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Holding Company representing 20% or more of the Bank's or the Holding Company's outstanding securities except for any securities of the Bank purchased by the Holding Company and any securities purchased by any tax qualified employee benefit plan of the Bank; or (B) individuals who constitute the Board of Directors of the Holding Company on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by a Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs in which the Bank or Holding Company is not the resulting entity; or (D) after a solicitation of shareholders of the Holding Company, by someone other than current management of the Holding Company, stockholders approve a plan of reorganization, merger or consolidation of the Holding Company or Bank or similar transaction with one or more corporations, as a result of which the outstanding shares of the class of securities then subject to the plan would be exchanged for or converted into cash or property or securities not issued by the Bank or the Holding Company; or (E) a tender offer is made for 20% or more of the voting securities of the Bank or the Holding Company.

     (g)  "Code" means the Internal Revenue Code of 1986, as amended.

     (h) "Committee" means a committee consisting of the entire Board of Directors or consisting solely of two or more members of the Board of Directors who are defined as Non-Employee Directors as such term is defined under Rule 16b-3(b)(3)(i) under the Exchange Act as promulgated by the Securities and Exchange Commission.

     (i) "Common Stock" means the Common Stock of the Holding Company, par value, $.01 per share or any stock exchanged for shares of Common Stock pursuant to Section 15 hereof.

     (j)  "Date of Grant" means the effective date of an Award.

     (k) "Disability" means the permanent and total inability by reason of mental or physical infirmity, or both, of a Participant to perform the work customarily assigned to him or, in the case of a Director, to serve on the Board. Additionally, a medical doctor selected or approved by the Board of Directors must advise the Committee that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of said Participant's lifetime.

     (l) "Effective Date" means ____________, 1998, the effective date of the Plan.

     (m) "Employee" means any person who is currently employed by the Holding Company or an Affiliate, including officers, but such term shall not include Outside Directors.

     (n) "Employee Participant" means an Employee who holds an outstanding Award under the terms of the Plan.

     (o)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (p) "Exercise Price" means the purchase price per share of Common Stock deliverable upon the exercise of each Option in order for the option to be exchanged for shares of Common Stock.

     (q) "Fair Market Value" means, when used in connection with the Common Stock on a certain date, the average of the high and low bid prices of the Common Stock as reported on the Nasdaq Stock Market (as published by the Wall Street Journal, if published) on such date or if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon or the last previous date on which a sale is reported. If the Common Stock is not traded on the Nasdaq Stock Market, the Fair Market Value of the Common Stock is the value so determined by the Board in good faith.

     (r)  "Holding Company" means First Source Bancorp, Inc.

     (s) "Incentive Stock Option" means an Option granted by the Committee to a Participant, which Option is designated by the Committee as an Incentive Stock Option pursuant to Section 7 hereof and is intended to be such under Section 422 of the Code.

     (t) "Limited Right" means the right to receive an amount of cash based upon the terms set forth in Section 8 hereof.

     (u) "Non-statutory Stock Option" means an Option to a Participant pursuant to Section 6 hereof, which is not designated by the Committee as an Incentive Stock Option or which is redesignated by the Committee as a Non-statutory Stock Option or which is designated an Incentive Stock Option under Section 7 hereof, but does not meet the requirements of such under Section 422 of the Code.

     (v) "Option" means the right to buy a fixed amount of Common Stock at the Exercise Price within a limited period of time designated as the term of the option as granted under Section 6 or 7 hereof.

     (w) "Outside Director" means a member of the Board of Directors or a Director Emeritus of the Holding Company or its Affiliates, who is not also an Employee.

     (x) "Outside Director Participant" means an Outside Director who holds an outstanding Award under the terms of the Plan.

     (y) "Participant(s)" means collectively an Employee Participant and/or an Outside Director Participant who hold(s) outstanding Awards under the terms of the Plan.

     (z) "Performance Goal" is a specific condition or goal which may be set by the Committee as a prerequisite to the vesting of a Stock Award in accordance with Section 9(b) hereof.

     (aa) "Retirement" with respect to an Employee Participant means termination of employment which constitutes retirement under any tax qualified plan maintained by the Bank. However, "Retirement" will not be deemed to have occurred for purposes of this Plan if a Participant continues to serve as a consultant to or on the Board of Directors of the Holding Company or its Affiliates even if such Participant is receiving retirement benefits under any retirement plan of the Holding Company or its Affiliates. With respect to an Outside Director Participant, "Retirement" means the termination of service from the Board of Directors of the Holding Company or its Affiliates following written notice to the Board as a whole of such Outside Director's intention to retire, except that an Outside Director Participant shall not be deemed to have "retired" for purposes of the Plan in the event he continues to serve as a consultant to the Board or as an advisory director or director emeritus, including pursuant to any retirement plan of the Holding Company or the Bank.

     (bb) "Stock Awards" are Awards of Common Stock which may vest immediately or over a period of time. Vesting of Stock Awards under Section 9 hereof may be contingent upon the occurrence of specified events or the attainment of specified performance goals as determined by the Committee.

     (cc) "Termination for Cause" shall mean, in the case of a Director, removal from the Board of Directors, or, in the case of an Employee, termination of employment, in both such cases as determined by the Board of Directors, because of Participant's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or in the case of an employee without a written employment agreement with the Bank or Holding Company, any other grounds provided for under employment policies of the Bank or Holding Company in effect at the Effective Date or as amended from time to time.

     (dd) "Trust" means a trust established by the Board in connection with this Plan to hold Plan assets for the purposes set forth herein.

     (ee) "Trustee" means that person or persons and entity or entities approved by the Board to hold legal title to any of the Trust assets for the purposes set forth herein.

2.   ADMINISTRATION.
     --------------

     (a) The Plan shall be administered by the Committee. The Committee is authorized, subject to the provisions of the Plan, to grant awards to Employees and establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan it deems necessary or advisable.
All determinations and interpretations made by the Committee shall be binding and conclusive on all Employee Participants and Outside Director Participants in the Plan and on their legal representatives and beneficiaries.

     (b) Awards to Outside Directors of the Holding Company or its Affiliates shall be granted by the Board of Directors or the Committee, pursuant to the terms of this Plan.

     (c) Actual transference of the Award requires no, nor allows any, discretion by the Trustee.

3.   TYPES OF AWARDS AND RELATED RIGHTS.
     -----------------------------------

     The following Awards and related rights as described below in Paragraphs 6 through 12 hereof may be granted under the Plan:

     (a)  Non-statutory Stock Options
     (b)  Incentive Stock Options
     (c)  Limited Rights
     (d)  Stock Awards

4.   STOCK SUBJECT TO THE PLAN.
     -------------------------

     Subject to adjustment as provided in Section 15 hereof, the maximum number of shares of Common Stock reserved for Awards under the Plan is 2,317,051 shares, which number may not be in excess of 14% of the number of shares of the Common Stock sold in the Company's Subscription and Community Offering completed on April 8, 1998 (not including those shares of Common Stock issued in exchange for shares of First Savings Bank, SLA Common Stock). Subject to adjustment as provided in Section 15 hereof, the maximum number of shares of Common Stock reserved hereby for purchase pursuant to the exercise of Options and Option-related Awards granted under the Plan is 1,655,037 shares, which number may not be in excess of 10% of the number of shares of Common Stock sold in the Company's Subscription and Community Offering completed on April 8, 1998 (not including those shares of Common Stock issued in exchange for shares of First Savings Bank, SLA Common Stock). The maximum number of the shares of Common Stock reserved for award as Stock Awards is 662,014 shares, which number is not in excess of 4% of the number of shares of Common Stock sold in the Company's Subscription and Community Offering completed on April 8, 1998 (not including those shares of Common Stock issued in exchange for shares of First Savings Bank, SLA Common Stock). These shares of Common Stock may be either authorized but unissued shares or authorized shares previously issued and reacquired by the Holding Company. To the extent that Options and Stock Awards are granted under the Plan, the shares underlying such Awards will be unavailable for any other use including future grants under the Plan except that, to the extent that Stock Awards or Options terminate, expire, or are forfeited without having been exercised (or in cases where a Limited Right has been granted in connection with an option, the amount of such Limited Right received in lieu of the exercise of such option), new Awards may be made with respect to those shares underlying such terminated, expired or forfeited Options or Stock Awards.

5.   ELIGIBILITY.
     -----------

     Subject to the terms herein, all Employees and Outside Directors shall be eligible to receive Awards under the Plan.

6.   NON-STATUTORY STOCK OPTIONS.
     ---------------------------

     The Committee may, subject to the limitations of the Plan and the availability of shares reserved but unawarded under the Plan, from time to time, grant Non-statutory Stock Options to Employees and Outside Directors, upon such terms and conditions as the Committee may determine and grant Non-statutory Stock Options in exchange for and upon surrender of previously granted Awards under this Plan under such terms and conditions as the Committee may determine. Non-statutory Stock Options granted under this Plan are subject to the following terms and conditions:

     (a)  Exercise Price.  The Exercise Price of each Non-statutory Stock Option
          --------------
shall be determined by the Committee. Such Exercise Price shall not be less than 100% of the Fair Market Value of the Holding Company's Common Stock on the Date of Grant. Shares of Common Stock underlying a Non-statutory Stock Option may be purchased only upon full payment of the Exercise Price or upon operation of an Alternate Option Payment Mechanism set out in Section 11 hereof.

     (b)  Terms of Non-statutory Stock Options.  The term during which each Non-
          ------------------------------------
statutory Stock Option may be exercised shall be determined by the Committee, but in no event shall a Non-statutory Stock Option be exercisable in whole or in part more than 10 years from the Date of Grant. The Committee shall determine the date on which each Non-statutory Stock Option shall become exercisable. The shares of Common Stock underlying each Non-statutory Stock Option installment may be purchased in whole or in part by the Participant at any time during the term of such Non-statutory Stock Option after such installment becomes exercisable. The Committee may, in its sole discretion, accelerate the time at which any Non-statutory Stock Option may be exercised in whole or in part. The acceleration of any Non-statutory Stock Option under the authority of this paragraph shall create no right, expectation or reliance on the part of any other Participant or that certain Participant regarding any other unaccelerated Non-statutory Stock Options. Unless determined otherwise by the Committee and except in the event of the Participant's death or pursuant to a domestic relations order, a Non-statutory Stock Option is not transferable and may be exercisable in his lifetime only by the Participant to whom it is granted. Upon the death of a Participant, a Non-statutory Stock Option is transferable by will or the laws of descent and distribution.

     (c)  NSO Agreement.  The terms and conditions of any Non-statutory Stock
          --------------
Option granted shall be evidenced by an agreement (the "NSO Agreement") which shall be subject to the terms and conditions of the Plan.

     (d)  Termination of Employment or Service.   Unless otherwise determined by
          ------------------------------------
the Committee, upon the termination of a Participant's employment or service for any reason other than Disability, death or Termination for Cause, the Participant's Non-statutory Stock Options shall be exercisable only as to those shares that were immediately exercisable by the Participant at the date of termination and only for a period of three months following termination. Notwithstanding any provisions set forth herein or contained in any NSO Agreement relating to an award of a Non-statutory Stock Option, in the event of termination of the Participant's employment or service for Disability or death, all Non-statutory Stock Options held by such Participant shall immediately vest and be exercisable for one year after such termination of service, and, in the event of a Termination for Cause, all rights under the Participant's Non-statutory Stock Options shall expire immediately upon such Termination for Cause.

7.   INCENTIVE STOCK OPTIONS.
     -----------------------

     The Committee may, subject to the limitations of the Plan and the availability of shares reserved but unawarded under the Plan, from time to time, grant Incentive Stock Options to Employees upon such terms and conditions as the Committee may determine. Incentive Stock Options granted pursuant to the Plan shall be subject to the following terms and conditions:

     (a)  Exercise Price.  The Exercise Price of each Incentive Stock Option
          --------------
shall be not less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. However, if at the time an Incentive Stock Option is granted to an Employee Participant, such Employee Participant owns Common Stock representing more than 10% of the total combined voting securities of the Holding Company (or, under Section 424(d) of the Code, is deemed to own Common Stock representing more than 10% of the total combined voting power of all classes of stock of the Holding Company, by reason of the ownership of such classes of stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendent of such Employee Participant, or by or for any corporation, partnership, estate or trust of which such Employee Participant is a shareholder, partner or beneficiary) ("10% Owner"), the Exercise Price per share of Common Stock deliverable upon the exercise of each Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock
on the Date of Grant.   Shares may be purchased only upon payment of the full
Exercise Price or upon operation of an Alternate Option Payment Mechanism set out in Section 11 hereof.

     (b)  Amounts of Incentive Stock Options.  Incentive Stock Options may be
          ----------------------------------
granted to any Employee in such amounts as determined by the Committee; provided that the amount granted is consistent with the terms of Section 422 of the Code. In the case of an Option intended to qualify as an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the Option is granted) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the Employee Participant during any calendar year (under all plans of the Employee Participant's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000. The provisions of this Section 7(b) shall be construed and applied in accordance with Section 422(d) of the Code and the regulations, if any, promulgated thereunder. To the extent an Award of an Incentive Stock Option under this Section 7 exceeds this $100,000 limit, the portion of the Award in excess of such limit shall be deemed a Non-statutory Stock Option. The Committee shall have discretion to redesignate Options granted as Incentive Stock Options as Non-Statutory Stock Options. Such Non-statutory Stock Options shall be subject to Section 6 hereof.

     (c)  Terms of Incentive Stock Options.  The term during which each
          --------------------------------
Incentive Stock Option may be exercised shall be determined by the Committee, but in no event shall an

Incentive Stock Option be exercisable in whole or in part more than 10 years from the Date of Grant. If at the time an Incentive Stock Option is granted to an Employee Participant who is a 10% Owner, the Incentive Stock Option granted to such Employee Participant shall not be exercisable after the expiration of five years from the Date of Grant. No Incentive Stock Option is transferable except by will or the laws of descent and distribution and is exercisable in his or her lifetime only by the Employee Participant to whom it is granted. The designation of a beneficiary does not constitute a transfer.

     The Committee shall determine the date on which each Incentive Stock Option shall become exercisable. The shares comprising each installment of the Incentive Stock Option may be purchased in whole or in part at any time during the term of such Option after such installment becomes exercisable. The Committee may, in its sole discretion, accelerate the time at which any Incentive Stock Option may be exercised in whole or in part. The acceleration of any Incentive Stock Option under the authority of this paragraph shall not create a right, expectation or reliance on the part of any other Participant or that certain Participant regarding any other unaccelerated Incentive Stock Options.

     (d)  ISO Agreement.  The terms and conditions of any Incentive Stock Option
          -------------
granted shall be evidenced by an agreement (the "ISO Agreement") which shall be subject to the terms and conditions of the Plan.

     (e)  Termination of Employment.  Unless otherwise determined by the
          -------------------------
Committee, upon the termination of an Employee Participant's employment for any reason other than Disability, death or Termination for Cause, the Employee Participant's Incentive Stock Options shall be exercisable only as to those shares that were immediately exercisable by the Participant at the date of termination and only for a period of three months following termination. Notwithstanding any provision set forth herein or contained in any ISO Agreement relating to an award of an Incentive Stock Option, in the event of termination of the Employee Participant's employment for Disability or death, all Incentive Stock Options held by such Employee Participant shall immediately vest and be exercisable for one year after such termination, and, in the event of Termination for Cause, all rights under the Employee Participant's Incentive Stock Options shall expire immediately upon termination. No Incentive Stock Option shall be eligible for treatment as an Incentive Stock Option in the event such Incentive Stock Option is exercised more than three months following the date of Participant's cessation of employment. In no event shall an Incentive Stock Option be exercisable beyond the expiration of the Incentive Stock Option term.

     (f)  Compliance with Code.  The Incentive Stock Options granted under this
          --------------------
Section 7 are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code, but the Holding Company makes no warranty as to the qualification of any Option as an incentive stock option within the meaning of Section 422 of the Code. All Options that do not so qualify shall be treated as Non-statutory Stock Options.

8.   LIMITED RIGHT.
     -------------

     Simultaneously with the grant of any Option to an Employee or Outside Director, the Committee may grant a Limited Right with respect to all or some of the shares covered by such Option. Limited Rights granted under this Plan are subject to the following terms and conditions:

          (a)  Terms of Rights.  In no event shall a Limited Right be
               ---------------
exercisable in whole or in part before the expiration of six months from the Date of Grant of the Limited Right. A Limited Right may be exercised only in the event of a Change in Control.

          The Limited Right may be exercised only when the underlying Option is eligible to be exercised, and only when the Fair Market Value of the underlying shares on the day of exercise is greater than the Exercise Price of the underlying Option.

          Upon exercise of a Limited Right, the underlying Option shall cease to be exercisable. Upon exercise or termination of an Option, any related Limited Rights shall terminate. The Limited Rights may be for no more than 100% of the difference between the purchase price and the Fair Market Value of the Common Stock subject to the underlying option. The Limited Right is transferable only when the underlying option is transferable and under the same conditions.

          (b)  Payment.  Upon exercise of a Limited Right, the holder shall
               -------
promptly receive from the Holding Company an amount of cash equal to the difference between the Exercise Price of the underlying option and the Fair Market Value of the Common Stock subject to the underlying Option on the date the Limited Right is exercised, multiplied by the number of shares with respect to which such Limited Right is exercised. Payments shall be less any applicable tax withholding as set forth in Section 16 hereof.

9.   STOCK AWARD.
     -----------

     The Committee may, subject to the limitations of the Plan, from time to time, make an Award of shares of Common Stock to Employees and Outside Directors ("Stock Awards"). The Stock Awards shall be made subject to the following terms and conditions:

     (a)  Payment of the Stock Award.  The Stock Award may only be made in whole
          --------------------------
shares of Common Stock. Stock Awards may only be granted from shares reserved under the Plan but unawarded at the time the new Stock Award is made.

     (b)  Terms of the Stock Awards.  The Committee shall determine the dates on
          -------------------------
which Stock Awards granted to a Participant shall vest and any specific conditions or performance goals which must be satisfied prior to the vesting of any installment or portion of the Stock Award. Notwithstanding other paragraphs in this Section 9, the Committee may, in its sole discretion, accelerate the vesting of any Stock Award. The acceleration of any Stock Award under the authority of this paragraph shall create no right, expectation or reliance on the part of any other Participant or that certain Participant regarding any other unaccelerated Stock Awards.

     (c)  Stock Award Agreement. The terms and conditions of any Stock Award
          ---------------------
shall be evidenced by an agreement (the "Stock Award Agreement") which such Stock Award Agreement will be subject to the terms and conditions of the Plan. Each Stock Award Agreement shall set forth:

          (i)  the period over which the Stock Award will vest;

          (ii) the performance goals, if any, which must be satisfied prior to the vesting of any installment or portion of the Stock Award. The performance goals may be set by the Committee on an individual level, for all Participants, for all Awards made during a given period of time, or for all Awards for indefinite periods;

     (d)  Certification of Attainment of the Performance Goal.  No Stock Award
          ---------------------------------------------------
or portion thereof that is subject to a performance goal is to be distributed to an Employee Participant until the Committee certifies that the underlying performance goal has been achieved, or in the case of an Outside Director Participant, until an independent third party presents a certification to the Board of Directors that the underlying performance goal associated with a Stock Award has been achieved.

     (e)  Termination of Employment or Service.  Unless otherwise determined by
          ------------------------------------
the Committee, upon the termination of a Participant's employment or service for any reason other than Disability, death or Termination for Cause, the Participant's unvested Stock Awards as of the date of termination shall be forfeited and any rights the Participant had to such unvested Stock Awards shall become null and void. Notwithstanding any provisions set forth herein or contained in any NSO Agreement relating to an award of a Non-statutory Stock Option, in the event of termination of the Participant's service due to Disability or death, all unvested Stock Awards held by such Participant, including any portion of a Stock Award subject to a performance goal, shall immediately vest and, in the event of the Participant's Termination for Cause, the Participant's unvested Stock Awards as of the date of such termination shall be forfeited and any rights the Participant had to such unvested Stock Awards shall become null and void.

     (f)  Non-Transferability.  Except to the extent permitted by the Code, the
          -------------------
rules promulgated under Section 16(b) of the Exchange Act or any successor statutes or rules:

          (i) The recipient of a Stock Award shall not sell, transfer, assign, pledge, or otherwise encumber shares subject to the Stock Award until full vesting of such shares has occurred. For purposes of this section, the separation of beneficial ownership and legal title through the use of any "swap" transaction is deemed to be a prohibited encumbrance.

          (ii) Unless determined otherwise by the Committee and except in the event of the Participant's death or pursuant to a domestic relations order, a Stock Award is not transferable and may be earned in his lifetime only by the Participant to whom it is granted. Upon the death of a Participant, a Stock Award is transferable by will or the laws of descent and distribution. The designation of a beneficiary does not constitute a transfer.

          (iii) If a recipient of a Stock Award is subject to the provisions of
                Section 16 of the Exchange Act, shares of Common Stock subject to such Stock Award may not, without the written consent of the Committee (which consent may be given in the Stock Award Agreement), be sold or otherwise disposed of within six months following the date of grant of the Stock Award.

     (g)  Accrual of Dividends.  Whenever shares of Common Stock underlying a
          --------------------
Stock Award are distributed to a Participant or beneficiary thereof under the Plan, such Participant or beneficiary shall also be entitled to receive, with respect to each such share distributed, a payment equal to any cash dividends or distributions (other than distributions in shares of Common Stock) and the number of shares of Common Stock equal to any stock dividends, declared and paid with respect to a share of the Common Stock if the record date for determining shareholders entitled to receive such dividends falls between the date the relevant Stock Award was granted and the date the relevant Stock Award or installment thereof is distributed. There shall also be distributed an appropriate amount of net earnings, if any, of the Trust with respect to any dividends paid out.

     (h)  Voting of Stock Awards.  After a Stock Award has been granted, but for
          -----------------------
which the shares covered by such Stock Award have not yet been earned and distributed to the Participant pursuant to the Plan, the Participant shall be entitled to direct the Trustee as to the voting of such shares of Common Stock which the Stock Award covers subject to the rules and procedures adopted by the Committee for this purpose. All shares of Common Stock held by the Trust as to which Participants are not entitled to direct, or have not directed the voting, shall be voted by the Trustee in the same proportion as the Common Stock covered by Stock Awards which have been awarded is voted.

10.  PAYOUT ALTERNATIVES
     -------------------

     Payments due to a Participant upon the exercise or redemption of an Award, may be made subject to the following terms and conditions:

     (a)  Discretion of the Committee.  The Committee has the sole discretion to
          ---------------------------
determine what form of payment (whether monetary, Common Stock, a combination of payout alternatives or otherwise) it shall use in making distributions of payments for all Awards. If the Committee requests any or all Participants to make an election as to form of distribution or payment, it shall not be considered bound by the election.

     (b)  Payment in the form of Common Stock.  Any shares of Common Stock
          -----------------------------------
tendered in satisfaction of an obligation arising under this Plan shall be valued at the Fair Market Value of the Common Stock on the day preceding the date of the issuance of such stock to the Participant.

11.  ALTERNATE OPTION PAYMENT MECHANISM
     ----------------------------------

     The Committee has sole discretion to determine what form of payment it will accept for the exercise of an Option. The Committee may indicate acceptable forms in the ISO or NSO Agreement covering such Options or may reserve its decision to the time of exercise. No Option is to be considered exercised until payment in full is accepted by the Committee or its agent.

     (a)  Cash Payment.  The exercise price may be paid in cash or by certified
          ------------
check.

     (b)  Borrowed Funds.  To the extent permitted by law, the Committee may
          --------------
permit all or a portion of the exercise price of an Option to be paid through borrowed funds.

     (c)  Exchange of Common Stock.
          ------------------------

          (i) The Committee may permit payment by the tendering of previously acquired shares of Common Stock. This includes the use of "pyramiding transactions" whereby some number of Options are exercised; then the shares gained through the exercise are tendered back to the Holding Company as payment for a greater number of Options. This transaction may be repeated as needed to exercise all of the Options available.

          (ii) Any shares of Common Stock tendered in payment of the exercise price of an Option shall be valued at the Fair Market Value of the Common Stock on the date prior to the date of exercise.

12.  RIGHTS OF A SHAREHOLDER: NONTRANSFERABILITY.
     -------------------------------------------

     No Participant shall have any rights as a shareholder with respect to any shares of Common Stock covered by an Option until the date of issuance of a stock certificate for such shares. Nothing in this Plan or in any Award granted confers on any person any right to continue in the employ or service of the Holding Company or its Affiliates or interferes in any way with the right of the Holding Company or its Affiliates to terminate a Participant's services as an officer or other employee at any time.

     Except as permitted under the Code (with respect to Incentive Stock Options) and the rules promulgated pursuant to Section 16(b) of the Exchange Act or any successor statutes or rules, no Award under the Plan shall be transferable by the Participant other than by will or the laws of intestate succession or pursuant to a domestic relations order or unless determined otherwise by the Committee.

13.  AGREEMENT WITH GRANTEES.
     -----------------------

     Each Award will be evidenced by a written agreement(s) (whether constituting an NSO Agreement, ISO Agreement, Stock Award Agreement or any combination thereof), executed by the Participant and the Holding Company or its Affiliates that describes the conditions for receiving the Awards including the date of Award, the Exercise Price if any, the terms or other applicable periods, and other terms and conditions as may be required or imposed by the Plan, the Committee, or the Board of Directors, and may describe or specify tax law considerations or applicable securities law considerations.

14.  DESIGNATION OF BENEFICIARY.
     --------------------------

     A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Holding Company and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then the Participant's estate will be deemed to be the beneficiary.

15.  DILUTION AND OTHER ADJUSTMENTS.
     ------------------------------

     In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Holding Company, or in the event a capital distribution is made, the Committee will make such adjustments to Awards to prevent dilution, diminution or enlargement of the rights of the Participant, as the Committee deems appropriate, including any or all of the following:

     (a) adjustments in the aggregate number or kind of shares of Common Stock or other securities that may underlie future Awards under the Plan;

     (b) adjustments in the aggregate number or kind of shares of Common Stock or other securities underlying Awards already made under the Plan;

     (c) adjustments in the exercise price of outstanding Incentive and/or Non-statutory Stock Options, or any Limited Rights attached to such Options.

     Alternatively, the Committee could provide the participant with a cash benefit for shares underlying vested, but unexercised options, in order to achieve the aforementioned effect. All awards under this Plan shall be binding upon any successors or assigns of the Holding Company.

16.  TAX WITHHOLDING.
     ---------------

     Awards under this Plan shall be subject to tax withholding to the extent required by any governmental authority. Any withholding shall comply with Rule 16b-3 or any amendment or successive rule. Shares of Common Stock withheld to pay for tax withholding amounts shall be valued at their Fair Market Value on the date the Award is deemed taxable to the Participant.

17.  AMENDMENT OF THE PLAN.
     ---------------------

     The Board of Directors may at any time, and from time to time, subject to applicable rules and regulations, modify or amend the Plan, or any Award granted under the Plan, in any respect, prospectively or retroactively; provided however, that provisions governing grants of Incentive Stock Options, unless permitted by the rules and regulations or staff pronouncements promulgated under the Code shall be submitted for shareholder approval to the extent required by such law, regulation or interpretation.

     Failure to ratify or approve amendments or modifications by shareholders shall be effective only as to the specific amendment or modification requiring such ratification. Other provisions, sections, and subsections of this Plan will remain in full force and effect.

     No such termination, modification or amendment may adversely affect the rights of a Participant under an outstanding Award without the written permission of such Participant.

18.  EFFECTIVE DATE OF PLAN.
     ----------------------

     The Plan shall become effective upon being presented to shareholders for ratification for purposes of: (i) obtaining preferential tax treatment for Incentive Stock Options; and (ii) maintaining the listing of the Common Stock on the Nasdaq National Market. The failure to obtain shareholder ratification for such purposes will not affect the validity of the Plan and the Options thereunder, provided, however, that if the Plan is not ratified, the Plan shall remain in full force and effect, and any Incentive Stock Options granted under the Plan shall be deemed to be Non-statutory Stock Options.

19.  TERMINATION OF THE PLAN.
     -----------------------

     The right to grant Awards under the Plan will terminate upon the earlier of: (i) ten (10) years after the Effective Date; (ii) the issuance of a number of shares of Common Stock pursuant to the exercise of Options or the distribution of Stock Awards which together with the exercise of Limited Rights is equivalent to the maximum number of shares reserved under the Plan as set forth in Section 4. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect a Participant's vested rights under a previously granted Award.

20.  APPLICABLE LAW
     --------------

     The Plan will be administered in accordance with the laws of the State of Delaware and applicable federal law.

21.  COMPLIANCE WITH OTS CONVERSION REGULATIONS
     ------------------------------------------

     Notwithstanding any other provision contained in this Plan:

     (a) unless the Plan is approved by a majority vote of the outstanding shares of the total votes eligible to be cast at a duly called meeting of stockholders to consider the Plan, as required by 12 C.F.R. (S) 563b.3(g)(4)(vii), the Plan shall not become effective or implemented prior to one year from the date of the Bank's reorganization into the stock holding company structure;

     (b) no Award granted prior to one year from the date of the Bank's reorganization into the stock holding company structure shall become vested or exercisable at a rate in excess of 20% per year of the total number of Stock Awards or Options (whichever may be the case) granted to such Participant, provided, that Awards shall become fully vested or immediately exercisable in the event of a Participant's termination of service due to death or Disability;

     (c) no Award granted to any individual employee prior to one year from the date of the Bank's reorganization into the stock holding company structure may exceed 25% of the total amount of Awards which may be granted under the Plan;

     (d) no Award granted to any individual Outside Director prior to one year from the date of the Bank's reorganization into the stock holding company structure may exceed 5% of the total amount of Awards which may be granted under the Plan; and

     (e) the aggregate amount of Awards granted to all Outside Directors prior to one year from the date of the Bank's reorganization into the stock holding company structure may not exceed 30% of the total amount of Awards which may be granted under the Plan.

22.  DELEGATION OF AUTHORITY
     -----------------------

     The Committee may delegate all authority for: the determination of forms of payment to be made by or received by the Plan; the execution of Award agreements; the determination of Fair Market Value; and the determination of all other aspects of administration of the Plan to the executive officer(s) of the Holding Company or the Bank. The Committee may rely on the descriptions, representations, reports and estimates provided to it by the management of the Holding Company or the Bank for determinations to be made pursuant to the Plan, including the attainment of performance goals. However, only the Committee or a portion of the Committee may certify the attainment of a performance goal.

          IN WITNESS WHEREOF, the Holding Company has established this Plan to be executed by its duly authorized executive officer and the corporate seal to be affixed and duly attested, effective as of the __________day of _________________________, 1998.


[CORPORATE SEAL]                             FIRST SOURCE BANCORP, INC.




________________________                By:  ___________________________  Date
                                             Chairman of the Board


ADOPTED BY THE BOARD OF DIRECTORS:




________________________                By:  ___________________________
         Date                                           Secretary


APPROVED BY STOCKHOLDERS:




________________________                By:  ___________________________
         Date                                           Secretary

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of First Source Bancorp, Inc.'s Certificate of Incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:
---------

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 21.  Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a)  List of Exhibits (Filed herewith unless otherwise noted)

2.1 Agreement and Plan of Merger, dated July 9, 1998, by and between First Source Bancorp, Inc. and Pulse Bancorp, Inc., is included as Annex A to the Joint Proxy Statement/Prospectus
2.2 Stock Option Agreement, dated as of July 9, 1998, by and between First Source Bancorp, Inc. and Pulse Bancorp, Inc., is included as Annex B to the Joint Proxy Statement/Prospectus
3.1 Certificate of Incorporation of First Source Bancorp, Inc., previously filed and incorporated by reference to First Source Bancorp, Inc.'s Registration Statement on Form S-1 (File No. 333-42757) dated December 19, 1997
3.2 Amendment to the Certificate of Incorporation of First Source Bancorp, Inc., included as Annex F to the Joint Proxy Statement/Prospectus*
3.3 Bylaws of First Source Bancorp, Inc. previously filed and incorporated by reference to First Source Bancorp, Inc. Registration Statement on Form S-1 (File No. 333-42757), dated December 19, 1997
5.1  Opinion and Consent of Patton Boggs LLP*
5.2  Opinion of Malizia, Spidi, Sloane & Fisch, P.C.*
8.0 Opinion and Consent of Patton Boggs LLP as to certain Federal Income Tax matters*
10.0 1998 First Source Bancorp, Inc. Stock-Based Incentive Plan, is included as Annex E to the Joint Proxy Statement/Prospectus
12.0 Statement regarding Computations of Ratios, is included in the Joint Proxy Statement/Prospectus
23.0 Consent of Patton Boggs (included in Exhibits 5.1 and 8.0)*
23.1 Consent of Malizoa, Spidi, Sloane & Fisch, P.C.*
23.2 Consent of Ryan Beck & Co.
23.3 Form of Consent of Sandler O'Neill & Partners, L.P.
23.4 Consent of KPMG Peat Marwick LLP for First Source Bancorp, Inc.
23.5 Consent of KPMG Peat Marwick LLP for Pulse Bancorp, Inc.
24.0 Power of Attorney of Certain Officer and Directors of the Company
     (Located on the signature page hereto)
27.0 Financial Data Schedule
99.1 Pulse Bancorp, Inc.'s Proxy Card
99.2 First Source Bancorp, Inc.'s Proxy Card
99.3 Opinion of Sandler O'Neill and Partners, L.P., is included as Annex C to the Joint Proxy Statement/Prospectus
99.4 Opinion of Ryan, Beck & Co., is included as Annex D to the Joint Proxy Statement/Prospectus
___________
*  To be filed by amendment.

(b)  Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbridge, State of New Jersey on September 17, 1998.

FIRST SOURCE BANCORP, INC.


By:  /s/ John P. Mulkerin
     ---------------------------
     John P. Mulkerin
     President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John P. Mulkerin and Christopher P. Martin, jointly and severally, each in his own capacity, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully or do cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   Name                                                                         Date
   ----                                                                         ----
/s/ John P. Mulkerin               President, Chief Executive Officer and       September 17, 1998
----------------------------
John P. Mulkerin                   Director (principal executive officer)

/s/ Christopher P. Martin          Senior Vice President, Chief                 September 17, 1998
----------------------------
Christopher P. Martin              Financial Officer, and Treasurer and
                                   Director (principal accounting and
                                   financial officer)

/s/ Donald T. Akey MD              Director                                     September 17, 1998
----------------------------
Donald T. Akey MD

/s/ Harry F. Burke                 Director                                     September 17, 1998
----------------------------
Harry F. Burke

                                   Director                                     September 17, 1998
----------------------------
Keith H. McLaughlin

                                   Director                                     September 17, 1998
----------------------------
Philip T. Ruegger, Jr.

                                   Director                                     September 17, 1998
----------------------------
Jeffries Shein

/s/ Walter K. Thompson             Director                                     September 17, 1998
----------------------------
Walter K. Thompson

                               TABLE OF CONTENTS

List of Exhibits (Filed herewith unless otherwise noted)
2.1    Agreement and Plan of Merger, dated July 9, 1998, by and between First
       Source Bancorp, Inc. and Pulse Bancorp, Inc., is included as Annex A to the Joint Proxy Statement/Prospectus
2.2    Stock Option Agreement, dated as of July 9, 1998, by and between First
       Source Bancorp, Inc. and Pulse Bancorp, Inc., is included as Annex B to the Joint Proxy Statement/Prospectus
3.1 Certificate of Incorporation of First Source Bancorp, Inc., previously filed and incorporated by reference to First Source Bancorp, Inc.'s
       Registration Statement on Form S-1 (File No. 333-42757) dated December
       19, 1997
3.2    Amendment to the Certificate of Incorporation of First Source Bancorp,
       Inc., included as Annex F to the Joint Proxy Statement/Prospectus*
3.3 Bylaws of First Source Bancorp, Inc. previously filed and incorporated by reference to First Source Bancorp, Inc. Registration Statement on Form S-
       1 (File No. 333-42757), dated December 19, 1997
5.1    Opinion and Consent of Patton Boggs LLP*
5.2    Opinion of Malizia, Spidi, Sloane & Fisch, P.C.*
8.0 Opinion and Consent of Patton Boggs LLP as to certain Federal Income Tax matters*
10.0 1998 First Source Bancorp, Inc. Stock-Based Incentive Plan, is included as Annex E to the Joint Proxy Statement/Prospectus
12.0   Statement regarding Computations of Ratios, is included in the Joint
       Proxy Statement/Prospectus
23.0   Consent of Patton Boggs (included in Exhibits 5.1 and 8.0)*
23.1   Consent of Malizoa, Spidi, Sloane & Fisch, P.C.*
23.2   Consent of Ryan Beck & Co.
23.3   Form of Consent of Sandler O'Neill & Partners, L.P.
23.4   Consent of KPMG Peat Marwick LLP for First Source Bancorp, Inc.
23.5   Consent of KPMG Peat Marwick LLP for Pulse Bancorp, Inc.
24.0   Power of Attorney of Certain Officer and Directors of the Company
       (Located on the signature page hereto)
27.0   Financial Data Schedule
99.1   Pulse Bancorp, Inc.'s Proxy Card
99.2   First Source Bancorp, Inc.'s Proxy Card
99.3 Opinion of Sandler O'Neill and Partners, L.P., is included as Annex C to the Joint Proxy Statement/Prospectus
99.4   Opinion of Ryan, Beck & Co., is included as Annex D to the Joint Proxy
       Statement/Prospectus

__________
*  To be filed by amendment.